UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 1-K
ANNUAL REPORT PURSUANT TO REGULATION A

 For the fiscal year ended:
December 31, 2020

 Flora Growth Corp.
(Exact name of issuer as specified in its charter)

Ontario, Canada
(Jurisdiction of incorporation or organization)

N/A
(I.R.S. Employer Identification Number)

65 Queen Street West, Suite 900
Toronto, Ontario M5H 2M5
www.floragrowth.ca
(Address of principal executive offices)

(786) 396-2288
(Telephone number, including area code)

Units consisting of Common Stock, no par value and Warrants exercisable into additional shares of Common Stock
(Title of each class of securities issued pursuant to Regulation A)

PART II
INFORMATION TO BE INCLUDED IN REPORT
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.
The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:
• Our limited operating history and net losses;
• unpredictable events, such as the COVID-19 outbreak, and associated business disruptions;
• changes in cannabis laws, regulations and guidelines;
• decrease in demand for cannabis and derivative products due to certain research findings, proceedings, or negative media attention;
• damage to our reputation as a result of negative publicity;
• exposure to product liability claims, actions and litigation;
• risks associated with product recalls;
• product viability;
• continuing research and development efforts to respond to technological and regulatory changes;
• shelf life of inventory;
• maintenance of effective quality control systems;
• changes to energy prices and supply;
• risks associated with expansion into new jurisdictions;
• regulatory compliance risks;
• opposition to the cannabinoid industry;
• risks related to our operations in Colombia; and
• potential delisting resulting in reduced liquidity of our Common Shares
• Product liability
• reliance on licenses and authorizations;
•retention and acquisition of skilled personnel;
•risks inherent in an agricultural business;
•supply of cannabis seeds;
•competition;
•legal and regulatory proceedings;
•ability to establish and maintain bank accounts;
•insurance coverage;
•protected areas established by the National System of Protected Areas;
•changes in corporate structure;
•emerging market risks; and global economy risks.

Any forward-looking statement that we make in this Form 1-K speaks only as of the date of this Form 1-K.  Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this Form 1-K, whether as a result of new information, future events or otherwise, after the date of the Form 1-K

Item 1.  Business

Overview
CORPORATE STRUCTURE
Flora Growth Corp. (the “Company,” “Flora”, “we,” “our,” and “us”) was incorporated on March 13, 2019 in the Province of Ontario. Flora is an early-stage private company headquartered in Canada with a focus on cultivating, processing and supplying all natural, medicinal-grade cannabis oil extracts and related products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies.  We will require adequate funding from financing efforts to plant, grow and harvest our products on a commercial scale, to produce oil extracts, to access needed facilities and labor and to achieve large channel distribution of our products.
Our business operations are in Colombia and the United States. Our registered and head office is located at 65 Queen Street West, Suite 900, Toronto, Ontario M5H 2M5.  We own and operate subsidiaries as described below:
Cosechemos
Cosechemos is our 90% owned subsidiary, was incorporated on May 3, 2016 under the laws of Colombia and has its registered office address located at Carrera 25 # 29 - 87 Local 17 A, Giron, Santander, Colombia. Cosechemos operates its business of cultivation and processing natural cannabis into standardized, medicinal-grade oil extracts and related products.
Flora Beauty
Flora Beauty is our 87% owned subsidiary and was incorporated on January 14, 2020 under the laws of the State of Colorado.  Business operations and branch office are located in Colombia. Flora Beauty’s registered office and head office are located at 26 W Dry Creek Circle Ste 600, Littleton, CO, 80601. Flora Beauty’s principal executive office is located at Calle 93B #13-50 Bogotá, Colombia.
Ms. Vega, as the sole member of Ludic Investments LLC, a limited liability company organized under the laws of the State of Florida, is a founding partner of Flora Beauty. Ms. Vega has a 13% membership interest in Flora Beauty. Ms. Vega contributes her knowledge and professional experience in all aspects of the operations of Flora Beauty, including having decision making authority and participating in critical stages of different projects, positioning the Flora Beauty brands and products, approving internal and external communications, supporting the creation of advertising campaigns and content, and representing Flora Beauty in public events.
Flora Beauty has a 100% owned subsidiary, Flora Beauty LLC Sucursal Colombia (“Flora Beauty Sucursal”), incorporated on June 24, 2020, under the laws of Colombia and has its registered office address located at Call 93B #13-50 Bogotá, Colombia.  Flora Beauty Sucursal provides Flora Beauty with operational support in Colombia, allowing Flora Beauty to interact with Colombian regulatory authorities such as the Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”).
Breeze
Breeze, our 90% owned subsidiary, has its registered office address located at Calle 53 BIS Sur # 80 – 57, Bogotá, Colombia.  Breeze focuses on the design, development and manufacturing of dermo-cosmetic products to respond to the needs of consumers, health specialists, patients and therapists. Breeze also manufactures magistral formulations in Colombia, which are custom formulations prescribed by physicians according to the individual needs and symptoms of patients and prepared as prescribed by a certified pharmaceutical establishment using cannabis derivatives.
Flora Growth Sucursal
Flora Growth Sucursal is our wholly-owned subsidiary, was incorporated on March 3, 2020 under the laws of Colombia and has its registered office address located at Calle 93 B # 13-50, Oficina 101, Edificio Hernandez, Bogotá, Colombia.  Flora Growth Sucursal is an administrative company that services all of our subsidiaries in Colombia.  Flora Growth Sucursal has no operations other than providing administrative services to our subsidiaries.

Cronomed
Cronomed, our wholly-owned subsidiary, was incorporated on March 16, 2005 in Bogotá, Colombia. Cronomed’s business operations are in Colombia and its registered office address is located at Carrera 72 M Bis N# 37B-24 Sur Carvajal in Bogota, Colombia. Cronomed is focused on the commercialization and distribution of pharmaceutical and over-the-counter products, including dietary supplements, phytotherapeutic and nutraceutical products, supplements and related products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies.
Cronomed’s 100% owned subsidiary, Labcofarm Laboratorios S.A.S. (“Labcofarm”) was incorporated on November 20, 2012 under the laws of Colombia. Labcofarm’s operations include importing raw materials and other products needed for the production of its products.
Hemp Textiles
Hemp Textiles, our wholly-owned subsidiary, was incorporated on August 17, 2020 under the laws of the State of Florida and has its registered office address located at 2937 S.W. 27th Avenue # 104, Coconut Grove, FL 33133.  Hemp Textiles was formed to create and sell hemp-based clothing and textiles.
Hemp Textiles SAS
Hemp Textiles SAS, our wholly-owned subsidiary, was incorporated on June 25, 2020 under the laws of Colombia, and has its registered office address located at Calle 93 B # 13-50, Oficina 101, Edificio Hernandez, Bogotá, Colombia.  Hemp Textiles SAS provides wholesale distribution in Colombia and the United States for Hemp Fortex Industries Ltd., a fully vertically integrated global hemp textile producer. Prospect sectors to supply these textiles include: hospitality, medical, military and apparel sectors, among others with interest in the antibacterial and highly resistant properties of hemp.
Kasa
Kasa, our 90% owned subsidiary, has its registered office address located at Calle 93 B # 13-50 Oficina 101, Bogotá, Colombia. Kasa’s business operations are primarily in Colombia. Kasa is a private company headquartered in Colombia with a focus on designing, producing and supplying natural, no additive-added, no sugar-added juices, chocolate and chocolate related products to large channel distributors, including wholesale distributors, pharmacies, supermarkets and online distributors.
Kasa’s 100% owned subsidiary, Kasa Wholefoods, was incorporated on April 1, 2020 under the laws of Florida.
Pursuant to our articles of incorporation (our “Articles”), we are authorized to issue an unlimited number of Common Shares. As of April 29, 2021, we had 116,071,260 Common Shares issued and outstanding
The following diagram illustrates our corporate structure

Flora Growth Corp.
(Canada)
90%
87%
90%
100%
100%
100%
100%
90%
Cosechemos YA SAS (Colombia)
Flora Beauty LLC (USA)
Breeze Laboratory SAS (Colombia)
Flora Growth Corp. Sucursal Colombia (Colombia)
Grupo Farmacuetico Cronomed SAS (Colombia)
Hemp Textiles & Co LLC (USA)
Hemp Textiles & Co SAS (Colombia)
Kasa Wholefoods Company SAS Colombia (Colombia)
100%
100%
100%
Flora Beauty LLC - Sucursal (Colombia)
Labcofarm Laboratorios S.A.S. (Colombia)
Kasa Wholefoods Company LLC (USA)

Narrative description of the business
Our Mission
Our mission is defined by two guiding principles with the goal of improving the quality of life for people around the world. These principles guide our decision-making process and differentiate us from our peers (which peers are generally limited to cannabis oil production) based on our planned use of the entire cannabis plant to produce a suite of health and wellness products.
• Help People Restore and Thrive.  We develop products to positively affect the health and wellness of people. From medicines to consumer products, we strive to help our customers restore and thrive.
• Prioritize Value-chain Sustainability.  We care about our broader global impact, from production to consumption.  We make conscious decisions to prioritize sustainability across our value-chain.
Our Company
We cultivate and process natural, medicinal-grade cannabis oil and high quality cannabis derived medical and wellbeing products and intend to supply these premium products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies. We employ a vertically integrated structure, with operations based in Colombia, and are committed to becoming a competitive producer of low-cost, natural, medicinal-grade cannabis oils and extracts.
We are an emerging growth company and just began to generate revenues in August 2020 through our Flora Beauty LLC and our Hemp Textiles subsidiaries,  and in December 2020 following acquisitions of our Cronomed, Breeze, and Kasa subsidiaries. We will require additional funding from offerings of our securities  to begin to plant, grow and harvest our cannabis products on a commercial scale, to produce oil extracts, to access needed facilities and labor and to achieve large channel distribution of our products.
Our Brands and Products
We have developed in-house brands and have completed accretive acquisitions to capitalize on consumer and competitive trends with initial operations in Colombia and potentially in the United States.  These divisions fit within the health and wellness space, where we estimate revenue growth can be accelerated with new product offerings derived from our CBD oil.  We have not yet produced commercial grade oil extracts and will require adequate proceeds generated from additional offerings of our securities to do so. We will not have sufficient infrastructure as a grower or have the ability to extract CBD oil in any material amounts until our Research Technology and Processing Center has been constructed and becomes operational.
Our core products are inclusive of the following:
•Medicinal-Grade Cannabis. Our revenues are expected to begin July 2021, through our 90%-owned subsidiary, Cosechemos YA SAS;
•Cannabis Oils and Extracts. Our revenues are expected to begin July 2021, through our 90%-owned subsidiary, Cosechemos YA SAS;
•Skincare and Beauty Products. Our revenues commenced in August 2020, through our 87% owned subsidiary, Flora Beauty LLC;
•Dermo-Cosmetic Products. Our revenues commenced in December 2020, following our acquisition of our 90%-owned subsidiary, Breeze Laboratory S.A.S.;
•Pharmaceutical Products. Our revenues commenced in December 2020, following our acquisition of our 100%-owned subsidiary, Grupo Farmaceutico Cronomed SAS;
•Loungewear and Textiles. Our revenues commenced in October 2020 through our 100%-owned subsidiaries, Hemp Textiles & Co LLC and Hemp Textiles & Co SAS; and
•Food and Beverage Products. Our revenues commenced in December 2020, following our acquisition of our 90%-owned subsidiary Kasa Wholefoods Company SAS Colombia.

Our acquisitions have generated revenues as stand-alone entities prior to the December 2020 consolidation:  Cronomed since March 2005; Breeze since January 2013; and Kasa since July 2013.
Medicinal-Grade Cannabis, Cannabis Oil Extracts and Related Products
Through our 90% owned subsidiary, Cosechemos, we are focused on cultivating, processing and supplying natural, medicinal-grade cannabis oil, cannabis oil extracts and related products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies, as well as direct to consumer.

Our cultivation operations are currently in Colombia at the Cosechemos Farm, which is a 361-hectare property, and the Palagua Farms, which is a 1,900-hectare property.
The development of cannabis strains enables the selection of mother plants and identification of the concentrations of cannabinoids required for the formulations in which we intend to distribute. We are committed to developing final products consistent with medicinal cannabis industry standards and pharmaceutical procedures. Our products will include a variety of THC and CBD compositions designed to treat specific medical conditions. Currently, we are authorized to grow non-psychoactive cannabis (less than 1% THC), and we received a psychoactive cannabis license (higher than 1% THC) in March 2021 from Colombian regulators.  Now that we have received the psychoactive cannabis license, the composition of the strains we expect to grow will include a wide range of THC and CBD ratios.
We intend to support the entire marketing and sales process, develop the necessary knowledge to generate trust and encourage the proper use of the product by users. We will employ a hybrid business-to-business (“B2B”) and business-to-consumer (“B2C”) sales and distribution model for our products. Targeted B2B customers will primarily consist of finished goods manufacturers, research organizations and pharmaceutical companies.
However, with respect to B2C channel sales, we do not plan to market products directly to end consumers but rather through channel distributors including medical clinics, pharmacies, and manufacturers of cosmetic products. We will strive to create allies within the healthcare process (clinics and doctors’ offices) that formulate and believe in cannabis therapies. We will aim to create a network of doctors and related health personnel to meet the needs of the market and through a defined system know and manage the product with confidence and tranquility and at the same time distribute the product in an agile and safe way. We believe that new information technologies will be a key part of this strategy in order to have the market educated on the formulation trends of use and consumption of cannabis. These technologies will be used to educate the medical specialists of the selected branches (neurologists, psychiatrists, rheumatologists, oncologists, etc.) and create the necessary confidence so that the patients they attend have the possibility of receiving cannabis therapies as a complement to traditional therapies.
Moreover, we are developing marketing and commercial strategies focusing on the following topics: marketing, strategic planning and sales tactics (line leaders, visitors and promoters); scientific contents; institutional relations; customer service, after sales; and information systems and management platform.
Skincare and Beauty Products
Through our 87% owned subsidiary, Flora Beauty, we manufacture and sell skincare and beauty products made with innovative ingredients such as CBD oil extract, hemp beads for exfoliators and other natural ingredients through Flora Beauty’s two brands, Mind Naturals and Ô.  Flora Beauty sources CBD, cosmetic ingredients and packaging components from a global supply chain for manufacturing and packaging its Mind Naturals and Ô products.  Upon Cosechemos obtaining regulatory approval to commercially cultivate cannabis, Flora Beauty will use CBD oil from Cosechemos to manufacture its products.
Flora Beauty entered the United States skincare market with sales commencing in September 2020 with its first brand, Mind Naturals, and developed its second brand, Ô, in November 2020.  Mind Naturals and Ô inaugural lines exemplify a socially conscious approach to the industry by creating products that are paraben and phthalate free, vegan, and absent any ingredients that utilize animal-testing.  Marketing efforts for such brands will include a cohesive marketing strategy to attract and retain consumer loyalty for its brands, including websites for Mind Naturals (www.mindskincare.com) and Ô (www.lifeinô.com).

Mind Naturals
The Mind Naturals skincare brand is formulated with CDB oil as its key ingredient, alongside other natural ingredients, some of which are endemic to Colombia. Currently, there are four products under the Mind Naturals brand:
(1)	Cleanser: The product is designed to be a gentle gel cleanser is used to remove makeup. The cleanser is creamy and smooth in texture, designed to dig deep and cleanse the skin without peeling it.
(2)	Eye Cream: The eye cream is designed to decompress and recharges the skin with hyaluronic acid-based, aimed to generate smoother skin and diminish expression lines.
(3)
Moisturizer: The moisturizer is designed to feed the skin with antioxidants and is formulated with hyaluronic acid, vitamin E from cacay oil, and CBD.  The moisturizer is designed to nourish and replenish, leaving a smooth and dewy complexion.

(4)	Hydrating mask: The relaxing hydrating mask treatment can be used twice a week to enhance the effects of the other three products.
Ô
Ô, is a brand inspired by the amazing moments of life, the beauty of the world, its biodiversity, and the beauty that everyone can find in themselves.  The difference in ingredients in the Mind Naturals products and Ô products is the concentration of the active ingredients, such as the CBD and the delivery methods. Ô’s initial portfolio of products is similar to Mind Naturals and includes a cleanser, eye cream, moisturizer and a nourishing mask:
(1)	Cleanser: The cleanser is designed to remove impurities and prepare the skin for its daily routine. Its special ingredients include CBD, cold-pressed coconut oil, and cacay oil.
(2)	Eye Cream: The eye cream is designed to provide a smooth finish and eliminate fine lines and under-eye bags. Its special ingredients include CBD and sacha inchi oil.
(3)	Moisturizer: The moisturizer is designed to replenish your skin and deliver a healthy complexion. Its special ingredients include CBD, calendula extract, aloe vera, and cacay oil.
(4)	Nourishing mask: The nourishing mask is designed to rejuvenate your skin and deliver an alluring glow. Special ingredients include CBD and sacha inchi oil.
Dermo-Cosmetic Products
Our 90% owned subsidiary, Breeze, focuses on the design and development of dermo-cosmetic products to respond to the needs of consumers, health specialists, patients and therapists. Breeze also manufactures custom formulas and premium personal care products for B2C clients made at its Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”) and FDA registered laboratory and provides Breeze’s clients with access to its technical team of chemists, specialists and its INVIMA and FDA registered laboratory. This partnership ensures that clients are part of the product development process.
Custom formulas may range in complexity from a single ingredient product to a product featuring multiple ingredients. The custom formulation process includes the modification of an existing product or the development of an entire new product to target a specific concern. Breeze currently provides a variety of custom products for established customers and is involved in every phase of product development.

Breeze’s portfolio of products and services include the following:
•	White Label: development and production of brands for businesses.
•	Custom Formulas: specific customized needs for patients and consumers.
•	Dermo cosmetic products: intended for plastic surgeons, cosmetic surgeons, dermatologists and clinicians in other specialties.
•
Private Label: brands developed for our intra-company divisions and spa products intended for beauticians and beauty treatment professionals for beauty treatments such as weight reduction and skin appearance improvement.

•	Bottling and Packaging Services: to maximize idle time and laboratory output.

95% of Breeze’s suppliers are local suppliers, which offer national and foreign origin raw materials and have 80% immediate availability (maximum time of 8 days). The other 20% of raw materials are managed with a delivery time between 30-90 days depending on the material. Breeze utilizes high quality materials that are certified internationally by ECOCERT, Cosmos, among others.
Breeze is also a strategic partner for the companies within the Flora group of companies. Breeze manufactures all the products in the Flora Beauty brand portfolio as well as the entire Almost Virgin brand portfolio from Kasa In the fourth quarter of 2021, Breeze will begin the manufacturing process for all of Cronomed’s beauty products.  Upon Cosechemos obtaining regulatory approval to commercially cultivate cannabis, Breeze will utilize CBD oil from Cosechemos to manufacture CBD infused products, which will lead to better margins and vertical integration of the supply chain.
Pharmaceutical Products
Our wholly-owned subsidiary, Cronomed, employs a business-to-business (“B2B”) model, selling its products to wholesalers, pharmacies and retailers. Cronomed is focused on the commercialization and distribution of pharmaceutical and over-the-counter products, including dietary supplements, phytotherapeutic and nutraceutical products, supplements and related products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies.
Currently, Cronomed offers 56 different products. Cronomed is developing 13 additional products focused on the over-the-counter medicinal market. These new products include five antibiotics (Amoxaciline-Dicloxaciline-Clindamicine-Cefalexine-Clotrimazol), three gastrointestinal (Simeticone-Aginato-Esomeprazol), one analgesic (Meloxicam), one antiparasitic (Nitazoxanide), one antihistamine (Desolaratadine), one mucolytic (Acetylcysteine) and one erectile dysfunction (Tadalafil).
Cronomed uses third-party white-label producers (including international suppliers Athena from France and Nyells from the United States, and domestic suppliers such as Coaspharma, Colompack, Syntofarma, Vital Hands, Nutripharma, among others) to manufacture its products under its various brands and has strong relationships with such producers and suppliers of raw materials.  Currently, Cronomed uses 16 different producers to produce its 56 products in Colombia. In addition, Cronomed acquires the majority of its raw materials in Colombia.  All the active pharmaceutical ingredients (API) are supplied by international companies from various countries including the United States, China and Germany.

Loungewear and Textiles
Through our wholly-owned subsidiary, Hemp Textiles, we develop, manufacture and sell hemp-based products on a hybrid B2B and B2C model. Hemp Textiles products are currently manufactured in Colombia using hemp from Turkey and China.  As our hemp cultivation at Cosechemos becomes commercially operational, Hemp Textiles will use hemp from the Cosechemos Farm for its products. In June 2020, Hemp Textiles launched its inaugural loungewear brand, Stardog Loungewear, and a new business line consisting of the commercialization of hemp textiles launched in the first quarter of 2021.
Under the “Stardog” brand, Hemp Textiles launched its inaugural set of products, including copper infused hemp facemasks, jogger pants, house shoes, crew neck sweaters, hoodies, t-shirts, henley shirts, robes and shorts. Such products are sold directly to consumers via the website www.stardogloungewear.com.   Although most of the Stardog Loungewear sales are expected to take place in the United States, Hemp Textiles is able to distribute its products worldwide. Hemp Textiles incorporates a pre-order business model in which it only produces what it has sold previously to limit inventory and associated costs.  Hemp Textile’s main marketing efforts are focused on digital strategies working with social media influencers, digital advertising, public relation firms, paid media and email marketing.  Facebook advertisements will be the main source of traffic to the Stardog Loungewear website.
According to the U.S. Department of Agriculture’s February 2020 Economic Viability of Industrial Hemp in the United States: A Review of State Pilot Programs, hemp fabrics are mostly found in China due to the lack of stringent cannabis restrictions. In addition, prices have remained stable among the biggest suppliers.  Hemp can grow every 4 months even with a shortage of water, so it can adapt to a variety of conditions. Gradually, the Hemp Textiles business will be vertically integrated, as Cosechemos is testing and developing a variety of hemp strains that fully adapt to the environmental conditions at the Cosechemos Farm. Producing our own fabrics in-house would increase operational margins significantly, as it is our biggest cost center.
We are also focused on the production of a line of textiles servicing the hospitality, medical and clothing industries on a B2B basis.  Hemp Textiles SAS has agreed to wholesale distribution in Colombia and the United States for Hemp Fortex Industries Ltd., a fully vertically integrated global hemp textile producer.  Sectors that we expect to supply these textiles include: hospitality, medical, military and apparel sectors, among others with an interest in the anti-bacterial and highly resistant properties of hemp.
Food and Beverage Products
Our 90% owned subsidiary, Kasa, designs, produces, and supplies natural, no additive-added, no sugar-added juices, chocolate and chocolate related products to large channel distributors, including wholesale distributors, pharmacies, supermarkets and online distributors. Throughout 2020, Kasa has focused its research and development efforts on a water soluble cannabinoid solution to infuse cannabinoids into its products.
Kasa owns the Mambe brand of products, which includes juices, exotic fruits coated with chocolate, chocolate bars (with non-GMO and Kosher certifications) and dried fruits and pulp from Amazonian fruits. Mambe products are made using organic and sustainable methods.
Kasa’s juice co-packer operations are in Rionegro, Antioquia, Colombia, where Kasa produces its inventory for its business, from fruits and pulps to the RTD 250ml Juices.
Kasa’s chocolate and botanicals co-packers are based in Bogotá, Colombia, strategically in the center of the country to attend domestic and international distribution.

Kasa’s main chocolate co-packer is Casa Luker S.A, with over 110 years in the chocolate business, and Kasa’s juice co-packer is Hotfill S.A.S, who runs one of the biggest production (RTD) facilities in the region. Kasa’s two main clients in Colombia are Jeronimo Martins, with stores and discount supermarkets, and BBI Colombia S.A.S, with TOSTAO coffeeshops. Kasa currently has over 1,000 points of sale in Colombia. The location of its facilities offers Kasa the opportunity to distribute high quality, healthy beverages to the entire country and both ports in the Caribbean and Pacific.
Raw materials comprise mainly glass, fruits and aluminum. The aluminum for lids and glass for the 250ml bottles comes directly from Peldar O-I (Owen Illinois) producing glass in Colombia and importing lids from Mexico.  Harvest seasons drops prices of fruit significantly, but Kasa’s current negotiations have a fixed price for the whole year supply.
In addition, Kasa has developed a unique blend of organic botanical sexual wellness products designed to promote sexual arousal and help people enjoy the most of their sexual experience under the Almost Virgin brand for the Colombian and North American markets.  These product lines are developed and ready for international distribution.
To market its products, Kasa is focusing on digital strategies, such as working with influencers, digital advertising, public relations, social media, paid search and email marketing to widen reach of its products and brands through wholesale, retail and e-commerce

Our Industry
Expanding Cannabis Market
We are targeting what we believe to be a lucrative cannabis market, which is growing at 50% per year and projected to reach $20B by 2024 globally, according to BDS Analytics.  Our current focus is on selling our products in the United States and Colombia in the short term, with expansion to other Latin American countries, Canada and Europe, subject to regulatory conditions in such countries. We believe that the concentrates and oils segments present the biggest opportunity in the cannabis market, creating a compelling value proposition for our pharmaceutical-grade cannabis oil. Nonetheless, we believe that the cannabis market presents a natural opportunity to diversify revenue streams across consumer segments including wellness, beauty, loungewear, textiles and food and beverages.
The rapid growth of the global cannabis market is attributed by many to be the result of the positive legislative developments around the globe and increasing recognition for its use in medicinal and wellness application.

USD $20B

Projected global market size by 2024 [1]

45%

Share of cannabis market

USD $10B
projected US market size by 2024
2019
2020
2021
2022
2023
2024

50% CAGR

CBD market poised for rapid growth[2]

(1) https://bdsa.com/wp-content/uploads/2019/08/BDS-Analytics-The-Global-Cannabinoids-Market-Will-CBD- Overtake-THC.pdf
(2) 2019 Hemp and CBD Industry Factbook

Colombia
Cosechemos was strategically selected as our flagship cultivation facility due to the exceptional growing conditions that are expected to yield low-cost high-quality cannabis.  The Colombian market offers us a cultivation environment that we believe yields exceptional growing economics and an attractive business environment that is equally favorable to us.  We intend to serve the domestic Colombian market and certain countries in Latin America that have legalized medicinal cannabis and allow for the importation of CBD-based products, addressing the medicinal cannabis needs of prospective Colombian patients with conditions potentially suitable for treatment with medical cannabis. Colombia is also one of the world’s top cut flower producing regions. The skills of its many experienced horticultural workers are quickly transferable from flowers to cannabis. Additionally, the cost of agricultural labor in Colombia is less than a quarter of U.S. labor even with fair labor standards now in place throughout the industry to ensure safe and respectful working environments and fair wages. Moreover, the equatorial location of its facilities offers us the opportunity to cultivate the highest quality cannabis flowers and produce correspondingly high-quality oil extracts.
While Colombia-based cultivation yields exceptional growing economics, the broader Colombian investment environment is equally favorable to us.  Colombia is the third largest economy and population (45.5 million) in Latin America; over the last 10 years, the Colombian economy grew more than the average growth for Latin America and the Caribbean.
In addition to serving as an attractive business environment, Colombia is a reliable partner.  Colombia is considered the closest political and commercial ally of the United States in Latin America.  Moreover, Colombia has one of the most productive and highest-skilled manual labour forces available in South America.  Colombia is also a member of the OECD, a sign of what we believe to be economic stability, transparency and government discipline.
Moreover, Colombia is ideally located both globally and locally.  Colombia has more than 18 trade agreements worldwide, including with the United States, Canada, and the European Union, and is a founding member of the Pacific Alliance Regional trade block.  This gives Colombian-based companies preferential access to more than 65 countries.  In addition, Colombia’s geographic access to global markets and well-developed infrastructure result in reduced costs and delivery times according to United Nations, JP Morgan, World Bank.
Rest of the World
While Colombia represents the largest near-term opportunities with respect to the CBD market, many other countries around the world are also legalizing medicinal cannabis at a rapid pace.  Australia, Argentina, Brazil, Chile, New Zealand and South Africa are among countries that have legalized medical cannabis for certain accepted uses.
Medicinal Cannabis Market
We intend to serve the domestic Colombian market and certain countries in Latin America that have legalized medicinal cannabis and allow for the importation of CBD-based products. Our CBD dominant cannabis products will mainly be focused on addressing the medicinal cannabis needs of prospective Colombian patients with conditions potentially suitable for treatment with medical cannabis. Such conditions include anxiety, insomnia, anorexia, chronic pain, epilepsy, chemotherapy-induced nausea and vomiting, post-traumatic stress disorder (PTSD), Parkinson’s disease, Tourette syndrome, irritable bowel syndrome (IBS) and spasticity associated with multiple sclerosis (MS) and spinal cord injury (SCI).
Prohibition Partners estimates a need for medical cannabis production in Colombia to treat pain and pain symptoms of 4.5 million patients domestically in addition to noting that 60 million patients in Latin America suffer from conditions such as cancer, multiple sclerosis and epilepsy. In Colombia alone, it is estimated that more than 2.2 million people suffer with chronic pain, some 475,000 suffer post-traumatic stress disorder and another 520,000 have insomnia.
The market for medicinal cannabis in Colombia is characterized by a structural shortage of supply, with few authorized producers of THC dominant cannabis. There are comparatively more producers of CBD dominant cannabis as production of CBD cannabis is not subject to the quota system in Colombia. Although competition in the market is growing, management believes that we are competitively positioned to capitalize on its early mover status and satisfy a significant portion of the market’s demand for medicinal cannabis.
The global cannabis industry is experiencing significant change as governments embrace regulatory reform, liberalizing the production and consumption of cannabis. It is possible that foreign corporations may enter the Colombian market as a result of Colombia’s regulatory regime, creating the prospect of Colombia becoming a hub for future industry development. In addition, we may face new competition with other licensed cannabis producers offering similar products to our products.

We believe that, as global cannabis regulations continue to transform, Colombia may potentially legalize non-medicinal cannabis use following the example of countries such as Uruguay and Canada, which have both recently legalized adult-use recreational cannabis nationally. We believe that such an event would become a key factor for the Company’s future growth prospects, as such, we will continue to proactively monitor Colombia’s legal cannabis environment and plan accordingly for any potential changes to the country’s legal cannabis framework.
We believe that the concentrates and oils segments present the biggest opportunity in the cannabis market, creating a compelling value proposition for our pharmaceutical-grade CBD oil. Nonetheless, we believe that the CBD market presents a natural opportunity to diversify revenue streams across consumer segments including wellness, beauty, and food and beverages.
Skincare and Beauty Market and the Cosmetics Sector
Part of our objectives are to conquer the beauty and wellness markets in the United States and Colombia, give visibility to the quality of the products that are grown and developed in Colombia, and create skincare and beauty products that promote well-being and are part of the beauty routine of the more conscious women. We leverage expertise from industry and business leaders and preserve the traditions of Colombian culture to ensure we develop skincare and beauty products that match the needs of today’s consumers.
Our focus is on selling the Flora Beauty skincare products in the United States and Colombia in the short term, with expansion to other Latin American countries, Canada and Europe, subject to regulatory conditions in such countries.  Presently, each of the United States and Canada allows for the commercial production and distribution of skincare products containing CBD.  Flora Beauty’s products are already being sold in Colombia at S.A.C. I. Falabella (“Falabella”) and online at www.mindskincare.com and www.lifeinô.com.  Falabella has retail stores in large South American countries such as Chile, Peru, Argentina and Colombia and is considered the largest and most valuable retail company in Latin America.
According to Prohibition Partners, a leading market intelligence firm on the global cannabis industry, the beauty industry worldwide generated $524 billion in revenue in 2019 and is projected to grow to over $800 billion by 2023, making it one of the fastest growing segments in retail. At the center of it is the United States, which represents $20 billion in sales and leads the world in trends and brand adoption.  The global CBD skincare market was valued at $710 million in 2018 with projected sales of $959 million by 2024. The sector is likely to continue to gain credibility with more launches from major players in the coming years, and, as a result, CBD skincare could account for around 10% of global skincare sales by 2024.
Moreover, we believe the cosmetics sector is a growing market in Colombia and in the world.. The director of the Chamber of the Pharmaceutical and Toiletries Industry of the National Association of Business of Colombia (ANDI) reported that in 2019 the cosmetics industry represented sales of more than $3.57 billion in Colombia. Breeze anticipates competing with other manufacturers of dermo-cosmetic products in Colombia as it moves forward with the execution of its international business plan.
Pharmaceutical Market and Health Sector
According to the data reported to the Drug Price Information System, pharmaceutical sales have shown sustained growth in recent years, although in 2019 it grew at the lowest rate since 2015.  In turn, the units sold rose from 1,06 billion in 2018 to 1,08 billion in 2019, showing a 2% increase.

The health sector in Colombia offers various business opportunities in vaccine and biotechnological drug production centers, as well as in the medical cannabis market.  We are working with Cronomed’s existing research and development team to explore how Cronomed’s product line can incorporate our CBD-oil to improve the effectiveness of its products and develop new products using CBD as an active ingredient. We believe that Colombia has become a benchmark in this industry as, to our knowledge, one of the first countries to structure a regulatory framework for the safe and informed access to the medical and scientific use of the plant and its derivatives. Furthermore, the chemical sector in Colombia has adopted several international regulations, such as the Good Laboratory Practices (GLP) and the Globally Harmonized System (GHS).  In addition, Colombia has implemented its own control system for substances that could be used for illegal purposes, and it is currently implementing environmental protection systems such as the Pollutant Release and Transfer Registry (PRTR).
Despite Colombia’s struggle with counterfeit medicines and restrictive pharmaceutical pricing environment, the country’s large and burgeoning population and recent legislative commitments to improving healthcare access will continue to offer growth opportunities to drug-makers, like Cronomed.  Nonetheless, Cronomed anticipates competing with other manufacturers and distributers of over-the-counter pharmaceutical products in Colombia, the United States and Canada as it moves forward with the execution of its international business plan. Cronomed’s operations and ability to compete internationally will benefit from joining our group of companies due to vertical integration synergies and access to our management team, board of directors and advisors as well as capital to grow its business.
Pursuant to its marketing plan, Cronomed 10X, Cronomed intends to increase its current market share and net sales ten times in the next three years (2023) from $1.3 million to $13 million by selling its pharmaceutical products in the domestic market in Colombia and targeting foreign export of certain non-pharmaceutical products to the United States. To achieve these objectives, Cronomed will need to increase its sales team to be able to target each region of Colombia.  Further, Cronomed intends to liaise with medical clinics and doctors’ offices to educate medical professionals about Cronomed’s products.  Cronomed will be unable to expand distribution of certain of its pharmaceutical products into the United States without approval from the FDA. Until our revenues increase, we will not have the capital resources to obtain approval from the FDA nor to conduct adequate market research to adapt products and marketing to the needs of the market.
Loungewear and Textiles Market
According to Global Newswire, the global sleepwear and loungewear market are poised to grow by $19.5 billion during 2020-2024, progressing at a CAGR of 9%.  Moreover, according to Bloomberg, the loungewear market is expected to reach $47.8 billion by 2025, making it a very interesting market to focus on.  While apparel sells were down in 2020 by 52%, loungewear sales grew by 22.5%, representing a compound gap of 77.5% according to Forbes. This contrast has made many players turn their eyes to the loungewear subcategories, such as activewear, sleepwear and home comfort wear. Some companies in the sector, such as Alo Yoga, had 40 million in sales on cyber Monday alone. Lululemon is expected to hit a $50 billion market cap this year and was listed by the Financial Times as one of the companies that has had the biggest growth during the COVID-19 pandemic.
While this indicates a strong interest for loungewear products by consumers, it also indicates the level of competition that there already is. The clothing and loungewear in Colombia and the United States is highly competitive with a few companies sharing a large share of the market, however, we believe that there is a need in the marketplace for hemp-based products specifically.
In addition, our loungewear and textiles business have a degree of seasonality due to the fact that the fabrics are warm and are designed to be loungewear.  To mitigate any seasonal risk, Hemp Textiles is designing a summer collection to be suitable for warmer seasons.  Nonetheless, in the retail sector, the e-commerce second semester is typically stronger than the first semester, in part, due to increased consumer buying during the holiday season.

Food and Beverages Market
Kasa’s principal market over the last three years for its Mambe juices has been in Colombia, primarily in supermarkets, hard discount retailers, coffee shops, restaurants and airports in Bogotá, Colombia, including well-known Colombian retailers Tostao, Jumbo, Ara, Xue and Sipote Burrito. Kasa’s products are not subject to strong seasonability concerns in Colombia.
Kasa intends to expand its operation and business over the entire Colombia domestic territory over the next three years and export its portfolio of products to the United States and Canada. The Almost Virgin brand and Mambe chocolates and juices will be available, without any cannabinoids, in the United States and Canada during the first quarter of 2021.  Kasa intends to distribute its juices, chocolates and botanicals with CBD, CBN and CBG in the North American market as soon as possible, subject to approval from the U.S Federal Food and Drug Administration. Moreover, Kasa has already exported initial stock to Montreal and Miami to distribute with its e-commerce platform the Almost Virgin Sexual wellness product lines (www.almost-virgin.com).
In addition, Kasa is aiming to penetrate the Canadian market with its chocolates, initially targeting Toronto, Ottawa and Montreal, with its first buyer being Expod Services de Exportation (based in Montreal). According to Statista, Canada’s revenue in the confectionery segment amounts to $9.44 million in 2020. The market is expected to grow annually by 1.8% (CAGR 2020-2025).  In global comparison, most revenue is generated in the United States ($176.01 million in 2020).  The average per capita consumption stands at 24.9 kg in 2020.
With respect to the juice market, Kasa aims to penetrate the Canadian market and later into the United States in 2021.  According to Statista, global soft drink revenue amounted to a volume of $667.38 million in 2020. In global comparison, most revenue is generated in the United States ($280.51 million in 2020).
Kasa’s erotic botanicals also have very interesting market opportunities in Canada and in the United States. According to Statista, revenue in the beauty and personal care market amounts to $77.99 million in 2020. The market is expected to grow annually by 4.3% (CAGR 2020-2025). The personal care market experienced a market volume of $36.67 million in 2020. In global comparison, most revenue is generated in the United States ($77.99 million in 2020).
Competition
The market for medicinal cannabis in Colombia is characterized by a structural shortage of supply, with few authorized producers of tetrahydrocannabinol, or THC, dominant cannabis. There are comparatively more producers of CBD dominant cannabis as production of Cannabidiol, or CBD, cannabis is not subject to the quota system in Colombia, which is a system established by the Colombian government to limit the production volume of cannabis plants and derivatives. Although competition in the Colombian market is growing, we believe that we are competitively positioned to capitalize on our early mover status and to satisfy a significant portion of the market’s demand for medicinal cannabis.
Due to the competitive and dynamic nature of the emerging cannabis products market and rapid changes in the regulatory environment, we recognize the need to remain flexible, so we can react to opportunities and risks as they develop. We will continue to re-evaluate and re-prioritize our strategies to respond to these developments. We are actively fostering a culture of continued agility and exploration since the ability to pivot depending on market dynamics will deliver competitive advantage.
Our experienced management team provides us with a competitive advantage in the emerging cannabis industry.
Management expects that its experience and fundamental understanding of Colombia’s regulatory framework, the agricultural and scientific processes necessary to develop high quality and consistent medicinal cannabis products provides the Company with a competitive advantage in the emerging cannabis industry.

We utilize the Colombian cultivation advantage for the operation of our business.
We anticipate growing cannabis outdoors in Colombia with environmental conditions that allow us to have 3+ crop cycles (harvests) per year, compared to 1-2 in other countries.  This allows us to grow cannabis at a very low cost. Further, according to Bloomberg, the strength of the US dollar is projected to provide us with a cost advantage over our competitors, due to each dollar going further in Colombia as compared to other countries (1 USD = 3,750 Colombian pesos). In addition, according to Digital Logistics Capacity Assessments, Colombia has a workforce highly-skilled in agriculture at only 1/10th of the cost compared to the United States.
In addition, we believe that the following competitive strengths in Colombia and the United States have contributed to our success thus far and differentiated us from our competitors:
Colombia
 •       Our acquisitions in Colombia of Kasa, Cronomed and Breeze which businesses have some years of operating history, sales and brand recognition;
•	Our Partnerships with Laura Londono and Paulina Vega, well known celebrities in Colombia and Latin America;
•	Following our planned commercial production CBD, we anticipate using CBD in our products as opposed to purchasing which gives us access to high quality lower-priced CBD;
•	Synergies associated with producing our products out of our recently acquired Quipropharma laboratory; and
•	Our strong distribution relationships in Colombia for the product categories Flora offers.

United States

•	Our emerging business producing products in Colombia at a low cost and exporting to US;
•	Strength of the dollar compared to Colombian peso;
•	Our expanding product portfolio that allows for revenue diversification;
•	Paulina Vega, former Ms. Universe, has a strong profile with US Hispanic consumers;
•	Vertical integration that ensures quality of raw materials and cost efficiencies;
•	Sustainability focus that includes natural ingredients, ecological packaging and organic practices;
•	Our ability to utilize skilled labor in Colombia for efficient costs and production; and
•	Positive regulatory environment that supports exports into the United States.

We produce natural cannabis and derivative products to capitalize on rapidly growing consumer segments.
Natural and sustainable products across food and beverage, cosmetics, and medicinal markets are projected to grow rapidly as consumers prioritize healthy and sustainable products that are good for themselves, their family, and their environment.

We have implemented a structure of synergy within our operations.
Breeze provides turn-key solutions for skincare professionals and innovated by modifying a business model that already existed but has not been adapted to the needs of consumers. Breeze adopted efficient manufacturing practices and logistics to meet the doctor’s expectation in terms of image, product functionality, profitability, minimum quantities to manufacture and delivery times. 80% of clients are new companies that cannot find an option in the market to manufacture high quality cosmetic and dermo cosmetic products. Breeze supports the product design process through specialized technical assistance. Breeze’s commercial success has been founded in the synergy between its technical and commercial teams. Technical experts and chemists oversee the client development portfolio. This approach allows prospective clients access to product experts that help solve for specific needs. The team provides firsthand knowledge and support. This approach has been extremely successful, and the company has been able to build over a 300+ client portfolio.
Our Growth Strategies
Our goal is to become a market leader in the in the cultivation and processing of natural, medicinal-grade cannabis oil and high quality cannabis derived medical and wellbeing products for large channel distributors, including pharmacies, medical clinics, and cosmetic companies, by expanding our production capacity, creating sustainable and natural products, expanding our geographic footprint, continuing to explore strategic partnerships and pursuing accretive acquisitions to supplement our organic growth.  These key growth strategies are set forth below.
Expanding our production capacity.
In the near term, our primary strategy is to expand our production capacity and related infrastructure to meet existing demand in the United States and Colombia.
Following the successful cultivation of 100 hectares at the Cosechemos Farm, obtaining adequate financing, if needed, and subject to demand for Cosechemo’s products, we intend to expand our operations by cultivating non-psychoactive cannabis at the Palagua Farms and intend to use 50 hectares for such cultivation at the Palagua Farms.  Following the successful cultivation of the first 50 hectares, the Company can cultivate up to an additional 1,850 hectares at the Palagua Farms. As a result, we would be able to increase our cannabis products production capacity for our subsidiaries.
Breeze is currently negotiating the acquisition of a GMP-C certified laboratory to increase its production capacity and to be able to service international markets in the future.
Creating Sustainable and Natural Products.
We believe that sustainable innovation is key to achieving our production objectives, and the main driver to our product development approach. All Flora Beauty packaging is designed to be sustainable (for example, utilizing sugar cane tubing) to help reduce the environmental impact and support sustainability goals. We are also in the process of achieving Environmental Working Group (“EWG”) certification for the two Flora Beauty lines. EWG is a non-profit, non-partisan organization dedicated to protecting human health and the environment.
Through our strategy of sustainable and natural product development and packaging, we are committed to manufacturing products that are respectful to the environment and based on the 4Rs of resources management: Recycle, Reduce, Replace and Reuse.  We believe that sustainable innovation is key to achieve our goal, and the main driver to our product development approach, which includes creative design, researching new materials, and increasing awareness about the lifecycle of our packaging solutions.
Moreover, Flora Beauty is committed to the development of products that are natural and sustainable with HERO ingredients all based in nature and investing in high-quality packaging with renewable, biodegradable, and recycled materials, that minimize carbon footprint.
Expanding our geographic footprint.
Our current focus is on selling our products in the United States and Colombia in the short term, with expansion to other Latin American countries, Canada and Europe, subject to regulatory conditions in such countries.  In order to expand into these new jurisdictions, we will have to obtain the necessary approvals and licenses and conduct adequate market research to adapt our products and marketing to the needs of those markets.

Exploring strategic partnerships.
Because we offer a wide variety of cannabis related products, including beauty and skincare products, foods and beverages, and clothing products, we believe that we can create a competitive advantage by partnering with national and multinational companies, across various product categories to jointly develop and market branded cannabis offerings.
In addition, by partnering with global beauty influencers, like Ms. Vega, we believe that we can leverage their deep connections with consumers, ensuring that our products deliver on the ever-changing needs of today’s wellness and beauty market. We anticipate that such engagement would help drive sales through e-commerce channels.
Pursuing accretive acquisitions.
We believe that our deal-making capabilities and experience will allow us to successfully identify, consummate and integrate acquisitions. The cannabis industry is highly fragmented and as it continues to evolve, we expect significant industry consolidation in existing and new markets. We believe that our deal-making capabilities and experience will allow us to successfully identify, consummate and integrate acquisitions. As a public company, we would have greater ability to finance acquisitions, including through using our equity as consideration and accessing the capital markets.
Regulatory Environment
Our operations require receipt of certain governmental approvals, licenses and permits.  A summary of such governmental approvals, licenses and permits are set forth below.  Also see “Business—Our Intellectual Property Portfolio.”
Cosechemos Operations and Cultivation Licenses
Import and Export Licenses
Cosechemos will be required to comply with the importation laws, rules and regulations of each country in which it looks to export its products to.  Cosechemos will need to obtain the ICA (Colombian Institute of Agriculture) Permit, which is expected in the third quarter of 2021. Other than approval from the ICA to register CBD strains with the national cultivar registry, Cosechemos does not need any other licenses or permissions to commercially cultivate and export CBD-based products or derivatives from non-psychoactive cannabis outside of Colombia.
Presently, Argentina, Chile, Ecuador, Uruguay and Peru allow for the importation of CBD-based products. We have commenced discussions with potential partners and customers in these jurisdictions, and we expect to export to these countries during the third quarter of 2021, assuming we have received the requisite regulatory approval and adequate funding will enable a commercial-scale harvest.  We do not presently have the customary import approvals from countries outside of Colombia to import our cannabis-based products into such countries and expect to apply for licenses and obtain such approvals in the third quarter of 2021, subject to adequate funding.  We intend to use proceeds from the Regulation A Offering and future offerings of our securities to apply for and obtain such approvals.  We may need additional financings to achieve the foregoing objectives, and such financing is not guaranteed on acceptable terms or at all.
Fuente Semillera License
Up until December 31, 2018, under article 2.8.11.11.1 of Decree 631 of 2018, licensed cannabis producers had the right to register before the Colombian Agricultural Institute (“ICA”) the genetics of any cannabis strain found in Colombia without having to declare or specify its origin. This right, known as “Fuente semillera”, works a mechanism to legalize the sources of cannabis genetics already existing in Colombia, by allowing licensees to initiate the formal proceedings before the ICA, required to register such genetics in the Colombian National Plants Registry or “Registro Nacional de Cultivares.”  In this sense, each strain registered as Fuente semillera belongs to each licensee, giving it the right to grow its own strands of cannabis as opposed to having to purchase registered strands from other licensed producers. As of December 31, 2018, Cosechemos registered 12 varieties as its own Fuente semillera.  This registration enables Cosechemos to grow its own strands of cannabis as opposed to having to purchase registered strands from other licensed producers.

Psychoactive Cannabis Cultivation License
On August 22, 2019, Cosechemos applied to the Ministry of Justice for a psychoactive cannabis license (the “Psychoactive Cannabis License”), which authorizes the cultivation of psychoactive cannabis plants for (i) seeds and cuttings production; (ii) grain production; (iii) the manufacture of derivatives; and (iv) scientific research purposes. Besides cultivation, licensees also have an authorization to store, commercialize, distribute and transport psychoactive cannabis plants, as well as dried cannabis flower.
Cosechemos obtained this license on March 1, 2021.
Cannabis Manufacturing License
On August 14, 2019, Cosechemos applied to the Ministry of Health and Social Protection (the “Ministry of Health”) for its cannabis manufacturing license. Cosechemos has received the cannabis manufacturing license as of November 9, 2020.
ICA Permit
Currently, Cosechemos has 12 varieties of medicinal cannabis registered with the ICA and has the registration as a producer of selected seeds granted by the ICA. Upon receiving the ICA Permit, Cosechemos will commence with commercial cultivation. In order to commence with commercial cultivation, we will need to receive the ICA Permit, which is granted after the completion and support of the agronomic evaluation tests, which are a mandatory requirement of the Ministry of Agriculture. Agronomic evaluation tests are ongoing and we expect to obtain the ICA Permit in the third quarter of 2021.
Once the ICA Permit is obtained, we can start commercial planting and we will commence planting 100 hectares of non-psychoactive cannabis at the Cosechemos Farm (the “Stage 1 Grow”).  Following the successful completion of the Stage 1 Grow and subject to the Company having adequate financing and demand for the Company’s products, Cosechemos can expand its operations by cultivating non-psychoactive cannabis at the Palagua Farms comprising over 2,000 hectares.   Following the successful cultivation of 100 hectares at the Cosechemos Farm, adequate financing and subject to demand for the Company’s products, Cosechemos can expand its operations by cultivating non-psychoactive cannabis at the Palagua Farms.
Non-Psychoactive Cannabis License
Cosechemos applied for a non-psychoactive cannabis license (the “Non-Psychoactive Cannabis License”) on September 6, 2019 and the Ministry of Justice granted it on May 15, 2019, through Resolution N° 484. The Non-Psychoactive Cultivation License grants Cosechemos the right to cultivate non-psychoactive cannabis plants for: (a) grain and seeds production; (b) manufacturing of derivatives; and (c) industrial production. The Cannabis Non-Psychoactive Cultivation License does not require a quota. The license is valid up to 5 years and can be renewed for additional 5-year terms. The Colombian government maintains the right to monitor the activities performed by the corresponding licensee.
Because our Non-Psychoactive Cannabis License allows us to produce and distribute CBD dominant cannabis oils and derivative products, this provides a strong base for our operations as the recently established medicinal cannabis market in Colombia develops and matures, and opportunities in Colombia’s low THC non-psychoactive cannabis over-the-counter markets arise. In Colombia, there are approximately 500 companies with a Non-Psychoactive Cannabis Cultivation License.
It is important to note that, in compliance with its international obligations, Colombia establishes an annual limit for the production volume of cannabis plants and derivatives, which is monitored by the International Narcotics Control Board. Based on this limit, the Colombian government established a quota system, in order to control the amount of psychoactive cannabis production per license. This means that for the Psychoactive Cannabis License, licensees must first apply for a specific crop or manufacturing quota, before beginning production. Such restriction is not applicable to non-psychoactive cannabis production, and therefore not applicable to the Non-Psychoactive Cannabis License. The current operations of Cosechemos do not require a Cannabis Seeds Possession License, Psychoactive Cannabis License or a Cannabis Derivatives Manufacturing License.
Compliance and Registrations for our Skincare and Beauty Products
We manufacture our Flora Beauty products under strict international standards.  Pursuant to Colombian law, Flora Beauty is permitted to manufacture, sell and export beauty and cosmetics products made from CBD and other natural ingredients.  In addition, all of Flora Beauty’s products are compliant with FDA regulations and manufactured in an FDA registered lab.

All of Flora Beauty’s Mind Naturals products are registered with INVIMA, Colombia’s food and drug regulatory agency. Currently, Flora Beauty has four licenses from INVIMA for its products. We have also obtained all the approvals for the O brand products from INVIMA. Moreover, we are in the process of achieving certification for the two Flora Beauty lines from the EWG.
Operating License and Registrations for our Dermo-Cosmetic Products
In 2012, Breeze focused its efforts on the construction of its production facility and received an operating license from INVIMA in November 2012. This operating license allowed Breeze to start the production of cosmetic products in November 2012. Such license is still valid to date.  In 2013, the manufacturing and commercialization of its own brand products and third-party products began. Additionally, each product requires an individual registration called NSO (obligatory sanitary notification). Breeze currently has 22 NSO and 55 NSO from third parties for which it provides bottling and packaging services.
Breeze is currently negotiating the acquisition of a GMP-C certified laboratory to increase its production capacity and to be able to service international markets in the future.
In addition, Breeze intends to develop a new area at its current laboratory, or a new laboratory, if purchased, for drug compounding to obtain a BPE cannabis certification. This certification stands for sterile compounded drugs and non-sterile compounded drugs (topical, oral, among others). Breeze would be one of the first companies in Colombia with a BPE cannabis certification to prepare cannabis compounded drugs. This BPE cannabis certification would allow Breeze to develop and commercialize cannabis medicines in different pharmaceutical forms, such as drops, ointments, capsules, and suppositories. These products are already in development and will begin distribution as soon as the BPE cannabis certification is attained. Breeze intends to apply for the BPE cannabis certification second quarter of 2021.
Licenses for our Pharmaceutical Products
Cronomed’s portfolio of products includes thirty one registered brands that position the company and its brands with the Colombian consumer.   From August 2005 to December 2020, Cronomed has applied to the INVIMA for licenses for distribution and commercialization of Cronomed’s products. Currently, Cronomed has obtained 41 licenses for its 56 products.
Taking into account the regulatory entity’s current regulations, pharmaceutical companies may have one license for several associated brands; for instance, a food license may be associated with several brands and products. As a result, for example, the Cronosure brand has one license for two products (Cronosure Polvo Vainilla and Cronosure Polvo Fresa).
Sanitary Registers for our Food and Beverages Products
Kasa holds four sanitary registers of INVIMA for the production and export of its juices and botanicals, permitting eighteen recipes of juices and three natural erotic oils for distribution.
Property, Plants and Equipment
Cultivation Operations
Our current cultivation operations are in Colombia at: (i) the Cosechemos Farm, a 361-hectare property, and (2) the Palagua Farms, a 1,900-hectare property.

Cosechemos Farm
The Cosechemos Farm is in Giron, Santander, Colombia. Giron has a tropical rainforest climate throughout the year with virtually no variation and consistently receives 12 hours of daylight, year-round, with very little variability, which is important for cannabis cultivation. In addition, rainfall is abundant in Giron, which is ideal for controlling humidity and moisture levels within open-air greenhouses. Giron’s location and infrastructure are further well-suited to supply international markets as it is 10 kilometers from Palonegro International Airport.
The Cosechemos Farm hosts Cosechemo’s Nursery and Propagation Center, storage warehouse, technical and administrative offices, employee quarters, fertilization booth, a water reservoir and the Research Technology and Processing Center.
Cosechemos leases the Cosechemos Farm pursuant to a lease agreement (the “Cosechemos Lease”), dated May 2, 2018, as amended, with C.I. Gramaluz S.C.A.  The term of the Cosechemos Lease is six years and automatically renews for successive six year terms. Effective March 1, 2020, Cosechemos pays approximately $5,800 (COP20,000,000) a month to lease the Cosechemos Farm.  Pursuant to the Cosechemos Lease, Cosechemos has a right to purchase the Cosechemos Farm at a price to be determined by an arm’s length third party appraiser from the real estate association of Bogotá, Colombia.
We intend to build the following facilities on the Cosechemos Farm: (i) area for breeding; (ii) warehouse for hosing of equipment; (iii) a technical and administrative office; (iv) housing for the technical team; (v) a fertilization center; (vi) a deep well; (vii) a water reservoir; and (viii) a research and processing center.  We will require additional financings in order to meet these objectives. Each of the facilities is discussed below.
Research Technology and Processing Center
We are initiating the design and construction, during the first quarter of 2021, of a Research Technology and Processing Center, which includes an ethanol biomass extraction filtration and recovery system, in an area of approximately 12,500 square feet. The Research Technology and Processing Center will have facilities to: (i) dry flowers naturally and use drying machines; (ii) a grinding area; (iii) extraction areas; and (iv) a phytocannabinoid quality control laboratory, a soil laboratory, a phytopathology laboratory and a beneficial microorganism multiplication laboratory. Once completed, it must be INVIMA certified to ensure it meets EU-GMP standards. Upon completion of the construction of the Cosechemos Research Technology and Processing Center, cannabis will be produced in accordance with Good Manufacturing Practice (GMP) Standards.
Non-psychoactive cannabis produced as part of our own research projects is processed at our current processing center located at the Cosechemos Farm. Until the Research Technology and Processing Center is built, the CBD oil from the Pilot Project is being extracted at a temporary non-certified facility located at Cosechemos Farm. Our construction of the Research Technology and Processing Center is dependent on receipt of additional financing in an approximate amount of $1,500,000.  Our construction of the facility is targeted for completion and expected to be operative during the third quarter of 2021.
The 12,500 square foot Research Technology and Processing Center is designed to be able to process Cosechemos’ cultivation of 50 ha. The center is being designed to be able to scale up to process Cosechemos’ cultivation of up to 100ha.  To process 100 ha. of cultivation, the center must be expanded to be approximately 47,900 square feet. We intend to increase the size of our facility “module by module” over time as the size of the market for our products increases.

Breeding – We intend to build a 2 hectare area for the implementation of the genetic improvement program and the obtaining of propagation material (seed, cuttings, in vitro plants), including a greenhouse of 1,520 square meters, open field area (area of crosses and evaluation of genetic material), reproduction laboratories and tissue culture, which is estimated to be completed in the fourth quarter of 2021.
Propagation Center – At the moment, we have a 1,512 square meter greenhouse in which we have the capacity to produce 23,000 root cuttings weekly. We intend to build another 1,512 square meters of greenhouses early to mid-2022 capable of supplying 23,000 rooted cuttings per week from 3,000 mother-plants. The estimated number required to support a planned 100-hectare cultivation and harvesting operation at the Cosechemos Farm is 46,000 plants per week (23,000 in each greenhouse).
The primary function of the propagation center is to develop and propagate a steady stream of genetically identically cuttings (clones) that will supply our cultivation lots, where they will grow into flowering plants that eventually yield the harvested cannabis flower that is sent for processing into standardized, medicinal-grade oil extracts at our planned state-of-the-art oil processing center.
Warehouse – We intend to construct a 150 square meter warehouse for the housing and storage of all equipment required at the Cosechemos Farm during the fourth quarter of 2021.
Technical and administrative office – We intend to construct a 1,600 square meter office for our technical and administrative team during the first half of 2022.
Housing for Technical Team – We intend to construct a 100 square meter residential quarters to host its technical team during the second quarter of 2021.  Four members of our technical team will reside at the Cosechemos Farm to ensure that its crops have constant surveillance.
Fertilization Center – We intend to construct three fertilization centers, each approximately 100 square meters which shall contain all of the fertilization infrastructure and equipment needed for the Cosechemos Farm, including pumping system, filters and automation tanks.
Each station will be built for 25 hectares of cultivation, starting the first one in the second half of 2021, the second in the first half of 2022 and the third in the fourth quarter of 2022.
Deep well – We intend to build a 100 meter deep well during the second quarter of 2021, as an additional source of water to be stored in the water reservoir (see below).
Water Reservoir – We intend to construct a 1-hectare water reservoir which shall have a capacity of approximately 30,000 m3 of water.  The water reservoir will be filled with water from the underground water aquifer and the deep well during the third quarter of 2021, once we have the deep well running.
Palagua Farms
The Palagua Farms (defined below) are located in Puerto Boyacá, Departamento de Boyacá, Colombia.
Puerto Boyacá has a rainforest climate throughout the year with a small variation and consistently receives 12 hours of daylight, year-round, which is excellent for multiple cannabis cultivation cycles in a year. Additionally, rainfall is abundant in Puerto Boyacá, which is ideal for controlling humidity and moisture levels within open-air greenhouses. Puerto Boyacá’s location and infrastructure are well-suited to supply international markets, as it is a river-port town located by the Magdalena River, a principal river of Colombia, and is in close proximity to the airports of Puerto Perales and Puerto Nare.
The Palagua Farm I is a 700 hectare property. The Palagua Farm II is a 1,432-hectare property. The Palagua Farm I and Palagua Farm II (collectively, the “Palagua Farms”) are contiguous to each other. The Palagua Farms are approximately 300 kilometers from the Cosechemos Farm.

Pursuant to an option to lease agreement, dated December 27, 2018, as amended on November 1, 2019, between Waldshut C.V. and Cosechemos, Cosechemos has the option to lease the Palagua Farm I (the “Palagua Farm I Option to Lease”).  Pursuant to an option to lease agreement, dated December 27, 2018, as amended on November 1, 2019, between Vicalvaro C.V. and Cosechemos, Cosechemos has the option to lease the Palagua Farm II (the “Palagua Farm II Option to Lease”, and together with the Palagua Farm I Option to Lease, the “Palagua Farms Options to Lease”).   Cosechemos’ option to lease the Palagua Farms expires on February 1, 2021. Pursuant to the Palagua Farms Options to Lease, Cosechemos shall pay approximately $28.13 (COP$95,879) a month for each hectare of the Palagua Farms being used to cultivate cannabis. Cosechemos is not required to make any payments until it commences its operations at the Palagua Farms.  In addition, Cosechemos has a right to purchase the Palagua Farms, in whole or in part, at a price to be determined by an arm’s length third party appraiser from the real estate association of Bogota, Colombia.
The Palagua Farms will host similar facilities to the Cosechemos Farm, including a nursery and propagation center, storage warehouse, technical and administrative offices, employee quarters, fertilization booth, a water reservoir, and a research technology and processing center.
Cronomed Warehouse
Cronomed’s operations are centralized in Bogotá, Colombia and houses all of its raw materials and finished products at its 300 square meters warehouse in Bogotá, Colombia.  Cromoned has an administrative office adjacent to its warehouse.  Other than the warehouse, Cronomed does not have any distribution point.  Additionally, Cromoned has an administrative office adjacent to its warehouse.  Cronomed leases the warehouse and the administrative office from the Inversiones Montearroyo Asociados S.A.S. (“Inversiones”).
Cronomed entered into a lease agreement (the “Cronomed Lease”) with Inversiones on April 24, 2019.  Pursuant to the Cronomed Lease, Inversiones has agreed to lease Cronomed an industrial storage facility for a term of five years, beginning on October 1, 2019 and ending October 1, 2024, for a monthly rent of COP$10,500.  The storage facility consists of two parcels, totaling the surface of 700 square meters.  Cronomed is granted an option to purchase in the Cronomed Lease.
Breeze Laboratory
Breeze Laboratory does the manufacturing and packaging of Flora Beauty’s products for distribution in Colombia and the United States, pursuant to a Residential House Lease Agreement dated January 26, 2021 entered into with Luz Elvira Garzon (the “Breeze Lease”).  The term of the Breeze lease is one year, subject to renewals as set forth therein, for a monthly rent of COP$1,500,000. Due to the growth of the business, Breeze is currently negotiating the acquisition of a GMP-C certified laboratory to increase its production capacity and to be able to service international markets in the future.
Hemp Textiles Store
Hemp Textiles opened its first brick and mortar retail store to sell its Stardog Loungewear products in Bogotá, Colombia in December 2020, pursuant to a Commercial Lease Agreement (the “Hemp Textiles Lease”) with Piedad Franco Crespo.  The term of the Hemp Textiles Lease is two months, subject to renewals as set forth therein, for a monthly rent of COP$6,500,000.  “Parque la Colina”, the selected location, is one of the highest traffic and retail sales generator in Colombia, owned by “Parque Arauco”, a continental leader in the malls sector.

Our Intellectual Property Portfolio
We rely on a combination of trademark, patent, copyright and trade secret protection laws in Colombia and other jurisdictions to protect our intellectual property and our brands. We have applied for, and we have received approvals from INVIMA, for our beauty and skincare, pharmaceutical, loungewear, and food and beverage products.  See “Regulation of our Industry.”
REGULATION OF OUR INDUSTRY
Regulatory Framework in the United States
Packaging, Labeling and Advertising
The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, HHS, the USDA and the United States Environmental Protection Agency (the “EPA”). These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to the Company. A regulatory agency may not accept the evidence of safety for any new ingredients that we may want to market, or may determine that a particular product or product ingredient presents an unacceptable health risk. Regulatory agencies may also determine that a particular statement of nutritional support on our products, or a statement that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination could prevent us from marketing particular products or using certain statements on those products, which could adversely affect our sales and results of operations.
Developments in the laws and regulations governing our products may result in a more stringent regulatory landscape, which could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products that we are unable to reformulate, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling requirements, additional scientific substantiation requirements, and other requirements or restrictions. Such developments could increase our costs significantly, which could have a material adverse effect on our business, financial condition and results of operations.
Cannabis for Medical Purposes
The United States healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we will provide and bill for telehealth services, our contractual relationships with our providers, vendors and clients, our marketing activities, and other aspects of our planned operations. Of particular importance are:
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The federal physician self-referral law, commonly known as the Stark Law, that generally prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services.

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The federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for, or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

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The criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations (collectively, “HIPAA”), and related rules which prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.

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The federal False Claims Act, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits.

•	Reassignment of payment rules which prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs.
•	Similar state law provisions pertaining to anti-kickback, self-referral and fal0se claims issues.
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State laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions, or engaging in certain practices such as splitting fees with physicians.

•	Laws that regulate debt collection practices as applied to our debt collection practices.
•	Certain provisions of the Social Security Act that impose criminal penalties on healthcare providers who fail to disclose, or refund known overpayments.
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Federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered.

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Federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, and to report certain changes in their operations to the agencies that administer these programs.

Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with applicable regulatory requirements could impose liability on us and negatively affect our business. Any action against us for violation of these laws or regulations could cause us to incur significant legal expenses, divert our management’s attention from business operations, and result in adverse publicity.
The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our planned telehealth services business.
Regulatory Framework in Colombia
Our cultivation operations are in Colombia and are carried out through Cosechemos. As a cultivator of non-psychoactive cannabis and manufacturer of cannabis derivatives, the Company is substantially dependent on the licenses for cultivation, production and other regulatory activities, granted to Cosechemos.
Over the past 50 years, Colombia developed comprehensive regulation that took a hardline approach to narcotics and trafficking in response to the growing influence of international treaties and the efforts of governments to coordinate their drug policies. In the mid-1990s, Colombia decriminalized personal possession and consumption of cannabis under Judgment C-221 of 1994 of the Constitutional Court. While this represented a shift in approach by Colombian lawmakers, a constitutional amendment in 2009 reversed the effects of Judgment C-221 of 1994 and reinstated the prohibition on personal possession and consumption of narcotic or psychotropic substances, even on a personal dose basis, unless supported by a medical prescription.

Despite the constitutional amendment in 2009, Colombian cannabis legislation trended towards a preventative and rehabilitative approach. The Colombian Constitutional Court, through rulings SU-642 of 1998 and C-336 of 2008, among others, established that the right to the free development of personality, also known as the right to autonomy and personal identity, grants individuals the right to self-determination, the freedom and independence to govern his/her own existence and determine a lifestyle according to his/her own interests; provided, that the rights of others and the constitutional order are respected.
In January 2013, the Advisory Commission on Drug Policy (the “Drug Policy Commission”) was established to provide recommendations on how legislation should treat criminal networks and citizen drug users, as well as the quantities to be considered as suitable personal amounts. In July 2014, the Drug Policy Commission issued an initial report submitted to the Ministry of Justice analyzing the conditions of drug use in Colombia and proposing guidelines to update the policy.
In May 2015, the Drug Policy Commission published its final report, which proposed a review of the drug policy in the country and made important recommendations, such as: (i) the creation of an agency for drug policy; (ii) measures to help reduce the risk to consumers; (iii) to rethink the fumigation involved with cultivation; (iv) regulation of medicinal cannabis; (v) alternative means to measure the success of policies against drugs; (vi) modernize the National Statute on Drugs and Psychoactive Substances; and (vii) to lead the global drug policy debate.
As a result of the final report of the Drug Policy Commission, the Colombian President approved and sanctioned Law 1787 of 2016 to regulate the use of cannabis for therapeutic purposes. The law, marked a new direction in the legislative approach to drugs. Law 1787 amended articles 375, 376 and 377 of the Colombian Criminal Code (the “Criminal Code”) to remove sanctions against the medical and scientific use of cannabis used under a license granted by the relevant authorities. This amendment was required given that the Criminal Code expressly provided a general prohibition to the cultivation, conservation or financing of marijuana plantations among other related activities.
The following table summarizes regulations applicable to the cultivation, fabrication, import, export and use of cannabis in Colombia.
Regulation:	Regulates:
Law 1787 of 2016	Legalizes the use of Cannabis for medical and scientific purposes
Decree 613 of 2017 modifies Decree 780 of 2016
Regulates law 1787 establishing a licensing system and process, defines psychoactive and non-psychoactive cannabis and the quota system for psychoactive cannabis in accordance with Single Convention of Narcotics of 1961 and amendments

Resolution 577 of 2017 from the Ministry of Justice
Regulates the evaluation and control of the following licenses:

a. Seed Use
b. Cultivation of psychoactive plants (High-THC cultivation licence)
c. Cultivation of non-psychoactive plants (Low-THC cultivation licence)

Creates requirement for security protocol

Resolution 578 of 2017 from the Ministry of Justice	Regulates the cost of the following licences: a. Seed Use b. Cultivation of psychoactive plants (High-THC cultivation licence) c. Cultivation of non-psychoactive plants (Low-THC cultivation licence)
Resolution 579 of 2017 from the Ministry of Justice
Establishes that growers that cultivate on a half a hectare area (5,000 square meters) or less are considered small and medium growers and, therefore, may access technical advice, priority allocation of quotas and purchase of their production by the processor and requires that 10 percent of the total production of the processor must come from a small and medium producers.

Resolution 2892 of 2017 from the Ministry of Health
Regulates the evaluation and control of the Fabrication of Cannabis derivatives (High-THC Production Licence) Provides guidelines for appropriate security protocols for manufacturing cannabis derivatives including physical security, monitoring, detection, and incident reporting to authorities.

Resolution 2891 of 2017 from the Ministry of Health	Regulates the cost of the High-THC production Licence
Resolution 1478 of 2006 from the Ministry of Health modified by Resolution 315 of 2020.
Regulation of the control, monitoring and surveillance of the import, export, processing, synthesis, manufacture, distribution, dispensing, purchase, sale, destruction and use of controlled substances, medicines or products containing them and on those which are State Monopoly

Decree 2200 of 2005 from the Ministry of Health	Regulates pharmaceutical services including the Magistral Preparations
Guidelines for the GEP certification for Magistral Preparations with Cannabis issued the 25 of October 2019 by INVIMA	Establishes the requirements for labs to obtain the GEP certification for the fabrication of Magistral Preparations with Cannabis derivatives

Licenses
The Ministries of Health, Justice and Agriculture issued Decree 613 of 2017 to define the licenses that can be granted with respect to permissible activities related to medical cannabis that include: (i) the production of cannabis derivatives; (ii) use of seeds for sowing; (iii) planting of psychoactive cannabis plants; and (iv) planting non-psychoactive cannabis plants.
Apart from a psychoactive cannabis license, Cosechemos has obtained licenses in each of the above categories, necessary to carry out its operations. Licenses are not transferable, interchangeable, or assignable and are valid for five years and can be renewed for additional five-year periods upon request. Each of the Licenses is current and has not expired. None of the Licenses are subject to current, pending, or compromised regulatory action.
Magistral Preparations
We intend to produce a category of products known as cannabis extemporaneous (magistral) preparation, regulated by Decree 613 of 2017 and Decree 2200 of 2005. Extemporaneous (magistral) preparations are personalized prescription products that do not require a health license for the product but rather from the establishment that produces the product. As they are not mass market products, but exclusively for a patient, these must be prepared by a licensee in an establishment that complies with Good Manufacturing Practice (GMP) standards. In order to sell and distribute these medicines in Colombia, it is necessary to comply with the Guidelines for GMP certification for Extemporaneous (Magistral) Preparations with Cannabis issued on October 25, 2019 by INVIMA. We are required to operate, or have an agreement with, a laboratory that is certified in compliance with GMP for extemporaneous (magistral) preparations with cannabis.
Strains registration
Cosechemos has varieties of cannabis in various stages of the registration process. Each strain, whether high or low in THC, must undergo an agronomic evaluation by the agricultural health entity - Instituto Colombiano Agropecuario (ICA). For the strains to be included in the National Registry of Cultivars, the following steps must be completed: (i) Genetic Stabilization; (ii) Agronomic Test; (iii) Phase 1 strain registry (legal document that allows the license to enter a strain in the registry); and (iv) Strain registration phase 2 (registration that allows the licensee to market any cannabis product derived from the specific strain in the registry). The harvest is also in the process of agronomic evaluation of additional strains. Based on the yields of each strain, as determined by agronomic testing, "COSECHEMOS YA" may decide to register fewer strains than available. The decision to complete the registration process of a strain will depend on several factors, from biomass yields, cannabinoid profile, average cannabinoid content, resistance to pests among others as determined by agronomic tests, and the intended uses by the company.
Cosmetic Regulations
The Company's business also includes the manufacture and marketing of cosmetics, including some with Cannabidiol (CBD) in Colombia. Cosmetic products in Colombia are regulated by regulations issued by the Andean Community of Nations.
The relevant regulations in health regulatory matters for Cosmetic Products are the following:
• Decision 516 of 2002 of the Andean Community of Nations establishes a sanitary regulation for the manufacture and commercialization of Cosmetic Products in the countries of the Andean Community (Bolivia, Colombia, Ecuador and Peru).
• Decree 219 of 1998, which regulates the quality and monitoring of Cosmetic Products.
• Law 9 of 1979, which establishes the general framework for health surveillance and control

In Colombia, cosmetics must undergo a registration process called Mandatory Sanitary Notification (NSO), which is supervised by INVIMA, prior to marketing. Applicable regulations establish requirements related to labeling, manufacturing facilities, and product composition. The general Colombian regulatory framework on specific cannabis issues limits the manufacture of products with cannabis derivatives with a maximum of 1% THC (psychoactive component) but that the product must demonstrate and comply with the respective international regulations with contents below 03% or 0.2% THC.
Ingredients in the list of accepted ingredients of the Personal Care Products Council (PCPC) in United States of America, Cosmetic ingredient database CosIng in the European Commission database for information on cosmetic substances and ingredients contained the European Cosmetic  are permitted in cosmetic products, including the following cannabis ingredients: Cannabis sativa Flower Extract, Cannabis sativa Flower / Leaf / Stem Extract, Cannabis Sativa Seed Extract, Cannabis Sativa Seed Oil, Cannabis Sativa Seed Oil Glycereth-8 Esters, Cannabis Sativa Seed Oil PEG-8 Esters, Cannabis Sativa Seedcake, Cannabis Sativa Seedcake Powder, Cannabis Sativa Stem Powder, Hydrolyzed Cannabis Sativa Seed Extract, Hydrolyzed Hemp Seed Extract, Cannabidiol.

Employees
 As of December 31, 2020, we had a total of 9 part time consultants and 162 full time employees.
Legal Proceedings
We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections of this Annual Report on Form 1-K and our consolidated financial statements and related notes thereto which are included by reference and can be accessed in our Amendment No. 4 to Form F-1 at Page F-1 filed on EDGAR on April 21,2021. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this document.
Overview
We cultivate and process natural, medicinal-grade cannabis oil and high quality cannabis derived medical and wellbeing products and supply these premium products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies.   We are an early-stage private company headquartered in Canada.  Our agricultural and processing operations are in Colombia.  We just began to generate revenues in August 2020 through our Flora Beauty LLC subsidiary, in October 2020 through our Hemp Textiles subsidiaries, and in December 2020 following acquisitions of our Cronomed, Breeze, and Kasa subsidiaries.  Our acquisitions have generated revenues as stand-alone entities:  Cronomed since March 2005; Breeze since January 2013; and Kasa since July 2013.
We have not yet harvested a commercial cannabis crop or produced oil extracts and will require adequate proceeds generated  future financings to do so. We will not have sufficient infrastructure as a grower or have the ability to extract CBD oil in any material amounts until our Research Technology and Processing Center has been constructed and becomes operational. The production facility is intended to plant, grow and harvest our products on a commercial scale, to produce oil extracts, to access needed facilities and labor and to achieve large channel distribution of our products.
Effective October 15, 2019, we acquired 90% of our Colombian subsidiary, Cosechemos, which is licensed in Colombia to cultivate, produce and distribute CBD medical cannabis for use in Colombia and for  international export.  We have one property under lease, the Cosechemos Farm, in Giron, Santander, Colombia, which is a 361-hectare property.  We also have the option to lease the Palagu Farms, in Puerto Boyaca, Colombia. Our main Colombian operations are currently in Giron, Colombia.  Our Palagua Farms comprise two contiguous farms for a total of 2,132 hectares.
We are currently in discussions with distributors for the distribution of our products from Cosechemos.  Such discussions are preliminary in nature as we focus on building a commercial cultivation at the Cosehemos farm.
The Company has filed a Form F-1 registration statement under the Securities Act of 1933.  In connection with the registration statement, the Company has contemplated executing the share consolidation at a ratio of 3:1, and the midpoint of the price range for the Initial Public Offering (“IPO”) has been set forth in the F-1 registration statement at $4.50 per share on a post-consolidated basis.
If the share consolidation were completed at 3:1, the Company’s weighted average shares outstanding (in thousands) and loss per share (basic and diluted) at December 31, 2020 would be 29,901 common shares, and $0.48 per share respectively (2019 – 14,892 common shares, and $0.19 per share respectively).

The registration statement contains two prospectuses as outlined below on a post-split basis:
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a prospectus to be used for an initial public offering of 3,333,333 common shares of the Company as well as up to an additional 500,000 common shares if the underwriters exercise their over-allotment option; and

•	a prospectus to be used for the resale of selling shareholders of 1,315,000 common shares of the Company and up to 658,000 common shares of the underlying warrants of the Company.
In connection with the registration statement, the Company made a resolution approving the consolidation of its common shares on the basis of between two and seven for 1, to be determined at a later date.
We will require adequate funding from the IPO in addition to the funds received form the Regulation A Offering (defined below) to fulfill our business objectives and enter into definitive agreements with distributors.
On July 16, 2019, we signed a share purchase agreement with Guillermo Andres Ramirez Martinez, Guillermo Ramirez Cabrales and Oscar Mauricio Franco Ulloa, who we refer to as the Cosechemos Vendors, to purchase 90% of Cosechemos. Pursuant to the share purchase agreement, we acquired 4,500 shares of Cosechemos. As consideration for the Cosechemos shares, we paid $80,000 to the Cosechemos Vendors, and granted the Cosechemos Vendors a 10% non-dilutive, free carried interest in Cosechemos, which we refer to as the Free Carry. The Free Carry will terminate upon our investing an aggregate of $25,000,000 in Cosechemos.
On October 2, 2019, we signed a shareholders’ agreement with the Cosechemos Vendors and Cosechemos, the legal and beneficial owner of 100% interest of non-psychoactive cannabis license in Colombia.  Pursuant to our shareholders agreement with the Cosechemos Vendors and Cosechemos, we are required to fund the operations of Cosechemos and the Cosechemos Vendors’ equity interest in Cosechemos cannot be diluted by such funding during the time that the Free Carry is in effect. Upon the termination of the Free Carry, the Cosechemos Vendors will be required, if needed by Cosechemos, to fund the operations of Cosechemos on a pro rata basis or risk having their equity interest in Cosechemos be diluted. Pursuant to the purchase agreement, we are required to pay the Cosechemos Vendors, as a one-time payment, $750,000 within 60 days of Cosechemos earning a net income of $10,000,000.
Pursuant to a lease agreement, dated May 2, 2018, between C.I. Gramaluz S.C.A. and Cosechemos, Cosechemos has leased the Cosechemos farm, which is a 361 hectare property in Giron, Santander, Colombia. Effective September 1, 2019, Cosechemos shall pay a monthly fee of approximately $2,900 (COP10,000,000). On March 1, 2020, the monthly fee was increased to approximately $5,800 (COP20,000,000). Cosechemos has a right to purchase the Cosechemos Farm at a price to be determined by an arm’s length third party appraiser from the real estate association of Bogota, Colombia.
Pursuant to an option to lease agreement, dated December 27, 2018, between Waldshut C.V. and Cosechemos, Cosechemos has the option to lease the Palagua Farm I.  Pursuant to an option to lease agreement dated, December 27, 2018, between Vicalvaro C.V. and Cosechemos, Cosechemos has the option to lease the Palagua Farm II. The Palagua Farm I is a 700 hectare property in Palagua, Boyaca, Colombia. The Palagua Farm II is a 1,432 hectare property in Palagua, Boyaca, Colombia. The Palagua Farm I and Palagua Farm II, which, together, we refer to as the Palagua Farms, are contiguous to each other. The Palagua Farms are approximately 300 kilometers from the Cosechemos Farm.  Pursuant to the option to lease agreements for the Palagua Farms, Cosechemos will pay approximately $28.13 (COP$95,879) per month for each hectare of the Palagua Farms being used to cultivate cannabis by Cosechemos.

On December 29, 2020, we acquired 90% of Kasa Wholefoods Company SAS Colombia (“Kasa”), pursuant to a share purchase agreement (the “Kasa Purchase Agreement”) with Santiago Mora Bahamon, Laura Londono Tapia, Pablo Silva and Stefan Lauer, who we refer to as the Kasa Vendors.  Pursuant to Kasa Purchase Agreement, we acquired 18,000 shares of Kasa (the “Kasa Shares”).  As consideration for the Kasa Shares, we agreed to pay $148,300 in cash to the Kasa Vendors in the percentages set forth in the Kasa Purchase Agreement and to discharge the liabilities of the Kasa Vendors in the amount of $87,300, for aggregate consideration of $235,600.
On December 29, 2020, we acquired 90% of Breeze Laboratory SAS (“Breeze”), , pursuant to a share purchase agreement (the “Breeze Purchase Agreement”) with Ángel Miguel Ramírez, Roberto Barreto and Sandra Milena Barreto Garzón, who we refer to as the Breeze Vendors.  Pursuant to the Breeze Purchase Agreement, we acquired 46,800 shares of Breeze (the “Breeze Shares”).  As consideration for the Breeze Shares, we agreed to pay $147,300 in cash to the Breeze Vendors in the percentages set forth in the Breeze Purchase Agreement and to discharge the liabilities of the Breeze Vendors in the amount of $58,900 for aggregate consideration of $206,200. Pursuant to the Breeze Purchase Agreement, in the event that we elect to merge Breeze and Cronomed, we are required to issue that number of shares of the combined entity to the Breeze Vendors such that collectively the Breeze Vendors would own a 5% equity interest in the combined entity.  In the event that we elect not to merge Breeze and Cronomed and instead sell such shares to an arm’s length third party, at the Breeze Vendors’ sole option, we have agreed to (a) pay to the Breeze Vendors COP$700 million (approximately USD$199,829); (b) pay to the Breeze Vendors 5% of the proceeds from the sale of such shares to the third party; or (c) transfer 10% of such shares to the Breeze Vendors with 8 business days’ notice of any such decision.
On December 18, 2020, we acquired 100% of Grupo Farmaceutico Cronomed SAS (“Cronomed”), pursuant to a share purchase agreement (the “Cronomed Purchase Agreement”) with Luis Gerardo Tovar Osorio, Lucelida Castañeda de Corredor, Inversiones Multicentro S.A.S., Adriana Elizabeth Pérez Medina, Angie Zulanny Jiménez Castellanos, Diego Fernando Ramírez Pardo, Orladis Acero de Ospina, Mary Luz Gonzales Cortés, Olga Lucia Ruge León, Pharmades S.A.S., María Yolima Pedraza Moreno, Diana Patricia Elizalde Arias, Jair Fernely Osuna López and Inversiones Montearroyo Asociados S.A.S., who we refer to as the Cronomed Vendors.  Pursuant to the Cronomed Purchase Agreement, we acquired 134 shares of Cronomed. As consideration for the Cronomed Shares, we agreed to pay COP$3,468,631,200 (approximately USD$992,000) to the Cronomed Vendors in the percentages set forth in the Cronomed Purchase Agreement.
On December 29, 2020, we were assigned (i) a 10% membership interest in Flora Beauty LLC (5% owned by Andrés Restrepo and 5% owned by Luis Merchan); (ii) a 10% membership interest in Hemp Textiles & Co LLC owned by Luis Merchan; and (iii) a 20% membership interest in Hemp Textiles SAS (5% owned by Santiago Mora Bahamón, 5% owned by Luis Merchan and 10% owned by Nicolás Vásquez). As consideration for the assignment of such membership interests, we granted 190,000 shares of our Common Shares (on pre-split basis), and 63,333 shares of our Common Shares (on a post-split basis) to Mr. Restrepo; 190,000 shares of our Common Shares (on pre-split basis), and 63,333 shares of our Common Shares (on a post-split basis) to Mr. Vazquez; 95,000 shares of our Common Shares (on a pre-split basis), and 31,667 shares of our Common Shares (on a post-split basis) to Mr. Bahamón; and paid $300 to Mr. Merchan, who was appointed as the President and Chief Executive Officer by our Board on December 16, 2020.
Recent Developments
Prospective Reverse Split and Consolidation
On March 8, 2021, our board of directors and stockholders approved a prospective reverse split and consolidation of our common shares  in a range of 2 and 7 for 1, which consolidation is expected to be effected simultaneously with the closing of of the proposed initial public offering.  Our board of directors may abandon the prospective share consolidation at any time without further approval or action by our shareholders.

Completed Acquisitions
As described above, effective December 29, 2020, we acquired (i) a 90% equity interest in Kasa pursuant to the Kasa Purchase Agreement; (ii) a 90% equity interest in Breeze pursuant to the Breeze Purchase Agreement; and effective December 18, 2020 we acquired a 100% equity interest in Cronomed pursuant to the Cronomed Purchase Agreement.
On January 12, 2021, the Company acquired certain assets from Laboratorios Quipropharma SAS (“Quipropharma”), The purchase price is COP$1,200,000,000 ($350,000) which has been fully paid  The Company also entered into an agreement with Quipropharma to purchase certain real estate assets for a total of COP$3,940,000,000 ($1,143,000). Subsequent to year end the Company advanced COP$1,300,000,000 ($377,000) related to the real estate acquisition.
Assignment of Interests
On December 29, 2020, we were assigned (i) a 10% membership interest in Flora Beauty LLC (5% owned by Andrés Restrepo and 5% owned by Luis Merchan); (ii) a 10% membership interest in Hemp Textiles & Co LLC owned by Luis Merchan; and (iii) a 20% membership interest in Hemp Textiles SAS (5% owned by Santiago Mora Bahamón, 5% owned by Luis Merchan and 10% owned by Nicolás Vásquez). As consideration for the assignment of such membership interests, we granted 190,000 shares of our Common Shares (on pre-split basis), and 63,333 shares of our Common Shares (on a post-split basis) to Mr. Restrepo; 190,000 shares of our Common Shares (on pre-split basis), and 63,333 shares of our Common Shares (on a post-split basis) to Mr. Vazquez; 95,000 shares of our Common Shares (on a pre-split basis), and 31,667 shares of our Common Shares (on a post-split basis) to Mr. Bahamón; and paid $300 to Mr. Merchan, who was appointed as the President and Chief Executive Officer by our Board on December 16, 2020.
Novel Coronavirus (“COVID-19”)
The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of acontagious disease and other unforeseen events, including the recent outbreak a of respiratory illness caused by COVID-19 and the related economic repercussions. The Company cannot accurately predict the effects COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.
Agricultural activity has been declared as an essential activity in Colombia.  Cosechemos is operating under a protocol authorized by the Colombian government.
At the farm in Santander, all employees receive a new mask and a new set of surgical gloves daily. Hand sanitizer is provided and hand washing protocols are in place. The employees are also provided a transparent face protection mask, which is replaced every 30 days.
All employees have their temperature taken three times daily and must report to the Health and Safety office if they are experiencing any symptoms, including diarrhea, cough, runny nose, or headache.  If an employee reports any of these symptoms, the employee is sent home to isolate for 14 days, if the symptoms persist for 72 hours, the employee is required to go to a hospital.
The farm is located in a rural area, and there have been no positive cases of COVID-19 reported to date.  The province in which the farm is located has reported 475 cases across a population of 2,340,765 to date.
Our staff from the Bogotá office have been working from home since March 25, 2020, and staff from the Toronto office have also been working from home since March 17, 2020.
To date, there have been 5 reported cases of COVID-19 amongst our staff, with all 5 being completely recovered.

Results of Operations
Year Ended December 31, 2020 for the Company as compared with the period from March 13, 2019 (inception) to December 31, 2019.
The following table sets forth key components of our results of operations for the year ended December 31, 2020 for the Company as compared with the period from March 13, 2019 (inception) to December 31, 2019.

Consolidated Statements of Loss and Comprehensive Loss (Expressed in thousands of United States dollars, except per share amounts)	Year Ended December 31, 2020	March 13, 2019 (inception) through December 31, 2019
	(audited)	(audited)
Revenues	$106	$-

Cost of sales	35	-
Gross profit	71	-
Expenses
Consulting and management fees	$4,752	2,001
Professional fees	794	183
General office expenses	1,400	175
Travel expenses	428	306
Share based compensation	4,901	107
Depreciation and amortization	113	26
Research and development	78	21
Foreign exchange (gain)	20	6
Total Expenses	12,486	2,825
Loss before the undernoted items	(12,415)	(2,825)
Goodwill Impairment	1,816	-
Interest expense	30	19
Transaction costs	132	-
Other income	(59)	-
Net loss for the period	$(14,334)	$(2,844)

Other comprehensive loss
Exchange differences on foreign operations	(16)	(23)
Total comprehensive loss for the period	$(14,350)	$(2,821)

Revenue
To date, we have generated minimal revenues from our planned operations. We generated $106,000 in revenues for the year ended December 31, 2020. We have a very limited operating history upon which to base an evaluation of our business and prospects. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations.

Net Loss
For the year ended December 31, 2020, we reported a net loss of $14,334,363 (for the period from March 13, 2019 (inception) to December 31, 2019 - $2,844,111) or $0.16 per share (for the period from March 13, 2019 (inception) to December 31, 2019 - $0.06 per share). We had a working capital of $14,888,184 as at December 31, 2020 (2019 – working capital deficit of $1,770,818).
On March 15, 2019, we granted 7,000,000 founder warrants (2,333,333 founder warrants on a post-split basis) to executive officers and directors with an exercise price of $0.05 per Common Share. The fair market value of the warrants was estimated to be $21,154 using the Black Scholes option pricing model. On June 28, 2019, we also granted 7,000,000 options (2,333,333 options on a post-split basis) to directors, officers and consultants of the Company with an exercise price of $0.05 per Common Share. The options vested immediately. The fair market value of the options was estimated to be $85,870 using the Black Scholes option pricing model.
We have and expect to continue to report negative earnings until our cannabis development program finds and develops producing assets. We will continue to utilize proceeds from financing and equity issuances to fund our cannabis program and general and administrative operating costs.
Goodwill Impairment
Goodwill impairment was $1,816,000 for the year ended December 31, 2020 (2019 – nil), which was related to the goodwill acquired on the Kasa, Breeze and Cronomed acquisitions.
Research and Development Expenses
Our research and development expenses were $78,480 for the year ended December 31, 2020 (for the period from March 13, 2019 (inception) to December 31, 2019 - $21,040).  Research and development expenses to date consist primarily of contract research fees, manufacturing, consultant fees, and study related costs related to cultivation of cannabis in Colombia.
We provided funding to Cosechemos for the research and development of producing medicinal CBD oil.
Consulting and Management Fees
We recorded consulting and management fees of $4,752,368 for the year ended December 31, 2020 (for the period from March 13, 2019 (inception) to December 31, 2019 - $2,000,508).  On December 22, 2020, the Company issued 4,000,000 (1,333,333 Common Shares on a post-split basis) common shares to the Chief Executive Officer of the Company, valued at $2,560,000 based on the estimated current stock price of $0.64 per common share. On June 27, 2019, we granted bonuses of $1,400,000 to our consultants, directors and officers. The bonuses were settled by the issuance of 70,000,000 Common Shares (23,333,333 Common Shares on a post-split basis) at a price of $0.02 per share for a value of $1,400,000 based on the value of services agreed upon by us and our consultants, directors, officers. Of the 70,000,000 Common Shares (23,333,333 Common Shares on a post-split basis) issued, a total of 14,950,000 Common Shares (4,983,333 Common Shares on a post-split basis) with a value of $299,000 were granted to our directors and officers.
Professional Fees
We recorded professional fees of $794,240 for the year ended December 31, 2020 (for the period from March 13, 2019 (inception) to December 31, 2019 - $182,900). Most of the fees relate to legal and audit fees to prepare the Regulation A+ Tier 2 materials related to the Regulation A Offering (defined below).
General and Administrative and Travel Expenses
General and administrative expenses of $1,400,280 for the year ended December 31, 2020 (for the period from March 13, 2019 (inception) to December 31, 2019 - $175,296) were related to filing fees for the Regulation A+ Tier 2 materials for the Regulation A Offering, rent and promotion costs. We recorded $427,742 for the year ended December 31, 2020 (for the period from March 13, 2019 (inception) to December 31, 2019 - $305,874) in travel expenses for various trips related to the subsidiaries and the Company’s promotion.
Liquidity and Capital Resources
The following table sets forth the major components of our statements and consolidated statements of cash flows for the periods presented.

(in thousands of United States dollars)	Year ended December 31, 2020	For the period from March 13, 2019 (inception) to December 31, 2019
Cash from operating activities	$(8,421)	$(454)
Cash from financing activities	$25,816	$1,005
Cash from investing activities	$(2,164)	$(431)
Effect of exchange rate change	$152	$20
Change in cash during the period	$15,383	$140
Cash, beginning of period	$140	$-
Cash, end of period	$15,523	$140

As at December 31, 2020, we had working capital of $14,888,184.  Our primary cash flow needs are for the development of our cannabis activities, administrative expenses and for general working capital.
At present, we have not had any production and consequently no revenue generating assets or operations. Our continued existence is dependent on our ability to obtain necessary financing to complete the development of our cannabis operations and/or other potential projects and attain future profitable production. At present, we have no established sources of income and the success of our growth and development programs will be contingent upon our ability to raise sufficient equity financing on favorable terms. We do not expect to generate any internal cash flows to finance the development costs in the foreseeable future.
Regulation A Offering
We raised $29,997,195 under an offering of units under Tier 2 of Regulation A under Section 3(b) of the Securities Act of 1933, as amended, that closed upon the sale of the maximum units in December 2020 (the “Regulation A Offering”).  Each Unit is comprised of one Common Share and one-half of one Common Share purchase warrant to purchase one additional Common Share at an exercise price of $1.00 per whole warrant share ($3.00 on a post-split basis), subject to certain adjustments, over an 18-month exercise period following the date of issuance of the warrant. The Units were offered at a purchase price of $0.75 ($2.25 on a post-split basis) per Unit.
Related Party Loans
QuestCap Loan
On August 6, 2019, we entered into a loan agreement with QuestCap Inc. (formerly Copper One Inc.), as amended on September 12, 2019, for a loan to us of up to $500,000 of which $497,514 of principal was drawn down by us in borrowings prior to repayment (December 31, 2019 - $497,514). The loan is a United States dollar loan which bears interest at 10% annually, is unsecured, and is payable on demand. As at December 31, 2019, the interest payable on the loan was $15,784. Stan Bharti and Deborah Battiston are Director and Chief Financial Officer, respectively, of the Company and of QuestCap Inc. These funds were sent to provide support to Cosechemos and to provide working capital for our Company. On January 31, 2020, the loan was repaid in the amount of $521,341; $497,514 to principal and $23,827 to interest.

Sulliden Mining Capital Loan
On November 6, 2019 we entered into a loan agreement with Sulliden Mining Capital Inc. for a loan to us of up to $525,000 of which $501,941 of principal was drawn down by us in borrowings prior to repayment (December 31, 2019 - $495,613). The loan is a United States dollar loan which bears interest at 12% annually, is unsecured, and was due on March 31, 2020. As at December 31, 2019, the interest payable on the loan was $3,681. Stan Bharti and Deborah Battiston are Director and Chief Financial Officer, respectively, of the Company and Interim Chief Executive Officer and former Chief Financial Officer, respectively of Sulliden Mining. These funds were sent to provide support to Cosechemos and to provide working capital for the Company. On January 31, 2020, the loan was repaid in the amount of $510,557; $501,941 to principal and $8,616 to interest.
Q Gold Resources Loan
On June 18, 2019, we entered into a loan agreement in favor of Q Gold Resources Ltd. for an amount of $16,667. The loan bears interest at 10% annually, is unsecured, and is payable on demand. As at December 31, 2019, the interest payable on the loan was $895. Deborah Battiston is the Chief Financial Officer and Fred Leigh is a former director of the Company. Deborah Battiston is the Chief Financial Officer and Fred Leigh is the former Chief Executive Officer and a former director of Q Gold. These funds were sent to provide support to Cosechemos and to provide working capital for the Company. On March 6, 2020, the loan was repaid in the amount of $17,637; $16,667 to principal and $970 to interest.
Sanaty Loan
As at December 31, 2020, the Company had provided a loan of $224,000 to Sanaty IPS S.A.S. (“Sanaty”).  The purpose of making this loan was to provide working capital to Sanaty as a potential acquisition target.  The loan is unsecured, non-interest bearing and due on demand.  Imputed interest of $6,000 was not considered significant.  Sanaty is 28% owned indirectly by Medivolve Inc.  Deborah Battiston is the Chief Financial Officer of the Company and is also the Chief Financial Officer of Medivolve Inc.
Other Loans and Advances
Newdene Loan
On February 12, 2020, we made a loan of $1,000,000 to Newdene Gold Inc., or Newdene.  The loan accrues interest with an annual interest rate of 6% and is payable six months following the closing date of February 12, 2020.  The loan is secured by a securities pledge agreement in favor of our Company creating a security interest of 2,000,000 Common Shares (666,667 Common Shares on a post-split basis).  On November 23, 2020, the loan of $1,000,000 plus interest of $47,000 was repaid in full.
Kasa Loan
On January 1, 2020, a loan was oustanding to Kasa Wholefoods Company S.A.S, or Kasa.  The loan accrues interest with an annual interest rate of 5%, is unsecured, and is payable on demand.  As at June 30, 2020, we have a loan receivable of $218,324 (December 31, 2019 - $91,087) of which $216,000 (December 31, 2019 - $91,000) is principal and $2,324 (December 31, 2019 - $87) is interest.  The purpose for the loan was to provide working capital prior to the completion of the acquisition.
Consultancies Loan
On April 17, 2020, we made a loan of CAD$100,000 ($70,811) to Consultancies and Consultancies of Latam by GM LLC, or Consultancies.  The loan accrues interest with an annual interest rate of 5% and is payable sixty days following the closing date of April 17, 2020.  The loan to Consultancies and Consultancies of Latam by GM LLC of CAD$100,000 ($70,811) plus interest of $2,000 has been repaid in full via services provided.
Quiprofarma Advance
As at December 31, 2020, the Company had provided an advance of $78,000 to Laboratorios Quiprofarma S.A.S. (“Quiprofarma”).  The purpose of making this advance was for a prepayment of the purchase price on the asset acquisition that was closed subsequent to December 31, 2020.  See Note 24.
We do not pay dividends and, other than the debt discussed above, had no long-term debt or bank facilities, other than our lease liability.

Plan of Operations
As noted above, the continuation of our current plan of operations requires us to raise significant additional capital. If we are successful in raising capital through the sale of Common Shares offered for sale in the proposed initial public offering, we believe that we will have sufficient cash resources to fund our plan of operations through 2022. If we are unable to do so, we may have to curtail and possibly cease some operations.
During 2019 and 2020, we operated a 2-hectare Pilot Program at the Cosechemos Farm.  Pursuant to the Pilot Program, we have constructed one nursery and propagation center (an aggregate of 1,000 square meters) at the Cosechemos Farm where we planted 7,800 seedlings of non-psychoactive cannabis.  We harvested and processed the non-psychoactive cannabis from the Pilot Program resulting in a defined budget for dry flower productivity per plant and stabilization of certain genetic strains for our planned commercial cannabis production.  The Pilot Program assisted management in establishing what management believes is a viable agronomic management plan for cultivation in the Colombian geographic, organic and outdoor conditions.
We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.
Critical Accounting Policies
Our financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).  The preparation of interim financial statements in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting, requires the use of certain critical accounting estimates. It also requires management to exercise judgement in applying our accounting policies.
Recent Accounting Pronouncements
Accounting pronouncements not yet adopted
Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRIC that are mandatory for accounting periods beginning on or after January 1, 2019 or later periods. The following have not yet been adopted and are being evaluated to determine their impact on the Company.
•        IFRS 3 – Business Combinations (“IFRS 3”) was amended in October 2018 to clarify the definition of a business.  This amended definition states that a business must include inputs and a process and clarified that the process must be substantive and the inputs and process must together significantly contribute to operating outputs.  In addition it narrows the definitions of a business by focusing the definition of outputs on goods and services provided to customers and other income from ordinary activities, rather than on providing dividends or other economic benefits directly to investors or lowering costs and added a test that makes it easier to conclude that a company has acquired a group of assets, rather than a business, if the value of the assets acquired is substantially all concentrated in a single asset or group of similar assets.  The amendments are effective for annual reporting periods beginning on or after January 1, 2020.  Earlier adoption is permitted.

For acquisitions that do not meet the definition of a business under IFRS 3, the Company follows International Accounting Standard (“IAS”) 37 and IAS 38 guidelines for asset acquisition, where the consideration paid is allocated to assets acquired based on fair values on the acquisition date and transactions costs are capitalized and allocated to the assets acquired.
IAS 1 – Presentation of Financial Statements (“IAS 1”) and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”) were amended in October 2018 to refine the definition of materiality and clarify its characteristics.  The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements.  The amendments are effective for annual reporting periods beginning on or after January 1, 2020.  Earlier adoption is permitted.
Trend Information
Because we are still in the start-up phase and have only recently commenced operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this report to not be indicative of future operating results or financial condition.
Restatement Disclosure
In December 2020, we engaged Davidson & Company LLP, Chartered Accountants (“Davidson”) as our new PCAOB registered accounting firm to audit our financial statements. As part of a re-audit conducted by Davidson of our financial statements for the period March 13, 2019 (inception), to December 31, 2019, under PCAOB auditing standards, we have included disclosures in the audited financial statements related to changes in expenditures that were not appropriately recorded and founders' warrants that were revalued.  For our unaudited financial statements for the interim period ended June 30, 2020, we have revised the unaudited financial statements to include the above disclosures in addition to changes to foreign currency translation of intangible assets and net assets and net losses impacted by the consolidation of Flora Beauty LLC.
Our audit committee and Board have concluded that the restatements are quantitatively and qualitatively immaterial, that the weakness in our recording is being remedied through our hiring of additional accounting personnel in Canada and Colombia and that all previously issued financial statements may be relied upon.
Off Balance Sheet Arrangements
We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements.
Capital Expenditures
We do not have any contractual obligations for ongoing capital expenditures at this time.

Contractual Obligations, Commitments and Contingencies
The following table sets forth the amount of our contractual obligations as of December 31, 2020.
In thousands of US dollars	Payments due by period:
	Total	Less than 1 year	1 – 3 years	More than 3 years
Long-term debt obligations	$-	$-	$-	$-
Capital (finance) lease obligations	395	107	288	-
Operating lease obligations	-	-	-	-
Purchase obligations	-	-	-	-
Other long-term liabilities reflected on our balance sheet	-	-	-	-
Total	$395	$107	$288	$-

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.
As our Company matures we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. For example, the re-audit of our financial statements for the period March 13, 2019 (inception) to December 31, 2019, under PCAOB auditing standards, identified changes in expenditures that were not appropriately recorded and founders' warrants that were revalued. As well during the 2020 audit, the Company’s auditors noted material weaknesses and made certain recommendations to management regarding these material weaknesses related to goodwill impairment testing, financial reporting processes related to the newly acquired subsidiaries in Colombia and intercompany and related party transactions.  Our management believes that such weaknesses are being remedied through our hiring of additional accounting personnel in Canada and Colombia. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse effect on the financial condition of the Company and the value of an investment in our securities..
In this Annual Report on Form 1-K, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer.  Accordingly, the information that we provide in this Annual Report on Form 1-K may be different than the information you may receive from other public companies in which you hold equity interests.  If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Item 3. Directors and Officers

Our Executive Officers and Directors
The table below sets forth the names, ages and positions of our executive officers and members of our Board of Directors as of the date of this Annual Report on Form 1-K.  The business address of all of persons identified below is 65 Queen Street West, Suite 900, Toronto, Ontario, M5H 2M5 Canada.
Name	Position	Age	Term of Office	Approximate hours per weekfor part-time employees

Executive Officers:
Luis Merchan	President and Chief Executive Officer	39	December 2020-Present	N/A
Deborah Battiston	Chief Financial Officer	62	March 2019 – Present	30
Orlando Bustos	VP Strategic Finance and FP&A	32	March 2019 – Present	20
James Williams	VP Corporate Development	31	April 2020- Present	N/A
Javier Franco	VP Agriculture	52	June 2019 – Present	N/A
Damian Lopez	VP Strategy and Legal	36	March 2019 – Present	30
Aaron Atin	Corporate Secretary	37	January 2021-Present	20
Evan Veryard	VP Investor Relations	27	April 2020- Present	15
Directors:
Dr. Bernard Wilson	Executive Chaiman	77	November 2020-Present	N/A
Luis Merchan	Director/ President and Chief Executive	39	December 2020-Present	N/A
Stan Bharti	Director	68	March 2019 – Present	N/A
Juan Carlos Gomez Roa	Director	68	December 2020-Present	N/A
Dr. Beverly Richardson	Director	60	December 2020-Present	N/A

Business Experience and Biographical Information
The following is a summary of certain biographical information concerning our executive officers and directors.
Luis Merchan, President, Chief Executive Officer and Director: Mr. Merchan is a proven executive with over 10 years of experience in enterprise sales management from industry-leading consumer package goods companies.  Mr. Merchan has a background in corporate strategy, merchandising, expense management, and customer experience.  Mr. Merchan has served as the President – Consumer Good (which was subsumed by the President and Chief Executive Officer roles) and Director of the Company since July 2020.  From January 2020 to July 2020, Mr. Merchan served as Vice President of Workforce Strategy and Operations for Macy’s Inc. (“Macy’s”), where he managed the enterprise’s profit and loss expense line for its 540-store portfolio.  Throughout Mr. Merchan’s 10-year tenure at Macy’s, Mr. Merchan led various sales and marketing initiatives, including the B2B corporate sales team that was responsible for $160 million in annual revenue and 15% year over year growth.  Prior to Mr. Merchan’s most recent role, Mr. Merchan held various executive-level roles at Macy’s. From January 2019 to December 2019, Mr. Merchan served as VP of Customer Experience and Selling Support Services. From January 2017 to January 2019, Mr. Merchan served as Group VP National Merchandising and Sales – Beauty. From June 2013 to December 2016, Mr. Merchan served as VP Regional Merchandise Execution. Mr. Merchan obtained his Bachelor of Industrial Engineering from Pontifical Xaverian University in Bogota, Colombia and his MBA from McNeese State University.  Mr. Merchan also holds a Graduate Certificate in Marketing Management from Harvard University.
Deborah Battiston, Chief Financial Officer: Ms. Battiston is a CPA-CGA, ICD.D from the University of Toronto’s Rotman School of Management and holds a BA in Economics from the University of Guelph. From August 1998 to the present, Ms. Battiston has been Chief Financial Officer of a number of Canadian Public Companies including, ARHT Media Inc., Copper One Inc., Sulliden Mining Capital Inc. and QMX Gold Corporation.  She has an extensive background with over 25 years of financial management which includes public companies, mergers and acquisitions, tax, and financing. Ms. Battiston also has broad experience with fast paced growth companies and infrastructure creation having managed the financial teams for many successful, international and domestic companies in the mining, technology, cannabis and other sectors.

Orlando Bustos, VP Strategic Finance and FP&A: Mr. Bustos has several years of diverse financial and capital markets experience. Mr. Bustos brings experience in venture capital and investments from Forbes & Manhattan (F&M), a global private merchant bank (September 2016 – present). Additionally, Mr. Bustos worked closely with F&M’s portfolio companies on strategy and corporate development projects. Previously, Mr. Bustos worked in Deloitte’s Global M&A Group providing companies M&A, capital raising and strategic advisory (December 2014 – August 2016). Mr. Bustos also held corporate finance roles in large international corporations including Nutrien, the largest agriculture company in Canada (January 2014 – December 2014). Mr. Bustos obtained a BBA (Finance) with a Joint Major in Economics from the Beedie School of Business at Simon Fraser University.
James Williams, VP Corporate Development: Mr. Williams is a corporate finance and business development specialist who has spent the previous three years focused on driving corporate M&A and revenue opportunities within the regulated cannabis eco-system. Most recently, Mr. Williams was the Founder of Cannabis Manufacturers Guild in January 2020, a business solutions trade association for the cannabis space and has built an extensive network in the global cannabis industry. Prior to that, he worked with WeedMD Rx as Director of Capital Markets and Business Development focusing on capital raising and M&A analysis from April 2019 to January 2020. Before entering the corporate cannabis space, Mr. Williams specialized in cannabis securities at Laurentian Bank and has worked in investment banking for 10 years including time at Barclays Securities (July 2011 - August 2014) and UBS Investment Bank (September 2014 - November 2016). Mr. Williams graduated with a BBA from Wilfrid Laurier University, with a Minor in Economics in August 2011. In 2013, Mr. Williams completed his Certified Market Technician certification to become a CMT.
Javier Franco, VP Agriculture: Mr. Franco is a master horticulturist with over 25 years of experience in the design, implementation and management of cultivation and propagation facilities for flowering plants in Latin America, mainly Colombia and Ecuador. Mr. Franco speaks English and Spanish fluently and obtained his agricultural studies at Zamorano University in Honduras and later an International Exchange Program at Ohio State University. Mr. Franco has managed technical, commercial and research groups in flower, fruit and vegetable markets in Latin America, and has participated in the commercial development of new technologies applied in agro-industry.  From 2015 to present, Mr. Franco has been the director of agriculture for Tecnoviv SAS in Colombia.
Damian Lopez, VP Strategy & Legal: Mr. Lopez has over 10 years of experience working in the Latin American market, including corporate finance, mergers and acquisitions and go-public transactions.  In addition, Mr. Lopez is a corporate securities lawyer who has worked with various Canadian and US publicly listed companies in the technology, resources and cannabis industries. Mr. Lopez served as the President, Chief Executive Officer and Director of the Company from March 2019 to December 2020. Since February 2018 to the present, Mr. Lopez has been serving as the Chief Executive Officer of Wolf Acquisition Corp, a TSX Venture Exchange listed capital pool company.  From May 2016 to January 2019, Mr. Lopez served as the President, Chief Executive Officer, and Director of Valencia Ventures Inc., a Canadian resource company.  Since August 2015 to the present, Mr. Lopez is legal counsel and corporate secretary of a number of Canadian public companies. From September 2011 to July 2015, Mr. Lopez was a Corporate Associate at Stikeman Elliott LLP, a law firm specializing in corporate and securities law. Mr. Lopez is fluent in English and Spanish and obtained a Juris Doctor from Osgoode Hall Law School and a Bachelor of Commerce & Finance from the University of Toronto.
Evan Veryard, VP Investor Relations: Mr. Veryard is an experienced investor relations executive. In his previous role as President of Capital 10X during April 2019 to March 2020, Mr. Veryard worked with public and private companies in the metals and cannabis industries on their digital investor relations strategies to help them drive out more clear messaging and increase investor awareness. Mr. Veryard obtained his Bachelor of Chemical Engineering from McGill University and Masters of Applied Science in Chemical Engineering from the Royal Military College of Canada. Mr. Veryard is also the Founder and Chairman of a national charity, Focus Forward for Indigenous Youth, where he’s worked closely with Indigenous communities on infrastructure development projects, including the construction of two northern 4-season greenhouses (April 2017 – Present). During his time as Chairman, he also helped secure partnerships and funding from international organizations and federal and provincial governments.

Aaron Atin, Corporate Secretary: Mr. Aaron Atin is a corporate and securities lawyer who, since January 2019 to present, has worked as a legal consultant and the corporate secretary of various public companies in the mining, agricultural, medical and technology industries. From June 2014 to December 2018, he was an associate at Davies, Ward, Phillips & Vineberg LLP, a top tier business-focused law firm, where he worked on a variety of corporate, securities and commercial transactions. Mr. Atin studied at the University of Toronto, Faculty of Law, and the University of Waterloo, where he obtained a Juris Doctor and a Bachelor of Arts degree, respectively.
Dr. Bernard Wilson, Chairman: Dr. Wilson is a senior financial professional since July 1975. He is the former Vice-Chairman of PriceWaterhouseCoopers LLP (June 2002 – June 31, 2005) and Chairman of the Founders Board of the Institute of Corporate Directors (January 2002 – December 2005). Mr. Wilson has served as Chairman of the Canadian Chamber of Commerce (January 1991 – December 1991); Chairman of the International Chamber of Commerce – Canada (January 1991 – December 1991); and Member of the Canada/US Trade Committee (January 1988 – December 1991). Mr. Wilson is currently a director of a number of other public Canadian companies. Drawing on his experience as Chairman of the Founders Board of Institute of Corporate Directors, as Lead Director, Mr. Wilson will work with the Company’s Board of Directors and its various standing committees to ensure effective corporate governance practices and to enhance and protect the independent of the Board.
Dr. Beverley Richardson, Director: Dr. Richardson is a renowned psychotherapeutic practitioner whose collaborative efforts and clinical influence are reflected in some of the most compelling and effective addiction and behavioural health programs in North America, which include: Sierra Tucson (Arizona), the Meadows (Arizona) and Betty Ford Center (California). She has a Doctorate Degree in Psychology and is a B.C. Registered Clinical Counsellor, Internationally Certified Eating Disorders Specialist, and EMDR Level II Trauma Therapist. Dr. Richardson has integrated her extensive experience in health and wellness with her entrepreneurial spirit to form her nutraceutical and bioscience research and development enterprises.
From each of September 2020, March 2013, and October 2009 to the date hereof, Dr. Richardson respectively served as: (i) the Vice President of International Business at Phytorigins Botanicals Ltd., a Canadian biotech company, (ii) the Vice President of Science (Research and Development) at Phytology Nutraceuticals Ltd., a Canadian company focused on the manufacturing and sales of plant based medicines and psychoactive therapeutics, (iii) the managing director of Peyto Enterprises Ltd., a British Columbia company that Dr. Richardson founded operating in the lifestyle industry, and (iv) the managing director of Legacies Advisory Group Inc., a British Columbia consultant agency that Dr. Richardson founded which provides expertise in the planning, development and execution of addiction, behavioural health and wellness programs. Dr. Richardson obtained her Bachelor of Science from the University of Toronto, Master of Science from the University of Pennsylva7nia, and Doctor of Psychology from California Southern University, graduating magna cum laude.
Juan Carlos Gomez Roa, Director: Mr. Gomez has more than 20 years of experience working in Latin America in the gaming and entertainment industry.  Mr. Gomez has been the Chief Executive Officer of Winner Group CIRSA since January 2000 and participated in the acquisition of Winner Group CIRSA by the Blackstone Group in April 2018.  He has a Bachelors Degree in Psychology from St. Thomas University in Colombia. Mr. Gomez is a director of several private companies in Colombia.
Stan Bharti, Director: Stan Bharti has more than 30 years of professional experience in business, finance, markets, operations, and more. His focus has been on the resource and technology sectors. He has amassed over $3 billion worth of investment capital for the junior companies that he has worked with, and for their shareholders. He is a Professional Mining Engineer and holds a Masters Degree in Engineering from Moscow, Russia and University of London, England. From 2015 to present, Mr. Bharti’s principal occupation has been as the Executive Chairman of Forbes & Manhattan, Inc. In addition, Mr. Bharti is a director of several public and private companies.

Involvement in Certain Legal Proceedings
To our knowledge, none of our current directors or executive officers have, during the past ten years:
•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.
Compensation of our Directors
The following table sets forth information concerning the compensation of our executive officers and non-employee directors for the 2020 fiscal year.

Director Compensation
Name	Fees earned or paid in cash	Stock awards	Option awards(1)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Executive Officers:
Damian Lopez	$435,745	-	$-	-	-	-	$435,745
Deborah Battiston	$137,149	-	$-	-	-	-	$137,149
Orlando Bustos	$52,305	-	$-	-	-	-	$52,305
Javier Franco	$59,432	-	-	-	-	-	59,432
Luis Merchan	$200,500	$2,560,000	$917,805	-	-	-	3,678,305
Evan Veryard	$24,799	-	$45,921	-	-	-	70,720
Directors:
Stan Bharti	$1,111,915	-	-	-	-	-	$1,111,915
Damian Lopez(2)	-	-	-	-	-	-	-
Fred Leigh	-	-	-	-	-	-	$-
William Steers(3)	-	-	$-	-	-	-	$-
Dr. Beverly Richardson	-	-	$229,604	-	-	-	$229,604
Dr. Bernard Wilson	-	-	$229,604	-	-	-	$229,604
Juan Carlos Gomez	-		$229,604	-	-	-	$229,604
(1)	Option awards are based on the Black-Scholes option valuation model.
(2)	Damian Lopez is a former director of the Company and resigned from the Board in December 2020.
(3)	William Steers is a former director of the Company and resigned from the Board in December 2020.

As of December 31, 2020 we had five directors. During the year ended December 31, 2020, we did not pay our directors any cash compensation for their services as Board members. Effective for 2022 each non-executive board member will receive $5,000 per quarter for his or her services as board members.
On June 28, 2019, certain of our directors acting at that time were each granted 2,000,000 options (666,667 options on a post-split basis) to purchase Common Shares at $0.05 ($0.15 on a post-split basis) per share.
On December 16, 2020, certain of our directors were each granted 500,000 options (166,667 options on a post-split basis) to purchase Common Shares with an exercise price of $0.75 ($2.25 on a post-split basis) per option, with each option to expire five years from the date of the grant.
Employment Agreements, Arrangements or Plans
The following describes the respective consulting agreements entered into by the Company and its executive officers in place as of the date hereof.

Stan Bharti
The Company entered into a contract with Mr. Bharti for consulting services to the Company in the capacity as Executive Chairman, dated March 14, 2019 (the “Bharti Consulting Agreement”), pursuant to which Mr. Bharti is entitled to compensation for the provision of such services of base fees of CAD$12,500 per month.  This agreement provides for a severance payment of 24 months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees.
Pursuant to the Bharti Consulting Agreement, in the event that there is a change in control of the Company, either Mr. Bharti or the Company shall have one year from the date of such change in control to elect to have this agreement terminated.  In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to Mr. Bharti that is equivalent to 36 months’ base fees plus an amount that is equivalent to all cash bonuses paid to Mr. Bharti in the 36 months prior to the change in control.  Following a change in control, all options granted to Mr. Bharti shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to Mr. Bharti, but not yet vested, shall vest immediately. Similarly, following a change in control, all shares granted to Mr. Bharti under the Company’s share compensation plan, but not yet vested, shall vest immediately.
Mr. Bharti tendered his resignation as Executive Chairman of the Company, and the board of directors of the Company accepted Mr. Bharti’s resignation as the Executive Chairman of the Company pursuant to resolutions of the Company’s Board dated December 16, 2020. Mr. Bharti will remain as a Director of the Company. The Bharti Consulting Agreement was amended pursuant to that certain Amendment to Independent Contractor Agreement made effective as of December 16, 2020 (the “Amended Bharti Consulting Agreement”).  Pursuant to the Amended Bharti Consulting Agreement, other than in the context of a change of control of the Company, the Company may terminate the Bharti Consulting Agreement without cause by making a lump sum payment to Mr. Bharti that is equivalent to 12 months’ base fees payable to Mr. Bharti within 30 days of the termination date.
Damian Lopez
The Company entered into a contract with Damian Lopez Consulting Professional Corporation (“Lopez Procorp”), through an affiliated entity of Mr. Lopez, for consulting services to the Company in the capacity as Chief Executive Officer, dated March 13, 2019 (the “Lopez Consulting Agreement”), pursuant to which Lopez Procorp is entitled to compensation for the provision of such services of base fees of CAD$12,500 per month.  This agreement provides for a severance payment of 36 months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees.
Pursuant to the Lopez Consulting Agreement, in the event that there is a change in control of the Company, either Lopez Procorp or the Company shall have one year from the date of such change in control to elect to have this agreement terminated.  In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to Lopez Procorp that is equivalent to 36 months’ base fees plus an amount that is equivalent to all cash bonuses paid to Lopez Procorp in the 36 months prior to the change in control.  Following a change in control, all options granted to Lopez Procorp shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to Lopez Procorp, but not yet vested, shall vest immediately. Similarly, following a change in control, all shares granted to Lopez Procorp under the Company’s share compensation plan, but not yet vested, shall vest immediately.
On December 16, 2020, Mr. Lopez resigned from his positions as President, Chief Executive Officer and Director of the Company.  Mr. Lopez will continue with the Company as Vice President – Legal and Strategy of the Company.  Accordingly, the Lopez Consulting Agreement was amended pursuant to that certain Amendment to Independent Contractor Agreement made effective as of December 16, 2020 (the “Amended Lopez Consulting Agreement”). Pursuant to the Amended Lopez Consulting Agreement, Mr. Lopez will provide consulting services to the Company in capacity of Vice President – Legal and Strategy and is entitled to compensation for the provision of such services of base fees of CAD$10,000 per month. As additional consideration, Mr. Lopez will be granted a one-time bonus of CAD $150,000 forthwith following completion of the public listing of the Common Shares of the Company on a stock exchange. Moreover, other than in the context of a change in control of the Company, the Company may terminate the Lopez Consulting Agreement without cause by making a lump sum payment to Mr. Lopez that is equivalent to 12 months’ base fees payable to Mr. Lopez within 30 days of the termination date.
On December 16, 2020, Mr. Lopez was awarded a one-time bonus in the aggregate amount of C$300,000, plus applicable goods and services tax.

Orlando Bustos
The Company executed a contract with Mr. Bustos for consulting services to the Company in his capacity as VP Corporate Development, dated March 13, 2019 (the “Bustos Consulting Agreement”), pursuant to which Mr. Bustos is entitled to compensation for the provision of such services of base fees of CAD$2,500 per month.  This agreement provides for a severance payment of 24 months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees.  Effective as of April 1, 2021, Mr. Bustos was appointed VP Strategic Finance and FP&A, and Mr. Williams was appointed VP Corporate Development (see below).
Pursuant to the Bustos Consulting Agreement, in the event that there is a change in control of the Company, either Mr. Bustos or the Company shall have one year from the date of such change in control to elect to have this agreement terminated.  In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to Mr. Bustos that is equivalent to 36 months’ base fees plus an amount that is equivalent to all cash bonuses paid to Mr. Bustos in the 36 months prior to the change in control.  Following a change in control, all options granted to Mr. Bustos shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to Mr. Bustos, but not yet vested, shall vest immediately. Similarly, following a change in control, all shares granted to Mr. Bustos under the Company’s share compensation plan, but not yet vested, shall vest immediately.
The Bustos Consulting Agreement was amended pursuant to that certain Amendment to Independent Contractor Agreement made effective as of December 16, 2020 (the “Amended Bustos Consulting Agreement”).  Pursuant to the Amended Bustos Consulting Agreement, other than in the context of a change in control of the Company, the Company may terminate the Bustos Consulting Agreement without cause by making a lump sum payment to Mr. Bustos that is equivalent to 12 months’ base fees payable to Mr. Bustos within 30 days of the termination date.
James Williams
The Company has a contract with Mr. Williams for consulting services to the Company in his capacity as VP Corporate Development, dated April 1, 2021 (the “Williams Consulting Agreement”), pursuant to which Mr. Williams is entitled to compensation for the provision of such services of base fees of US$80,000 per year.
Either the Company or Mr. Williams may terminate the Williams Consulting Agreement without cause by delivering notice in writing to the other party (or payment in lieu of such notice in the case of the Company) no later than 30 days prior to the date of termination.
Deborah Battiston
The Company has a contract with Jadan Consulting Corporation (“Jadan”), an affiliated entity of Ms. Battiston, for consulting services to the Company in Ms. Battiston’s capacity as Chief Financial Officer, dated March 13, 2019 (the “Battiston Consulting Agreement”), pursuant to which Jadan is entitled to compensation for the provision of such services of base fees of CAD$7,500 per month.  This agreement provides for a severance payment of 24 months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees.
Pursuant to the Battiston Consulting Agreement, in the event that there is a change in control of the Company, either Jadan or the Company shall have one year from the date of such change in control to elect to have this agreement terminated.  In the event that such an election is made, the Company shall, within 30 days of such election, make a lump sum termination payment to Jadan that is equivalent to 36 months’ base fees plus an amount that is equivalent to all cash bonuses paid to Jadan in the 36 months prior to the change in control.  Following a change in control, all options granted to Jadan shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to Jadan, but not yet vested, shall vest immediately. Similarly, following a change in control, all shares granted to Jadan under the Company’s share compensation plan, but not yet vested, shall vest immediately.

The Battiston Consulting Agreement was amended pursuant to that certain Amendment to Independent Contractor Agreement made effective as of December 16, 2020 (the “Amended Battiston Consulting Agreement”).  Pursuant to the Amended Battiston Consulting Agreement, other than in the context of a change in control of the Company, the Company may terminate the Battiston Consulting Agreement without cause by making a lump sum payment to Ms. Battiston that is equivalent to 12 months’ base fees payable to Ms. Battiston within 30 days of the termination date.
On December 16, 2020, Ms. Battiston was awarded a one-time bonus in the aggregate amount of US$40,000, plus applicable goods and services tax.
Luis Merchan
The Company previously engaged Mr. Merchan to serve as its President – Consumer Goods, which agreement became effective June 15, 2020 (the “Merchan Consulting Agreement”).  Pursuant to the Merchan Consulting Agreement, Mr. Merchan’s base monthly salary is US$25,000.00 (“Base Fees”), plus applicable harmonized sales tax, if applicable, together with any such increments thereto and bonuses as the Company’s Board may from time to time determine.  As part of Mr. Merchan’s engagement, he will be receiving 666,667 options to purchase Common Shares (post-split) in the capital of the Company (the “Options”).  The Options will be issued in accordance with the Company’s stock option plan, will have an exercise price of US$2.25 per Option, will expire five years from the date that the Options are granted and will vest immediately upon the date of the grant.  In addition, Mr. Merchan will be issued 1,666,667 Common Shares in the capital of the Company as follows: (a) 666,667 Common Shares will be issued promptly after the date set forth in the Independent Contractor Agreement (the “First Tranche”); and (b) 1,000,000 Common Shares will be issued on or about the date on which the Company achieves certain milestones, as determined by the Board (each, a “Milestone”).  Pursuant to the Merchan Consulting Agreement, following the completion of a three-month probationary period, the Company may terminate the Merchan Consulting Agreement without cause by making a lump sum payment to Mr. Merchan that is equivalent to 24 months’ Base Fees payable to Mr. Merchan within 30 days of the termination date.
On December 16, 2020, Mr. Merchan was appointed by the Company’s Board to serve as the President and Chief Executive Officer of the Company. Accordingly, the Merchan Consulting Agreement was amended pursuant to that certain Amendment to Independent Contractor Agreement made effective as of December 16, 2020 (the “Amended Merchan Consulting Agreement”).  Pursuant to the Amended Merchan Consulting Agreement, Mr. Merchan will provide consulting services to the Company in the capacity of President and Chief Executive Officer of the Company.  Moreover, other than in the context of a change in control of the Company, the Company may terminate the Merchan Consulting Agreement without cause by making a lump sum payment to Mr. Merchan that is equivalent to 12 months’ base fees payable to Mr. Merchan within 30 days of the termination date.
On December 16, 2020, in accordance with the terms of the Merchan Consulting Agreement, the Company’s Board agreed to fix as a first Milestone the Company’s prior launch of two consumer packaged goods (the “Packaged Goods Launch”) and to issue 666,667 Common Shares (post-split) to Mr. Merchan as a result thereof, and to fix as a second Milestone this offering pursuant to the Merchan Consulting Agreement.  On or about the date on which the second Milestone is achieved, 333,333 Common Shares (post-split) are allotted and to be issued to Mr. Merchan.

Item 4.   Security Ownership of Management and Certain Securityholders

PRINCIPAL SHAREHOLDERS
The following table shows the beneficial ownership of our Common Shares, as of April 29, 2021, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As at April 29, 2021, there were 116,071,260 Common Shares issued and outstanding.
Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to convertible securities, options, warrants and other rights which are currently exercisable or which may become exercisable within 60 days of the date hereof, are deemed outstanding and beneficially owned by the person holding such convertible securities, options, warrants or other rights for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.
The percentages below are based on fully diluted Common Shares as of the date of this Annual Report. Unless otherwise indicated, the business address of each person listed is c/o 65 Queen Street West, Suite 800
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class(1)

Directors and Officers:

All executive officers and directors as a group	20,126,400 shares	13,125,000 shares(2)	28.6%(2)

Greater than 10% Securityholders:
None

(1) This Annual Report does not contemplate that any of our current listed shareholders will acquire any additional Common Shares as part of the Offering.
(2) Includes 7,625,000 shares of common stock issuable upon exercise of stock options and 6,000,000 shares of common stock issuable upon exercise of founder warrants held by executive officers and directors.

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Parties
Except as described below and except for employment and compensation arrangements which are described under “Compensation of Directors and Executive Officers” above, since the inception of the Company, there has not been, nor is there currently proposed, any transaction in which the Company or any of its subsidiaries are or were a participant and the amount involved exceeds the lesser of $120,000 and 1% of the average of the Company’s total assets at yearend for the last two completed fiscal years, and in which any of our directors, executive officers, holders of more than 10% of our Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest
The Company has a contract with Forbes & Manhattan, Inc. (“F&M”), of which Mr. Bharti is the Executive Chairman (the “Forbes Consulting Agreement”), for administrative and managerial services, dated March 14, 2019, pursuant to which F&M is entitled to compensation for the provision of such services of base fees of CAD$12,500 per month.  This agreement provides for a severance payment of 24 months’ base fees on termination by the Company without cause. This agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees.
Pursuant to the Forbes Consulting Agreement, in the event that there is a change in control of the Company, either F&M or the Company shall have one year from the date of such change in control to elect to have this agreement terminated.  In the event that such an election is made, the Corporation shall, within 30 days of such election, make a lump sum termination payment to F&M that is equivalent to 36 months’ base fees plus an amount that is equivalent to all cash bonuses paid to F&M in the 36 months’ prior to the change in control.  Following a change in control, all options granted to F&M shall be dealt with in accordance with the terms of the Company’s stock option plan; however, all options granted to F&M, but not yet vested, shall vest immediately.
The Forbes Consulting Agreement was amended pursuant to that certain Amendment to Independent Contractor Agreement made effective as of December 16, 2020 (the “Amended Forbes Consulting Agreement”).  Pursuant to the Amended Forbes Consulting Agreement, other than in the context of a change in control of the Company, the Company may terminate the Forbes Consulting Agreement without cause by making a lump sum payment to F&M that is equivalent to 12 months’ base fees payable to F&M within 30 days of the termination date.
During 2020 the Company incurred expenses for consulting, rent and promotion services in the amount of $131,976 from 2227929 Ontario Inc. and expenses for consulting in the amount of $117,810 from Forbes and Manhattan. (the period from incorporation on March 13, 2019 to December 31, 2019, $143,710 from 2227929 Ontario Inc. and expenses for consulting in the amount of $119,758 from Forbes and Manhattan).  As at December 31, 2020, $11,094 was were included in trade payables and accrued liabilities, related to Forbes and Manhattan and $11,215 is due from 2227929 Ontario Inc. these amounts are unsecured, non-interest bearing and due on demand.  Fred Leigh is a former director of the Company and is also a director and officer of 2227929 Ontario Inc. Stan Bharti is a director of the Company and is also a director of Forbes and Manhattan.
The Company has entered into certain loan agreements with several related parties.
Refer to the “Liquidity and Capital Resources” section of the “Management Discussion and Analysis” above for details regarding related party loans.

Review, Approval and Ratification of Related Party Transactions
Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.
Item 6.   Other Information

None

Item 7.   Financial Statements

Page Number	Description

F-1
Audited Consolidated Financial Statements of Flora Growth Corp. for the Year Ended December 31, 2020 and for the Period from Incorporation on March 13, 2019 to December 31, 2019 (expressed in thousands united states dollars)

F-2	Independent Auditors’ Report

F-3	Consolidated Statements of Financial Position as of December 31, 2020 and December 31, 2019 (expressed in thousands of United States dollars)

F-4
Consolidated Statement of Loss and Comprehensive Loss for the Year Ended December 31, 2020 and for the Period from Incorporation on March 13, 2019 to December31, 2019 (expressed in thousands of United States dollars except for per share amounts)

F-5
Consolidated Statement of Changes in Shareholders’ Equity (Deficiency) for the Year Ended December 31, 2020 and for the Period from Incorporation on March 13,2019 to December 31, 2019 (expressed in thousands of United States dollars)

F-6	Consolidated Statement of Cash Flows for the Year Ended December 31, 2020 and for the Period from Incorporation on March 13, 2019 to December 31, 2019 (expressed in thousands of United States dollars)

F-7
Notes to the Audited Consolidated Financial Statements for the Year Ended December 31, 2020 and for the Period from Incorporation on March 13, 2019 to December 31, 2019 (expressed in thousands of United States dollars except for per share amounts)

Flora Growth Corp.

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2020 and the period from incorporation on
March 13, 2019 to December 31, 2019

(Expressed in United States Dollars)

To the Shareholders and Directors of
Flora Growth Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Flora Growth Corp. (the “Company”), as of December 31, 2020 and 2019, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency), and cash flows for the year ended December 31, 2020 and the period from incorporation (March 13, 2019) to December 31, 2019, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from incorporation (March 13, 2019) to December 31, 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ DAVIDSON & COMPANY LLP
Chartered Professional Accountants

Vancouver, Canada

April 20, 2021

Flora Growth Corp.
Consolidated Statements of Financial Position
(in thousands of United States dollars, except per share amounts which are in thousands of shares)

As at December 31,	2020	2019

ASSETS
Current
Cash	$15,523	$140
Trade and amounts receivable (Note 5)	922	20
Loans receivable and advances (Note 6)	302	91
Prepaid expenses	347	210
Inventory (Note 7)	540	-
Total current assets	17,634	461
Non-current
Property, plant and equipment (Note 8)	411	144
Right of use assets (Note 8)	318	291
Intangible asset (Note 10)	658	277
Goodwill (Note 10)	431	-
Total assets	$19,452	$1,173

LIABILITIES
Current
Trade payables and accrued liabilities (Note 17)	$1,809	$1,149
Amounts payable to vendors on business combinaitons (Note 9)	605	-
Loans payable (Note 11)	-	1,030
Current portion of long term debt (Note 13)	251	-
Current portion of lease liability (Note 12)	78	53
Total current liabilities	2,743	2,232
Non-current
Non-current debt (Note 13)	69	-
Non-current lease liability (Note 12)	251	246
Deferred tax (Note 20)	139	-
Total liabilities	3,202	2,478

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share capital (Note 14(b))	27,254	1,400
Options (Note 15)	2,396	86
Warrants (Note 16)	3,961	21
Accumulated other comprehensive income	39	23
Deficit	(17,287)	(2,824)
Non-controlling interest	(113)	(11)
Total Shareholders' equity (deficiency)	16,250	(1,305)
Total liabilities and shareholders' equity (deficiency)	$19,452	$1,173

Commitments and contingencies (Note 18)
Subsequent events (Note 24)

APPROVED ON BEHALF OF THE BOARD

Signed  “Damian Lopez”, DIRECTOR

Signed  “Bernard Wilson”, DIRECTOR

The accompanying notes are an integral part of these consolidated financial statements.

Flora Growth Corp.
Consolidated Statements of Loss and Comprehensive Loss
(in thousands of United States dollars, except per share amounts which are in thousands of shares)

	For the year ended December 31, 2020	For the period from incorporation (March 13, 2019) to December 31, 2019

Revenue (Note 23)	$106	$-

Cost of sales	35	-
Gross Profit	$71	$-

Expenses
Consulting and management fees (Note 14(b) and 17)	$4,752	$2,001
Professional fees	794	183
General and administrative	1,400	175
Travel expenses	428	306
Share based compensation (Note 15)	4,901	107
Depreciation and amortization (Notes 8 and 10)	113	26
Research and development	78	21
Foreign exchange loss	20	6
Total expenses	12,486	2,825

Loss before the undernoted items	(12,415)	(2,825)
Goodwill impairment (Note 10)	1,816	-
Interest expense	30	19
Transaction costs (Note 9)	132	-
Other income	(59)	-
Net loss for the period	$(14,334)	$(2,844)

Other comprehensive loss
Exchange differences on foreign operations	(16)	(23)
Total comprehensive loss for the period	$(14,350)	$(2,821)

Net loss attributable to:
Flora Growth Corp.	$(14,170)	$(2,824)
Non-controlling interests	$(164)	$(20)

Comprehensive loss attributable to:
Flora Growth Corp.	$(14,186)	$(2,801)
Non-controlling interests	$(164)	$(20)

Basic and diluted loss per share attributable to Flora Growth Corp.	$(0.16)	$(0.06)
Weighted average number of common shares outstanding (thousands)- basic and diluted (Note 19)	89,704	44,676

The accompanying notes are an integral part of these consolidated financial statements.

Flora Growth Corp.
Consolidated Statements of Shareholders' Equity (Deficiency)
(in thousands of United States dollars, except per share amounts which are in thousands of shares)

	Common Shares (thousands)		Options	Warrants	Accumulated other comprehensive loss	Accumulated Deficit	Non-Controlling interest (Deficiency)	Shareholders' Equity (Deficiency)
	#	$	$	$	$	$		$
Balance, March 13, 2019	-	-	-	-	-	-	-	-
Incorporation share	-	-	-	-	-	-	-	-
Common shares issued (Note 14(b))	70,000	1,400	-	-	-	-	-	1,400
Options issued (Note 15)	-	-	86	-	-	-	-	86
Warrants issued (Note 16)	-	-	-	21		-	-	21
Acquisition of Cosechemos (Note 9)	-	-	-	-	-	-	9	9
Other comprehensive loss - exchange differences on foreign operations	-	-	-	-	23	-	-	23
Loss for the period	-	-	-	-	-	(2,824)	(20)	(2,844)

Balance, December 31, 2019	70,000	1,400	86	21	23	(2,824)	(11)	(1,305)

Balance, December 31, 2019	70,000	1,400	86	21	23	(2,824)	(11)	(1,305)

Regulation A Offering (Note 14(b))	40,000	25,605	-	4,395	-	-	-	30,000
Share issuance costs (Note 14(b))	-	(2,652)	-	(455)	-	-	-	(3,107)
Common shares issued for services (Note 14(b))	4,000	2,560	-	-	-	-	-	2,560
Common shares issued for acquisitions (Note 14(b))	475	304	-	-	-	(317)	62	49
Options exercised	600	37	(7)	-	-	-	-	30
Options issued (Note 15)	-	-	2,341	-	-	-	-	2,341
Options expired	-	-	(24)	-	-	24	-	-
Other comprehensive loss - exchange differences on foreign operations	-	-	-	-	16	-	-	16
Loss for the year	-	-	-	-		(14,170)	(164)	(14,334)
Balance, December 31, 2020	115,075	27,254	2,396	3,961	39	(17,287)	(113)	16,250

The accompanying notes are an integral part of these consolidated financial statements.

Flora Growth Corp.
Consolidated Statements of Cash Flows
(in thousands of United States dollars, except per share amounts which are in thousands of shares)

	Year ended Decemer 31, 2020	For the period from incorportion (March 13, 2019) to December 31, 2019

CASH FROM OPERATING ACTIVITIES:
Net loss for the period	$(14,334)	$(2,844)
Items not involving cash:
Share-based compensation (Notes 14(b) & 15)	4,901	107
Goodwill impairment (Note 10)	1,816	-
Bonus paid in shares (Note 14(b))	-	1,400
Loans settled with services (Note 6)	71
Depreciation and amortization (Notes 8 and 10)	113	26
Accrued interest on loans receivable (Note 6)	(54)	-
Accrued interest on loans payable (Note 11)	13	20
	(7,474)	(1,291)

Net change in non‑cash working capital
Trade and other receivables	(543)	(19)
Inventory	(55)	-
Prepaid expenses	(26)	(170)
Trade payables and accrued liabilities	(323)	1,026
	(947)	837
Net cash flows from operating activities	(8,421)	(454)

CASH FROM FINANCING ACTIVITIES:
Regulation A Offering (Note 14(b))	30,000	-
Unit issue costs (Note 14(b))	(3,107)	-
Exercise of options (Note 14(b))	30	-
Repayments of lease liaility (Note 12)	(64)	(5)
Loans received (Note 11)	6	1,010
Interest paid (Note 11)	(33)	-
Loan repayments (Note 11)	(1,016)	-
Net cash flows from financing activities	25,816	1,005

CASH FROM INVESTING ACTIVITIES:
Loans provided (Notes 6 and 9)	(2,200)	(390)
Repayment of loans provided (Note 6)	1,000	-
Acquisition of equipment (Note 8)	(234)	(140)
Business and asset Acquisitions (Note 9)	(730)	99
Net cash flow from investing activities	(2,164)	(431)

Effect of exchange rate change	152	20

CHANGE IN CASH DURING THE PERIOD	15,383	140

CASH, beginning of the period	140	-

CASH, end of the period	$15,523	$140

Supplementary information
Interest paid	$33	$-
Income taxes paid	$-	$-
Non-cash consideration on acquisition of minority interests	$304	$-

The accompanying notes are an integral part of these consolidated financial statements.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

1. NATURE OF OPERATIONS
Flora Growth Corp. (the “Company” or “Flora”) was incorporated under the laws of the Province of Ontario, Canada by Articles of Incorporation, on March 13, 2019. The Company is focused on developing business for the purpose of cultivating, processing and supplying all natural, medicinal-grade cannabis oil, cannabis oil extracts and related products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies. The Company’s head office is located at 65 Queen Street West, Suite 900, Toronto, Ontario, M5H 2M5, Canada.

On July 16, 2019, the Company signed a share purchase agreement to purchase 90% of Cosechemos YA S.A.S (“Cosechemos”). Coshemos is a business domiciled in Colombia whose business purpose is to cultivate and process cannabis into standardized, medicinal-grade oil extracts and related products.  Cosechemos is licensed by the Ministry of Health and Ministry of Justice in Colombia to cultivate, produce derivatives, distribute and commercialize domestically and internationally, derived non-psychoactive cannabis (less than 1% of THC) and by the Ministry of Health to manufacture psychoactive derivatives (more than 1% of THC [tetrahydrocannabinol]) of cannabis.  As at December 31, 2020, Cosechemos has only grown cannabis for test purposes, and has made no commercial sales.

During the year ended December 31, 2020, the Company incorporated several new operating businesses.  Flora Beauty LLC was incorporated in Colorado and a subsidiary Flora Beauty LLC Sucursal Colombia was incorporated in Colombia, operations include the manufacture and sale of make-up and beauty products.  Hemp Textiles & Co. LLC was incorporated in Florida, United States and Hemp Textiles & Co S.A.S. was incorporated in Colombia, and these operations include the manufacture and sale of hemp-based clothing and textiles.  See Note 2 for additional details on the incorporation of these companies and their subsidiaries.  These companies were incorporated with the strategic goal of integrating them into the cannabis operations of the consolidated business.

During the year ended December 31, 2020, the Company also made three strategic acquisitions of operating companies in Colombia, with the intention of ultimately integrating these operations into the cannabis operations of the Company.  These companies’ operations are related to distribution of food and beverages, and manufacture and sale of medical and pharmaceutical products.  These acquisitions are further described in Note 9.

These consolidated financial statements have been prepared on a going concern basis, meaning that the Company will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

2. BASIS OF PRESENTATION
The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.
Statement of compliance
These consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and interpretation of the International Financial Reporting Interpretations Committee (“IFRIC”). The policies set out below have been consistently applied to all periods presented unless otherwise noted.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors of the Company on April 19, 2021.

Basis of consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and has the ability to affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition up to the date of disposition or loss of control. As at December 31, 2020, the Company had the following subsidiaries:

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Subsidiaries	Country of incorporation	Ownership	Functional currency

Cosechemos YA S.A.S.	Colombia	90%	Colombian Peso (COP)
Flora Growth Corp. Sucursal Colombia	Colombia	100%	Colombian Peso (COP)
Hemp Textiles & Co. LLC	United States	100%	United States Dollar (USD)
Hemp Textiles & Co. S.A.S.	Colombia	100%	Colombian Peso (COP)
Flora Beauty LLC	United States	87%	United States Dollar (USD)
Flora Beauty LLC Sucursal Colombia	Colombia	100%	Colombian Peso (COP)
Kasa Wholefoods Company S.A.S.	Colombia	90%	Colombian Peso (COP)
Kasa Wholefoods Company LLC	United States	90%	United States Dollar (USD)
Grupo Farmaceutico Cronomed S.A.S.	Colombia	100%	Colombian Peso (COP)
Labcofarm Laboratorios S.A.S.	Colombia	100%	Colombian Peso (COP)
Breeze Laboratory S.A.S.	Colombia	90%	Colombian Peso (COP)

Flora Beauty LLC was incorporated on January 14, 2020, and it’s 100% owned subsidiary Flora Beauty LLC Surcursal Colombia was incorporated on June 24, 2020.

Hemp Textiles & Co. LLC was incorporated on August 17, 2020, and it’s 100% owned subsidiary Hemp Textiles S.A.S. was incorporated on June 25, 2020.

Kasa Wholefoods Company LLC, a 100% owned subsidiary of Kasa Wholefoods Company S.A.S. was incorporated on April 1, 2020.

Refer to Note 9 for acquisition of minority interests completed during the year ended December 31, 2020.

Basis of measurement
The consolidated financial statements of the Company have been prepared on an accrual basis except for cash flow information and are based on historical cost except for financial instruments measured at fair value. The consolidated financial statements are presented in United States dollars unless otherwise noted.

3. SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements for the year ended December 31, 2020.
Business combination
Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of the assets transferred by the Company, liabilities incurred by the Company to the former owners of the acquiree and the equity interests issued by the Company in exchange for control of the acquiree. Acquisition related costs are generally recognized in profit or loss as incurred. At the acquisition date, the identifiable assets acquired, and the liabilities assumed are recognized at their fair value.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any noncontrolling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of identifiable assets acquired and liabilities assumed. If, after assessment, the net of the acquisition date amounts of identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of noncontrolling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Other contingent consideration is remeasured to fair value at subsequent reporting dates with changes in fair value recognized in profit or loss.

When a business combination is achieved in stages, the Company’s previously held equity interest in the acquiree is remeasured to its acquisition date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for those items for which the accounting is incomplete. The provisional amounts are adjusted during the measurement period, or additional assets or liabilities may be recognized to reflect additional information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Foreign currency translation
The presentation currency and functional currency of the Company is the United States dollar.

Translation into functional currency
Transactions in foreign currencies are recorded in the functional currency at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rates. Non-monetary items are translated at the exchange rates in effect on the date of the transactions. Foreign exchange gains and losses arising on translation are presented in the consolidated statement of loss and comprehensive loss.

Translation into presentation currency
The assets and liabilities of foreign operations are translated into United States dollars at year-end exchange rates. Revenue and expenses, and cash flows of foreign operations are translated into United States dollars using average exchange rates. Exchange differences resulting from translating foreign operations are recognized in other comprehensive income and accumulated in shareholders’ equity. The cumulative exchange differences are reclassified to profit or loss upon the disposal of the foreign operation.

Share based compensation
Share based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received. The Company operates an employee stock option plan. The corresponding amount is recorded to the stock option reserve. The fair value of options is determined using the Black–Scholes pricing model which incorporates all market vesting conditions. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. On exercise of a stock option, any amount related to the initial value of the stock option, along with the proceeds from exercise are recorded to share capital. On expiry of a stock option, any amount related to the initial value of the stock option is recorded to accumulated deficit.

Provisions
General
Provisions are recognized when (a) the Company has a present obligation (legal or constructive) as a result of a past event, and (b) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

The expense relating to any provision is presented in the consolidated statement of loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the statement of loss.

Cash
Cash in the consolidated statement of financial position includes cash on hand and deposits held with banks and other financial intermediaries that have a maturity of less than three months at the date they are acquired.

Financial assets

Initial recognition and measurement
The Company aggregates its financial assets in accordance with IFRS 9, Financial Instruments, into classes at the time of initial recognition based on the Company’s business model and the contractual terms of the cash flows. Non-derivative financial assets are classified and measured as “financial assets at fair value”, as either fair value through profit or loss “FVPL” or fair value through other comprehensive income “FVOCI”, and “financial assets at amortized cost”, as appropriate.

All financial assets are recognized initially at fair value plus, in the case of financial assets not at FVPL, directly attributable transaction costs on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial assets with embedded derivatives are considered in their entirety when determining their classification.

Subsequent measurement – Financial assets at amortized cost
After initial recognition, financial assets measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the Effective Interest Rate (“EIR”) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR. In these consolidated financial statements, cash, trade and other receivables, and loans receivable are classified in this category.

Subsequent measurement – Financial assets at FVPL
Financial assets measured at FVPL include financial assets management intends to sell in the short term and any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial assets measured at FVPL are carried at fair value in the consolidated statement of financial position with changes in fair value recognized in other income or expense in the statement of loss. The Company does not measure any financial assets at FVPL.

Subsequent measurement – Financial assets at FVOCI
Financial assets measured at FVOCI are non-derivative financial assets that are not held for trading and the Company has made an irrevocable election at the time of initial recognition to measure the assets at FVOCI. The Company does not measure any financial assets at FVOCI.

After initial measurement, investments measured at FVOCI are subsequently measured at fair value with unrealized gains or losses recognized in other comprehensive income or loss in the statement of comprehensive loss. When the investment is sold, the cumulative gain or loss remains in accumulated other comprehensive income or loss and is not reclassified to profit or loss.

Dividends from such investments are recognized in other income in the consolidated statement of loss when the right to receive payments is established.

Derecognition
A financial asset is derecognized when the contractual rights to the cash flows from the asset expire, or the Company no longer retains substantially all the risks and rewards of ownership.

Impairment of financial assets
Financial assets classified subsequently as amortized cost are subject to impairment based on the expected credit losses “ECL’s”. The Company’s only financial assets subject to impairment are cash, trade and other receivables, and loans receivable, which are measured at amortized cost.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Critical to the determination of ECL’s is the definition of default and the definition of a significant increase in credit risk. The definition of default is used in measuring the amount of ECL’s and in the determination of whether the loss allowance is based on a 12-month or lifetime ECL’s. The Company considers the following as constituting an event of default: the borrower is past due more than 90 days on any material credit obligation, or the borrower is unlikely to pay its credit obligations to the Company in full. The Company monitors all financial assets that are subject to the impairment requirements to assess whether there has been a significant increase in credit risk since initial recognition. If there has been a significant increase in credit risk, the Company will measure the loss allowance based on 12-month ECL’s. In assessing whether the credit risk on a financial asset has increased significantly since initial recognition, the Company compares the risk of a default occurring on the financial asset at the reporting date based on the remaining maturity of the instrument with risk of a default occurring that was anticipated for the remaining maturity at the current reporting date when the financial asset was first recognized.

Financial liabilities

Initial recognition and measurement
Financial liabilities are measured at amortized cost, unless they are required to be measured at FVPL as is the case for held for trading or derivative instruments, or the Company has opted to measure the financial liability at FVPL. The Company’s financial liabilities include trade payables and accrued liabilities, loans payable and long-term debt which are measured at amortized cost.  All financial liabilities are recognized initially at fair value.

Subsequent measurement – Financial liabilities at amortized cost
After initial recognition, financial liabilities measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the EIR method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR.

Subsequent measurement – Financial liabilities at FVPL
Financial liabilities measured at FVPL include any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial liabilities measured at FVPL are carried at fair value in the consolidated statement of financial position with changes in fair value recognized in other income or expense in the consolidated statement of loss. In these consolidated financial statements, trade payables and accrued liabilities, lease liability and loans payable are measured at amortized cost.

Derecognition
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires with any associated gain or loss recognized in other income or expense in the consolidated statement of loss.

Inventories
Inventories are comprised of raw materials and finished goods. Finished products include beauty products, textiles products, pharmaceuticals and nutraceuticals, and beverages and food products.  Inventories are initially valued at cost and subsequently at the lower of cost and net realizable value. Inventory cost is determined on an average cost basis and any trade discounts and rebates are deducted from the purchase price. Raw material costs include the purchase cost of the materials, freight-in and duty. Finished goods include the cost of direct materials and labor and a proportion of manufacturing overhead allocated based on normal production capacity.

To date the Company has only grown cannabis for test purposes and all plants grown have been subsequently destroyed.  As such, there are no amounts included in inventory related to cannabis products or biological assets at December 31, 2020 or 2019.

Net realizable value represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory and contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The impact of changes in inventory reserves is reflected in cost of sales. To the extent that circumstances have changed subsequently such that the net realizable value has increased, previous write-downs are reversed and recognized in net income (loss) in the year during which the reversal occurs.

Property, plant and equipment
Property, plant and equipment are measured at cost less accumulated depreciation and impairment losses. Depreciation is provided for on a straight-line basis over the assets’ estimated useful lives, which management has determined to be as follows:

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Machinery and office equipment        5-10 years
Vehicle                                               10 years
Right-of-use assets     Lesser of useful life and remaining term of the lease

The Company assesses an asset’s residual value, useful life and depreciation method at each financial year end and makes adjustments if appropriate. During their construction, property, plant and equipment are not subject to depreciation. When the asset is available for use, depreciation commences.

Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of the property, plant and equipment and are recognized in the consolidated statement of loss of the related year.

Intangible assets
Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is provided on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. The Company’s finite-lived intangible assets are amortized as follows:

Customer relationships     5-10 years
Trademarks and brands    10 years
Licenses                            5-10 years

The estimated useful lives, residual values, and amortization methods are reviewed at each year end, and any changes in estimates are accounted for prospectively.

Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The Company does not have any intangible assets with indefinite useful lives as at December 31, 2020 or 2019.

Impairment of non-financial assets
The carrying amounts of the Company’s non-financial assets are reviewed for impairment as at the consolidated statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash generating unit, or “CGU”). The recoverable amount of an asset or a CGU is the higher of its fair value, less costs to sell, and its value in use. If the carrying amount of an asset exceeds its recoverable amount, an impairment charge is recognized immediately in profit or loss by the amount in which the carrying amount of the asset exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of the recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.

Share capital
Proceeds from the issuance of common shares are classified as equity. Incremental costs directly attributable to the issue of common shares, stock options and warrants are recognized as a deduction from equity, net of any tax effects.  The fair value of options and warrants is determined using the Black Scholes model.  Warrants attached to units along with common shares are measured with the relative fair value method.

Income taxes
Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Revenue Recognition
The Company generates revenues from the sale of consumer products, including food and beverage products, pharmaceuticals, make-up and beauty products, and hemp and textile products.
Revenue is recognized at the transaction price, which is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods to a customer. Gross revenue excludes duties and taxes collected on behalf of third parties. Net revenue from sale of goods, as presented in the statement of operations and comprehensive income, represents revenue from the sale of goods less expected price discounts, returns on sales of defective products and customer rebates.
The Company's contracts with customers for the sales of products, and in some cases, including delivery of the products, consist of one performance obligation. The Company has concluded that revenue from the sale of these products should be recognized at the point in time when control is transferred to the customer, which is on shipment or delivery, depending on the contract. The Company's payment terms range from 0 to 30 days from the transfer of control.
Revenue from services are recognized at the transaction price, which is the amount of consideration to which the Company expects to be entitled in exchange for rendering promised services to a customer. The Company has concluded that revenue from the services provided should be recognized as services are rendered. The Company's payment terms range from 0 to 30 days from the invoice date.

Leases
At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a right-of-use asset and a lease liability at the commencement date of the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset, less any lease incentives received. The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. In addition, the right-of-use assets are adjusted for impairment losses, if any. The estimated useful lives and recoverable amounts of right-of-use assets are determined on the same basis as those of property, plant and equipment. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. The lease liability is subsequently measured at amortized cost using the effective interest method. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases (lease term of 12 months or less) and leases for which the underlying asset is of low value. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Loss per share
Basic loss per share is calculated using the weighted average number of shares outstanding during the year. Diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding options and warrants, in the weighted average number of common shares outstanding during the period, if dilutive. The diluted loss per share calculation excludes any potential conversion of options and warrants that would be anti-dilutive.

Non-controlling interests
Non-controlling interests (“NCI”) are recognized either at fair value or at the NCI’s proportionate share of the net assets, determined on an acquisition-by-acquisition basis at the date of acquisition. Subsequently, the NCI’s share of net loss and comprehensive loss is attributed to the NCI.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Presentation of comparative financial statements
The presentation of right-of-use assets was changed in the year ended December 31, 2020, to be presented separately from property, plant and equipment on the statement of financial position.  The same change was made as at December 31, 2019 in these consolidated financial statements for consistent presentation, with no impact on net assets or profit and loss.

Adoption of amendments to accounting standards
IFRS 3 – Business Combinations (“IFRS 3”) was amended in October 2018 to clarify the definition of a business.  This amended definition states that a business must include inputs and a process and clarified that the process must be substantive and the inputs and process must together significantly contribute to operating outputs.  In addition it narrows the definitions of a business by focusing the definition of outputs on goods and services provided to customers and other income from ordinary activities, rather than on providing dividends or other economic benefits directly to investors or lowering costs and added a test that makes it easier to conclude that a company has acquired a group of assets, rather than a business, if the value of the assets acquired is substantially all concentrated in a single asset or group of similar assets.  The amendments are effective for annual reporting periods beginning on or after January 1, 2020.  For acquisitions that do not meet the definition of a business under IFRS 3, the Company follows International Accounting Standard (“IAS”) 37 and IAS 38 guidelines for asset acquisition, where the consideration paid is allocated to assets acquired based on fair values on the acquisition date and transactions costs are capitalized and allocated to the assets acquired. The Company has adopted these amendments during the current period and these amendments have not resulted in a material impact on these consolidated financial statements.

Accounting pronouncements not yet adopted
The Company is not aware of any upcoming accounting pronouncements which are expected to have a material impact on its financial position or results of operations.

4. CRITICAL JUDGMENTS AND ESTIMATION UNCERTAINTIES
The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Although these estimates are based on management’s best estimates of the amount, event or actions, actual results could differ from those estimates and these estimates could be material.

The areas which require management to make significant judgments, estimates and assumptions include, but are not limited to:

Determination of functional currency
The Company determines the functional currency through an analysis of several indicators such as financing activities, cash flows from operating activities and frequency of transactions within the reporting entity.

Expected credit losses on financial assets
Determining an allowance for expected credit losses for all debt financial assets not held at fair value through profit or loss requires management to make assumptions about the historical patterns for the probability of default, the timing of collection and the amount of incurred credit losses, which are adjusted based on management’s judgment about whether economic conditions and credit terms are such that actual losses may be higher or lower than what the historical patterns suggest.

Income taxes and recoverability of potential deferred tax assets
In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. In making its assessments, management gives additional weight to positive and negative evidence that can be objectively verified. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. The Company considers relevant tax planning opportunities that are within the Company’s control, are feasible and within management’s ability to implement. Examination by applicable tax authorities is supported based on individual facts and circumstances of the relevant tax position examined in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. Also, future changes in tax laws could limit the Company from realizing the tax benefits from the deferred tax assets. The Company reassesses unrecognized income tax assets at each reporting period.

Share based payment transactions
The Company measures the cost of equity-settled transactions with employees and applicable non-employees by reference to the fair value of the equity instruments at the date at which they are vested. Estimating fair value for share based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock price, stock option, risk-free interest rates, volatility and dividend yield.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Contingencies and provisions
Contingencies can be either possible assets or possible liabilities arising from past events which, by their nature, will only be resolved when one or more future events not wholly within our control occur or fail to occur. The assessment of such contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. In assessing loss contingencies related to legal proceedings that are pending against us, un-asserted claims that may result in such proceedings or regulatory or government actions that may negatively impact our business or operations, the Company and its legal counsel evaluate the perceived merits of any legal proceedings or un-asserted claims or actions as well as the perceived merits of the nature and amount of relief sought or expected to be sought, when determining the amount, if any, to recognize as a provision or assessing the impact on the carrying value of assets. Contingent assets are not recognized in the consolidated financial statements.

Inventory
Inventory is valued at the lower of cost and net realizable value. Determining net realizable value requires the Company to make assumptions about estimated selling prices in the ordinary course of business, the estimated costs of completion and the estimated variable costs to sell.

Business combinations
In a business combination, the Company may acquire assets and assume certain liabilities of an acquired entity. Judgement is used in determining whether an acquisition is a business combination or an asset acquisition. Estimates are made as to the fair value of the identifiable assets acquired and the liabilities assumed on the acquisition date, as well as the fair value of consideration paid and contingent consideration payable. In certain circumstances, such as the valuation of property, plant and equipment, intangible assets and goodwill acquired, the Company may rely on independent third-party valuators. The determination of these fair values involves a variety of assumptions, include revenue growth rates, expected operating income, discount rates, and earnings multiples.

Estimated useful lives and depreciation of property, plant and equipment, right-of-use asset and intangible assets with finite lives
Depreciation and amortization of property, plant and equipment, right-of-use asset and intangible assets with finite lives are dependent upon estimates of useful lives and when the asset is available for use, which are determined through the exercise of judgment and are dependent upon estimates that take into account factors such as economic and market conditions, frequency of use, anticipated changes in laws and technological improvements.

Impairment of property, plant and equipment, right-of-use asset and intangible assets other than goodwill
The assessment of any impairment on property, plant and equipment, right-of-use asset and intangible assets other than goodwill is dependent upon estimates of recoverable amounts. As the recoverable amount is the higher of fair value less costs of disposal and value in use, management must consider factors such as economic and market conditions, estimated future cash flows, discount rates and asset specific risks.

Impairment of goodwill
The impairment test for cash generating units ("CGUs") to which goodwill is allocated is based on the value in use of the CGU, determined in accordance with the expected cash flow approach. The calculation is based on assumptions including, but not limited to, the cash flow growth rate and the discount rate.

Determination of CGUs
Management is required to use judgement in determining which assets or group of assets make up appropriate CGUs for the level at which goodwill and intangible assets with indefinite lives are tested for impairment. A CGU is defined as the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

5. TRADE AND AMOUNTS RECEIVABLE
The trade and other receivables balance as at December 31, 2020 and 2019 consists of trade accounts receivable, amounts recoverable from the Government of Canada for Harmonized Sales Taxes (“HST”) and amounts receivables.

	December 31, 2020	December 31, 2019

Trade accounts receivable	$254	$-
HST receivable	459	19
Amounts receivables	209	1
Total	$922	$20

Trade accounts receivable is presented net of allowance of $116.
6. LOANS RECEIVABLE AND ADVANCES
Loans Receivable and advances- 2020
As at December 31, 2020, the Company had provided a loan of $224 to Sanaty IPS S.A.S. (“Sanaty”).  The purpose of making this loan was to provide working capital to Sanaty as a potential acquisition target.  The loan is unsecured, non-interest bearing and due on demand.  Imputed interest of $6 was not considered significant.  Sanaty is 28% owned indirectly by Medivolve Inc.  Deborah Battiston is the Chief Financial Officer of the Company and is also the Chief Financial Officer of Medivolve Inc.

As at December 31, 2020, the Company had provided an advance of $78 to Laboratorios Quiprofarma S.A.S. (“Quiprofarma”).  The purpose of making this advance was for a prepayment of the purchase price on the asset acquisition that was closed subsequent to December 31, 2020.  See Note 24.

Loans Receivable and advances- 2019
As at December 31, 2019, the Company had granted a loan to Kasa Wholefoods Company S.A.S (“Kasa”).  The purpose of making this loan was to provide working capital to Kasa as a potential acquisition target, and on December 29, 2020 the Company signed a share purchase agreement with Kasa.  See Note 9.  The loan accrued interest with an annual interest rate of 5%, was unsecured, and was payable on demand.  As at December 31, 2019, the Company had a loan receivable of $91.087 of which $91 was principal and $0.087 was interest.
The Company had granted a loan of $1,000 to Newdene Gold Inc. (“Newdene”).  The loan accrued interest with an annual interest rate of 6% and was payable six months following the closing date of February 12, 2020.  The loan was secured by a securities pledge agreement in favor of the Company creating a security interest of 2,000 common shares in the capital of Flora.  On November 23, 2020, the Newdene loan of $1,000 plus interest of $47 was repaid in full.
The Company had granted a loan of CAD$100 ($71) to Consultancies and Consultancies of Latam by GM LLC (“Consultancies”).  The loan accrued interest with an annual interest rate of 5% and was payable sixty days following the closing date of April 17, 2020.  The loan to Consultancies and Consultancies of Latam by GM LLC (“Consultancies”) of CAD$100 ($71) plus interest of $2 has been repaid in full via services provided.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

7. INVENTORY

Inventory, as at December 31, 2020 and 2019, is comprised of the following:

	2020	2019
	$	$
Raw materials and supplies - Pharmaceuticals and nutraceuticals	174
Raw materials and supplies - Textile produts	8	-
Total raw materials and supplies	182	-

Finished goods - Beauty products	18
Finished goods - Textiles products	37
Finished goods - Pharmaceuticals and nutraceuticals	274
Finished goods - Beverages and food products	29
Total finished goods	358

Total	540	-

As at December 31, 2020 and 2019, the Company does not have any biological assets.

During the year ended December 31, 2020, $35 of inventory was expensed to cost of sales (2019 - $Nil).
8. PROPERTY, PLANT AND EQUIPMENT
Cost	Construction in progress $	Machinery and Office equipment $	Vehicle $	Land $	Subtotal $	Right of use assets $	Total $
As at March 13, 2019	-	-	-	-	-	-	-
Additions	99	1	40	-	140	-	140
Asset acquisition (Note 9)	-	1	-	-	1	288	289
Foreign exchange translation	4	-	1	-	5	18	23
Cost as at December 31, 2019	103	2	41	-	146	306	452
Additions	35	77	-	122	234	-	234
Business combinations (Note 9)	-	41	-	-	41	85	126
Foreign exchange translation	(2)	10	(2)	9	15	(12)	3
Cost as at December 31, 2020	136	130	39	131	436	379	815

Accumulated depreciation
As at March 13, 2019	-	-	-	-	-	-	-
Depreciation	-	(2)	-	-	(2)	(13)	(15)
Foreign exchange translation	-	-	-	-	-	(2)	(2)
Accumulated depreciation as at December 31, 2019	-	(2)	-	-	(2)	(15)	(17)
Depreciation	-	(14)	(4)	-	(18)	(42)	(60)
Foreign exchange translation	-	(5)	-	-	(5)	(4)	(9)
Accumulated depreciation as at December 31, 2020	-	(21)	(4)	-	(25)	(61)	(86)

Net book value
As at December 31, 2019	103	-	41	-	144	291	435
As at December 31, 2020	136	109	35	131	411	318	729

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

The Company is constructing greenhouses in Colombia, the expenditures for which are recorded as construction in progress which is not currently being depreciated.  Depreciation will commence when construction is complete, and the facility is available for its intended use. All of the Company’s property, plant and equipment is domiciled in Colombia.
9. ASSET ACQUISITION AND BUSINESS COMBINATIONS
Acquisition of Cosechemos YA S.A.S (the “Acquisition”)
On July 16, 2019, the Company signed a share purchase agreement with the certain third party individuals, the “Vendors”, to purchase 90% of Cosechemos. As consideration for the Cosechemos shares, Flora agreed to (i) pay $80 to the Vendors, and (ii) grant the Vendors a 10% non-dilutive, free carried interest in Cosechemos, the (“Free Carry”). Pursuant to the agreement, Flora is required to pay the Vendors, as a one-time payment, $750 within 60 days of Cosechemos earning a net income of $10,000. On October 15, 2019, $80 was paid to the Vendors for the purchase of 90% of Cosechemos. Cosechemos was acquired to gain access to certain cannabis licenses held by Cosechemos in Colombia.  Cosechemos is focused on cultivating, processing and supplying all natural, medicinal-grade cannabis oil extracts and related products to large channel distributors, including pharmacies, medical clinics and cosmetic companies.  Cosechemos’ operations are in Giron, Santander, Colombia where it has leased a 361 hectare property.

The Free Carry will terminate upon Flora investing an aggregate of $25,000 in Cosechemos.

This acquisition did not meet the definition of a business combination under IFRS 3 and was therefore recorded as an asset acquisition. The asset acquisition was recorded at 100% of the fair value of the net assets acquired with 10% attributable to the non-controlling interest.

The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

$
Current assets	221
Property and equipment	1
Right of use asset	288
Intangible asset	272
Trade and other payables	(104)
Loans payable to Flora Growth Corp.	(299)
Lease liability	(290)
Non-controlling interest	(9)
Total consideration paid	80

Acquisition of Grupo Farmaceutico Cronomed S.A.S. (“Cronomed”)
On December 18, 2020, the Company acquired 100% of Cronomed, pursuant to a share purchase agreement (the “Cronomed Purchase Agreement”) with certain third party individuals, the “Cronomed Vendors”.  As consideration the Company was to pay COP$3,468,631 (approximately $992) in cash.  As at December 31, 2020, $163 remained payable to the Cronomed Vendors and was included in Trade payables and accrued liabilities on the consolidated statement of financial position. In addition, Flora previously paid fees related to the acquisition of $131.

Cronomed is focused on the commercialization and distribution of pharmaceutical and over-the-counter products, including dietary supplements, phytotherapeutic and nutraceutical products, supplements and related products to large channel distributors, including pharmacies, medical clinics, and cosmetic companies. Cronomed’s 100% owned subsidiary, Labcofarm Laboratorios S.A.S. (“Labcofarm”) was incorporated on November 20, 2012 under the laws of Colombia. Labcofarm’s operations include importing raw materials and other products needed for the production of its products.

This acquisition was accounted for as a business combination under IFRS 3, with the Company as the acquirer, and Cronomed as the acquiree. The business combination was recorded at 100% of the fair value of the net assets acquired. The purpose of the acquisition was to create future synergies in the Company’s cannabis business.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

$
Current assets	563
Property and equipment	9
Right of use asset	85
Intangible asset	311
Goodwill	728
Trade and other payables	(300)
Long term debt	(186)
Amounts payable to Flora Growth Corp. consolidated group	(30)
Lease liability	(92)
Deferred income tax	(96)
Total consideration paid	992
Goodwill represents expected synergies, future income and growth potential, and other intangibles that do not qualify for separate recognition.  None of the goodwill arising on this acquisition is expected to be deductible for tax purposes.
For the year ended December 31, 2020, prior to being acquired, Cronomed generated COP3,839,212 ($1,118) in revenues, incurred COP20,335 ($6) in net income.  If the acquisition had been completed on January 1, 2020, the Company estimates it would have had revenues of $1,224 and incurred a comprehensive loss of $14,344.
Acquisition of Kasa Wholefoods Company S.A.S. (“Kasa”)
On December 29, 2020, the Company acquired 90% of Kasa Wholefoods Company SAS Colombia (“Kasa”), pursuant to a share purchase agreement (the “Kasa Purchase Agreement”) with the “Kasa Vendors”.  As consideration the Company was to pay $148.3 in cash and discharged certain liabilities of the Kasa Vendors in the amount of $87.3, for aggregate consideration of $236.  As at December 31, 2020, $236 remained payable to the Kasa Vendors and was included in Trade payables and accrued liabilities on the consolidated statement of financial position.

Kasa is a company headquartered in Colombia with a focus on designing, producing and supplying natural, no additive-added, no sugar-added juices, chocolate and chocolate related products to large channel distributors, including wholesale distributors, pharmacies, supermarkets and online distributors. Kasa’s business operations are primarily in Colombia. Kasa’s 100% owned subsidiary, Kasa Wholefoods Company LLC, was incorporated on April 1, 2020 under the laws of Florida, United States. Kasa was acquired to gain access to research and development efforts on a water-soluble cannabinoid solution to infuse cannabinoids into its products.

This acquisition was accounted for as a business combination under IFRS 3, with the Company as the acquirer, and Kasa as the acquiree. The business combination was recorded at 100% of the fair value of the net assets acquired with 10% attributable to the non-controlling interest.

The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

$
Current assets	331
Property and equipment	9
Intangible asset	48
Goodwill	834
Trade and other payables	(246)
Long term debt	(107)
Amounts payable to Flora Growth Corp. consolidated group	(591)
Deferred income tax	(15)
Non-controlling interest	(27)
Total consideration paid	236
Goodwill represents expected synergies, future income and growth potential, and other intangibles that do not qualify for separate recognition.  None of the goodwill arising on this acquisition is expected to be deductible for tax purposes.
For the year ended December 31, 2020, prior to being acquired, Kasa generated COP562,696 ($161) in revenues, incurred COP1,344,916 ($384) in net loss.  If the acquisition had been completed on January 1, 2020, the Company estimates it would have had revenues of $267 and incurred a comprehensive loss of $14,734.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Acquisition of Breeze Laboratory S.A.S. (“Breeze”)

On December 29, 2020, the Company acquired 90% of Breeze, pursuant to a share purchase agreement (the “Breeze Purchase Agreement”) with certain third party individuals, the “Breeze Vendors”.   As consideration, the Company was to pay $147.3 in cash and discharged certain liabilities of the Breeze Vendors in the amount of $58.9 for aggregate consideration of $206. As at December 31, 2020, $206 remained payable to the Breeze Vendors and was included in Trade payables and accrued liabilities on the consolidated statement of financial position

Pursuant to the Breeze Purchase Agreement, in the event that the Company elects to merge Breeze and Cronomed, we are required to issue that number of shares of the combined entity to the Breeze Vendors such that collectively the Breeze Vendors would own a 5% equity interest in the combined entity.  In the event that the Company elect not to merge Breeze and Cronomed and instead sell such shares to an arm’s length third party, at the Breeze Vendors’ sole option, the Company has agreed to (a) pay to the Breeze Vendors COP$700,000 (approximately USD$200); (b) pay to the Breeze Vendors 5% of the proceeds from the sale of such shares to the third party; or (c) transfer 10% of such shares to the Breeze Vendors with 8 business days’ notice of any such decision. These provisions were assessed as being contingent consideration, with $Nil value as the Company does not intend to merge Breeze and Cronomed or sell Breeze to an arm’s length third party.

Breeze focuses on the design, development and manufacturing of dermo-cosmetic products to respond to the needs of consumers, health specialists, patients and therapists. Breeze also manufactures magistral formulations in Colombia, which are custom formulations prescribed by physicians according to the individual needs and symptoms of patients and prepared as prescribed by a certified pharmaceutical establishment using cannabis derivatives.

This acquisition was accounted for as a business combination under IFRS 3, with the Company as the acquirer, and Breeze as the acquiree. The business combination was recorded at 100% of the fair value of the net assets acquired with 10% attributable to the non-controlling interest. The purpose of the acquisition was to create future synergies in the Company’s cannabis business.

The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

$
Current assets	214
Property and equipment	23
Intangible asset	89
Goodwill	685
Trade and other payables	(430)
Long term debt	(27)
Amounts payable to Flora Growth Corp. consolidated group	(297)
Deferred income tax	(28)
Non-controlling interest	(23)
Total consideration paid	206
Goodwill represents expected synergies, future income and growth potential, and other intangibles that do not qualify for separate recognition.  None of the goodwill arising on this acquisition is expected to be deductible for tax purposes.
For the year ended December 31, 2020, prior to being acquired, Breeze generated COP1,853,376 ($540) in revenues, incurred COP359,261 ($105) in net income.  If the acquisition had been completed on January 1, 2020, the Company estimates it would have had revenues of $646 and incurred a comprehensive loss of $14,245.

Acquisition of Minority interests
On December 29, 2020, we were assigned (i) a 10% membership interest in Flora Beauty LLC (5% owned by Andrés Restrepo and 5% owned by Luis Merchan); (ii) a 10% membership interest in Hemp Textiles & Co LLC owned by Luis Merchan; and (iii) a 20% membership interest in Hemp Textiles SAS (5% owned by Santiago Mora Bahamón, 5% owned by Luis Merchan and 10% owned by Nicolás Vásquez). As consideration for the assignment of such membership interests, we granted 190 shares of our Common Shares to Mr. Restrepo; 190 shares of our Common Shares to Mr. Vazquez; 95 shares of our Common Shares to Mr. Bahamón; and paid $0.3 to Mr. Merchan, who was appointed as the President and Chief Executive Officer by our Board on December 16, 2020.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

10. INTANGIBLE ASSETS AND GOODWILL

A continuity of the intangible assets for the year ended December 31, 2020 is as follows:

	Licenses	Customer relationships	Trademarks and brands	Goodwill	Total
Cost
At March 13, 2019	$-	$-	$-	$-	$-
Acquired through asset acquistion (Note 9)	272	-	-	-	272
At December 31, 2019	$272	$-	$-	$-	$272

Accumulated Amortization
At March 13, 2019	$-	$-	$-	$-	$-
Additions	11	-	-	-	11
At December 31, 2019	$11	$-	$-	$-	$11

Foreign Currency translation	16	-	-	-	16

Net book value at December 31, 2019	$277	$-	$-	$-	$277

	Licenses	Customer relationships	Trademarks and brands	Goodwill	Total
Cost
At January 1, 2020	$272	$-	$-	$-	$272
Acquired through business combinations (Note 9)	138	189	121	2,247	2,695
Impairment	-	-	-	(1,816)	(1,816)
At December 31, 2020	$410	$189	$121	$431	$1,151

Accumulated Amortization
At January 1, 2020	$11	$-	$-	$-	$11
Additions	53	-	-	-	53
At December 31, 2020	$64	$-	$-	$-	$64

Foreign Currency translation	2	-	-	-	2

Net book value at December 31, 2020	$348	$189	$121	$431	$1,089

The Company’s intangible asset acquired in 2019 consist of a license is for the production of non-psychoactive cannabis products on its property located in Colombia. The Company’s intangible asset acquired in 2020 consist of customer relationships, tradenames/brands and licenses and certifications for formulations as a result of the acquisitions of Kasa, Breeze and Cronomed. See Note 9.

None of the Company’s intangible assets are individually material.  The amortization policy for each class of intangible asset is disclosed in Note 3.

Below is a reconciliation of changes in the goodwill balance for the year ended December 31, 2020:

	Cronomed	Breeze	Kasa	Total

As at January 1, 2020	$-	$-	$-	$-
Acquired through business combinations (Note 9)	728	685	834	2,247
Impairment	(348)	(685)	(783)	(1,816)
As at December 31, 2020	$380	$-	$51	$431

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

As at December 31, 2020, the goodwill balances were allocated to a cash generating unit (“CGU”) for each of the acquisitions of Cronomed, Breeze and Kasa. The Company assesses whether there are events or changes in circumstances that would more likely than not reduce the fair value of each of its CGUs to below carrying value and, therefore, require goodwill to be tested for impairment at the end of each reporting period.

As at December 31, 2020, the Company performed its annual impairment test on each of the CGUs with associated goodwill using the fair value less cost to dispose method as the basis to determine recoverable amount of the CGUs. The key assumptions used in the calculation of the recoverable amounts of the CGUs relate to six-year forecast cash flows, terminal year cash flows, weighted average cost of capital, and compound annual growth rate in forecast gross revenue. These key assumptions are considered Level 3 inputs in the fair value hierarchy, and were based on historical data from internal sources as well as industry and market trends. The discount rates used were between 15.8% - 20.0%, representing the weighted average cost of capital (after-tax) determined based on the following primary factors: (i) the risk-free rate; (ii) an equity risk premium; (iii) beta adjustment to the equity risk premium based on a review of betas of comparable peer companies; (iv) size premium; (v) country risk premium; and (vi) company specific risk premium.  The compound annual growth rates in forecast gross revenue were estimated for the CGUs ranged between -1.3% - 26.4%. The total impairment expense indicated by the impairment test was $1,816 (2019 - $Nil), and is attributed to the working capital requirements of the acquired entities being higher than anticipated when the purchase prices were originally negotiated.  The goodwill is included within the corporate segment for segmented reporting, because none of the operating segments to which the goodwill related exceeded quantitative thresholds for individual reporting (See Note 23).

11. LOANS PAYABLE
The Company entered into a loan agreement with Medivolve Inc. (formerly QuestCap Inc.) during the year ended December 31, 2019 for an amount up to $500 of which $498 of principal was drawn down prior repayment (December 31, 2019 - $498). The loan was a United States dollar loan which bore interest at 10% annually, was unsecured, and was payable on demand. As at December 31, 2019, the interest payable on the loan was $16. Stan Bharti and Deborah Battiston are the former Chairman and director and Chief Financial Officer, respectively, of the Company and the Chairman and Chief Financial Officer of Medivolve. These funds were sent to provide support to Cosechemos and to provide working capital for the Company. On January 31, 2020, the loan was repaid in the amount of $521; $498 to principal and $24 to interest.
The Company entered into a loan agreement with Sulliden Mining Capital Inc. during the year ended December 31, 2019 for an amount up to $525 of which $502 of principal was drawn down prior to repayment (December 31, 2019 - $496). The loan was a United States dollar loan which bore interest at 12% annually, was unsecured, and was due on March 31, 2020. As at December 31, 2019, the interest payable on the loan was $4. Stan Bharti and Deborah Battiston are the former Chairman and director and Chief Financial Officer, respectively, of the Company and Interim Chief Executive Officer and former Chief Financial Officer, respectively of Sulliden Mining. These funds were sent to provide support to Cosechemos and to provide working capital for the Company. On January 31, 2020, the loan was repaid in the amount of $511; $502 to principal and $9 to interest.
The Company entered into a loan agreement with Q Gold Resources Ltd. during the year ended December 31, 2019 for an amount of $17 (December 31, 2019 - $17). The loan bore interest at 10% annually, was unsecured, and was payable on demand. As at December 31, 2019, the interest payable on the loan was $1. Deborah Battiston is the Chief Financial Officer and Fred Leigh is a former director of the Company. Deborah Battiston is the Chief Financial Officer and Fred Leigh is Chief Executive Officer and a director of Q Gold. These funds were sent to provide support to Cosechemos and to provide working capital for the Company. On March 6, 2020, the loan was repaid in the amount of $18; $17 to principal and $1 to interest.
12. LEASE LIABILITY
The Company’s subsidiary entered into a land lease for 361 hectares of property in the municipality of Giron, in Santander, Colombia. The land is subject to a 6-year lease and is recorded as a right of use asset in property, plant and equipment.  The discount rate used to calculate the lease liability is 5.2%.
The Company’s subsidiary has a lease for an administrative office, which began on March 1, 2020, and will be ending on September 30, 2024 and is recorded as a right of use asset in property, plant and equipment. The incremental borrowing rate used to calculate the lease liability is 21.6%.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

A continuity of lease liability for the period ended December 31, 2020 is as follows:
As at March 13, 2019	$-
Acquisition of lease	290
Lease payments	(9)
Interest expense on lease liability	4
Foreign currency translation	14
As at December 31, 2019	$299
Lease payments	(64)
Interest expense on lease liability	13
Foreign currency translation	(13)
Acquisition of lease	94
As at December 31, 2020	$329
Current portion	78
Long term portion	$251
The maturity analysis of the undiscounted contractual balances of the lease liability is as follows:

Less than one year	$107
One to five years	288
395
Effect of discounting	(66)
329
Potential exposure on extension option (over 5 years) (i)	$350
(i) There is an option to extend the lease in the event that neither the lessee nor the lessor terminates the lease, for an additional five years.
The total expense for the year related to low value or short-term leases was $Nil (2019 - $Nil).
13. LONG TERM DEBT
The following is the continuity of the credit facility for the year ended December 31, 2020:

$
Balance, January 1, 2020	-

Acquired upon business combinations (Note 9)	320
Balance, December 31, 2020	320

Current	251

Long term	69

lora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

The maturity analysis of the undiscounted contractual balances of the long term debt is as follows:

Less than one year	269
One to five years	51
320

The long-term debt carries an average interest rate of 13%, has an average maturity of 1.11 years, and is unsecured.

14.    CAPITAL STOCK
a.	Authorized

Unlimited number of common shares, without par value

b.	Common shares issued
	Number of shares (thousands)	Stated value $
Balance, March 13, 2019	-	$-
Incorporation share	-	-
Bonus shares	70,000	1,400
Balance, December 31, 2019	70,000	$1,400
Regulation A Offering	40,000	25,605
Share issuance costs	-	(2,652)
Stock options exercised	600	37
Shares issued services	4,000	2,560
Shares issued acquisitions (Note 9)	475	304
Balance, December 31, 2020	115,075	$27,254

The Company had the following common share transactions:
Year ended December 31, 2020
REGULATION A OFFERING

During the year ended December 31, 2020, the Company announced an offering up to 40,000 (the “Maximum Offering”) units (the “Units”) of the Company to be sold in a Regulation A offering circular under the Securities Act of 1933 (the “Offering”). Each Unit is comprised of one common share in the capital of the Company, with no par value per share (a “Common Share”), and one-half of one Common Share purchase warrant (each whole warrant, a “Warrant”) to purchase one additional Common Share (a “Warrant Share”) at an exercise price of $1.00 per Warrant Share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the Warrant. The Units are being offered at a purchase price of $0.75 per Unit. Flora is selling the Units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933. During the year ended December 31, 2020, the Company has issued 40,000 units of the Company at a price of $0.75 per unit.  In connection with the closing, the Company has paid unit issuance costs of $3,107 in cash, which has been allocated $2,652 to capital stock and $455 to warrants.
On March 9, 2020, 600 stock options were exercised for gross proceeds of $30.
On December 22, 2020, the Company issued 4,000 common shares to the Chief Executive Officer of the Company, valued at $2,560, based on the estimated current stock price of $0.64 per common share.
On December 31, 2020, the Company issued 475 common shares to the shareholders of Flora Beauty LLC, Hemp Textiles & Co LLC and Hemp Textiles SAS, valued at $304, based on the estimated current stock price of $0.64 per common share.  See Note 9.
Year ended December 31, 2019
On June 27, 2019, the Company granted bonuses of $1,400 to consultants, directors and officers of the Company. The bonuses were settled by the issuance of 70,000 common shares at a price of $0.02 per share for a value of $1,400 based on the value of services agreed upon and invoiced by the consultants, directors, officers and the Company. Of the 70,000 common shares issued, a total of 14,950 common shares with a value of $299 were granted to the directors and officers of the Company (See Note 17).

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

15. OPTIONS
The Company has a stock option plan whereby it may grant options for the purchase of common shares to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Company’s stock option plan will not exceed 10% of the issued common shares of the Company (the “Shares”) at the date of grant. The options are non-transferable and non-assignable and may be granted for a term not exceeding five years. The exercise price of the options will be determined by the board at the time of grant, but in the event that the Shares are traded on any stock exchange (the “Exchange”), may not be less than the closing price of the Shares on the Exchange on the trading date immediately preceding the date of grant, subject to all applicable regulatory requirements. Stock option vesting terms are subject to the discretion of the board of directors.

Information relating to share options outstanding and exercisable as at December 31, 2020 and 2019 is as follows:

	Number of options	Weighted average exercise price
Balance, March 13, 2019	-	$ -
Granted	7,000	0.05

Balance, December 31, 2019	7,000	$ 0.05
Granted	5,100	0.75
Exercised	(600)	0.05
Expired	(117)	0.35
Balance, December 31, 2020	11,383	$ 0.36

Date	Options	Options	Exercise	Grant date	Remaining life
of expiry	outstanding	exercisable	price	fair value	in years

June 28, 2024	6,333	6,333	$0.05	$78	3.49
April 23,2025	750	750	$0.75	344	4.31
July 6, 2025	550	550	$0.75	252	4.52
July 31, 2025	50	50	$0.75	23	4.58
September 8, 2025	200	200	$0.75	92	4.69
November 4, 2025	2,000	2,000	$0.75	918	4.85
December 16, 2025	1,500	1,500	$0.75	689	4.96
	11,383	11,383	$0.36	$2,396	4.05

The fair value of stock options issued during the year ended December 31, 2020 was determined at the time of issuance using the Black-Scholes option pricing model with the following weighted average inputs, assumptions and results:

Risk-free annual interest rate	0.40%
Current stock price	$0.64
Expected annualized volatility	100%
Expected life (years)	5
Expected annual dividend yield	0%
Exercise price	$0.75

The fair value of stock options issued during the period from incorporation on March 13, 20219 to December 31, 2019 was determined at the time of issuance using the Black-Scholes option pricing model with the following weighted average inputs, assumptions and results

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Risk-free annual interest rate	1.39%
Current stock price	$0.02
Expected annualized volatility	100%
Expected life (years)	5
Expected annual dividend yield	0%
Exercise price	$0.05
The total expense related to the fair value of options granted which was recognized in the year ended December 31, 2020 was $2,341 (2019 - $86).  The options issued in 2020 and 2019 vested immediately.

The expected volatility is based on comparable companies.

During the year ended December 31, 2020, 117 stock options expired unexercised following the termination of certain employees and were charged to deficit.

16. WARRANTS
On March 15, 2019, the Company granted 7,000 founder warrants of the Company with an exercise price of $0.05 per common share. The fair market value of the warrants was estimated to be $21 using the Black Scholes option pricing model based on the following assumptions: risk‑free rate of 1.63%, estimated current stock price of $0.01, expected volatility of 100%, based on comparable companies, an estimated life of 3 years and an expected dividend yield of 0%. A total of 7,000 warrants with a value of $21 were granted to the directors and officers of the Company (See Note 17).
During the year ended December 31, 2020, there were 20,000 warrants issued under the Regulation A offering (Note 14(b)).The issue date fair value of the warrants was estimated at $4,395 using the Black Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0%; expected volatility of 100% based comparable companies; risk-free interest rate of 0.54% and an expected life of 1.5 years.
	Number of warrants (thousands)	Weighted average exercise price
Balance, March 13, 2019	-	$-
Granted	7,000	0.05
Balance, December 31, 2019	7,000	$0.05
Granted (Note 15(b))	20,000	1.00
Balance, December 31, 2020	27,000	$0.75

The following table shows all warrants outstanding as at December 31, 2020:
Date of expiry	Warrants outstanding	Exercise price	Grant date fair value	Remaining life in years

March 15, 2022	7,000	$0.05	$21	1.20
July 23, 2021- June 29, 2022	20,000	$1.00	$4,395	0.98
	27,000	$0.75	$4,416	1.07

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

17. RELATED PARTY DISCLOSURES
Key management personnel compensation

In addition to their contracted fees, directors and officers also participate in the Company’s stock option program. Certain executive officers are subject to termination notices of twenty-four months to thirty-six months and change of control contingent provisions (Note 18). Key management personnel compensation is comprised of the following, see Notes 14(b), 15, 16.
	Year ended December 31, 2020	Period from incorporation on March 13, 2019 to December 31, 2019
Directors & officers’ compensation	$1,938	$557
Share-based payments	4,167	68
	$6,105	$625

In accordance with IAS 24, key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, and was determined to be executive officers and directors (executive and non-executive) of the Company. The remuneration of directors and key executives is determined by the board of directors of the Company having regard to the performance of individuals and market trends.

As at December 31, 2020, nil of the above directors’ and officers’ compensation was included in the trade payables and accrued liabilities (2019 - $557). These amounts are unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2020, the Company incurred expenses for consulting, rent and promotion services in the amount of $133 (period from March 13, 2019 to December 31, 2019 - $144) from 2227929 Ontario Inc. and expenses for consulting in the amount of $118 (period from March 13, 2019 to December 31, 2019 - $120) from Forbes and Manhattan Inc.

As at December 31, 2020, $11 (2019 - $144) was owing to 2227929 Ontario Inc. and $11 (2019 - $120) was owing to Forbes and Manhattan and was included in trade payables and accrued liabilities, and are unsecured, non-interest bearing and due on demand.  Fred Leigh is a former director of the Company and is also a director and officer of 2227929 Ontario Inc. Stan Bharti is a director and former Chairman of the Company and is also a director of Forbes and Manhattan Inc.

As at December 31, 2020, $198 (2019 - nil) was owing to Medivolve Inc.and was included in trade payables and accrued liabilities, and is unsecured, non-interest bearing and due on demand.  Deborah Battiston is the Chief Financial Officer of the Company and is also the Chief Financial Officer of Medivolve Inc.  During the year ended December 31, 2020, the Company purchased inventory of $190 from Medivolve Inc.

During the period from incorporation on March 13, 2019 to December 31, 2019, the Company issued 6 million shares valued at $120 for consulting services to an individual personally related to one of the directors of the Company.

See Note 6 for loans receivable and advances to related parties.

See Note 11 for loans payable to related parties.

18. COMMITMENTS AND CONTINGENCIES

Management contracts
The Company is party to certain management contracts. Currently, these contracts require payments of CAD$2,442 and $1,185 (approximately $3,103) to be made upon the occurrence of a change in control to the officers of the Company. The Company is also committed to payments to certain individuals upon termination of approximately CAD$1,029 (approximately $808) pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Shared services and space commitment
The Company has an agreement to share general and administrative, promotion, corporate development, consulting services, and office space with other companies at a cost of CAD$15 per month, with a minimum commitment of CAD$45. This agreement may be terminated by either party giving at least 90 days’ prior written notice (or such shorter period as the parties may mutually agree upon) to the other party of termination. These services are provided by 2227929 Ontario Inc. (Note 17).

19. LOSS PER SHARE

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

December 31, 2020
Stock options (Note 15)	11,383
Warrants (Note 16)	27,000
38,383

20. INCOME TAXES
The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% to the effective tax rate is as follows:

	2020 $	2019 $

(Loss) before income taxes	(14,334)	(2,844)

Expected income tax recovery based on statutory rate	(3,798)	(754)
Adjustment to expected income tax recovery:
Share based compensation	1,299	23
Impairment	481
Change in statutory, foreign tax, foreign exchange rates and other	(795)	(90)
Change in benefit of tax assets not recognized and others	2,813	821

Deferred income tax provision (recovery)	-	-

Deferred taxes are a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities.

	2020 $	2019 $

Intangible assets	139	-

Deferred income tax liability	139	-

Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

Non-capital loss carry-forwards - Canada	9,079	2,577
Share issue costs - Canada	2,486	-
Non-capital loss carry-forwards – USA	293	-
Non-capital loss carry-forwards - Colombia	2,709	343

Total	14,567	2,920

Tax losses in Canada expire from 2038 to 2040, in Colombia expire from 2031 to 2032, USA in 2040.

Deferred tax assets have not been recognized as it is not probable that future taxable profit will be available against which the Company can use the benefits.

Tax attributes are subject to review, and potential adjustment, by tax authorities.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

21. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Environmental
The Company’s growth and development activities are subject to laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

Fair value
The Company’s financial instruments measured at amortized cost as at December 31, 2020 and 2019, consist of cash, trade and amounts receivable, loans receivable, trade payables and accrued liabilities, amounts payable to vendors on business combinations, long term debt and loans payable. The amounts reflected in the consolidated statements of financial position approximate fair value due to the short-term maturity of these instruments. The carrying amount of non-current liabilities approximates fair value due to discounting.

Financial instruments recorded at the reporting date at fair value are classified into one of three levels based upon the fair value hierarchy. Items are categorized based on inputs used to derive fair value based on:

Level 1 - quoted prices that are unadjusted in active markets for identical assets or liabilities;
Level 2 - inputs other than quoted prices included in level 1 that are observable for the asset/liability either directly or indirectly; and
Level 3 - inputs for the instruments are not based on any observable market data.

The Company had no financial instruments recorded at fair value in the consolidated statements of financial position at December 31, 2020 or 2019.

Fair value estimates are made at the relevant transaction date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Risk management overview
The Company has exposure to credit, liquidity and market risks from its use of financial instruments. This note provides information about the Company’s exposure to each of these risks, the Company’s objectives, policies and processes for measuring and managing risk. Further quantitative disclosures are included throughout these consolidated financial statements.

Credit risk
Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade and other receivables, loans receivable and cash held with banks and other financial intermediaries.

The carrying amount of the cash, trade and amounts receivables and loan receivable represents the maximum credit exposure which amounted to $16,747 as at December 31, 2020 (2019 - $251).

The Company has assessed that there has been no significant increase in credit risk of the loans receivable from initial recognition based on the financial position of the borrowers, and the regulatory and economic environment of the borrowers. As a result, the loss allowance recognized during the period was limited to 12 months expected credit losses. Based on historical information, and adjusted for forward-looking expectations, the Company has assessed an insignificant loss allowance on the loans receivable and advances as at December 31, 2020 and 2019.

The Company provides credit to certain customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk. Credit risk for customers is assessed on a case-by-case basis and a provision is recorded where required. As at December 31, 2020, the Company identified certain accounts that may result in a credit loss on its accounts receivable, for which expected credit losses are recognized.

The Company held cash of $15,523 at December 31, 2020 (2019 - $140), of which, $15,393 (2019 – nil) is held with central banks and financial institution counterparties that are highly rated. The remaining amount of $130 (2019 - $140) is held with a financial intermediary in Colombia. The Company has assessed no significant increase in credit risk from initial recognition based on the availability of funds, and the regulatory and economic environment of the financial intermediary. As a result, the loss allowance recognized during the period was limited to 12 months expected credit losses. Based on historical information, and adjusted for forward-looking expectations, the Company has assessed an insignificant loss allowance on this cash balance as at December 31, 2020 and 2019.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Market risk
Market risk is the risk that changes in market conditions, such as commodity prices, foreign exchange rates, and interest rates, will affect the Company’s net income or the value of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing the Company’s returns.

   Foreign exchange risk
Foreign currency exchange rate risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company does not currently use foreign exchange contracts to hedge its exposure to currency rate risk as management has determined that this risk is not significant at this point in time. As such, the Company's financial position and financial results may be adversely affected by the unfavorable fluctuations in currency exchange rates.

As at December 31, 2020, the Company had the following monetary assets and liabilities denominated in foreign currencies:

December 31, 2020	CAD	COP	EUR
Cash	$1,839	889,204	$118
Amounts receivable	594	1,478,432	-
Prepaid expenses	-	1,171,419	-
Trade payables	(581)	(4,032,077)	-
Accrued liabilities	(120)	-	-
Lease liability	-	(1,126,542)	-
Long term debt	-	(1,098,081)	-
	$1,732	(2,717,645)	118

As at December 31, 2019, the Company had the following monetary assets and liabilities denominated in foreign currencies:

December 31, 2019	CAD	COP
Cash	$-	523,677
Amounts receivable	19	5,115
Trade payables	(385)	(247,758)
Accrued liabilities	(791)	-
Lease liability	-	(978,465)
	$(1,157)	(697,431)

Monetary assets and liabilities denominated in Canadian dollars and Colombian pesos are subject to foreign currency risk. As at December 31, 2020, had the United States dollar weakened/strengthened by 5% against the Canadian dollar with all other variables held constant, there would have been a change of approximately $68 (2019 - $45) in the Company’s net loss. As at December 31, 2020, had the United States dollar weakened/strengthened by 5% against the Colombian peso with all other variables held constant, there would have been a change of approximately $40 (2019 - $8) in the Company’s other comprehensive income. As at December 31, 2020, had the United States dollar weakened/strengthened by 5% against the Euro with all other variables held constant, there would have been a change of approximately $7 (2019 – nil) in the Company’s other comprehensive income.

It is management’s opinion that the Company is not subject to significant commodity or interest rate risk.

Liquidity risk
Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with the financial liabilities. The Company’s financial liabilities consist of trade payables and accrued liabilities of $1,809, amounts payable to vendors on business combination of $605, long term debt of $320 and lease liability of $329 as at December 31, 2020. The Company had cash of $15,523 as at December 31, 2020. The Company’s policy is to review liquidity resources and ensure that sufficient funds are available to meet financial obligations as they become due. Further, the Company's management is responsible for ensuring funds exist and are readily accessible to support business opportunities as they arise.

Trade payables and accrued liabilities consist of invoices payable to trade suppliers for administration and professional expenditures. The Company processes invoices within a normal payment period. Trade payables have contractual maturities of less than 90 days.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

Novel Coronavirus (“COVID-19”)
The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.
22. CAPITAL MANAGEMENT
The Company considers the aggregate of its common shares, options, warrants and deficit as capital. The Company’s objective, when managing capital, is to ensure sufficient resources are available to meet day to day operating requirements and to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders.

At December 31, 2020, the Company has minimal cash-generating operations; therefore, the main source of cash flow is generated from financing activities. The Company’s officers and senior management are in the process of searching for additional business opportunities. Potential business activities are appropriately evaluated by senior management and a formal review and approval process has been established at the Board of Directors’ level. The Company may enter into new financing arrangements to meet its objectives for managing capital, until such time as a viable business activity is operational and the Company can thereby internally generate sufficient capital to cover its operational requirements.

The Company’s officers and senior management take full responsibility for managing the Company’s capital and do so through quarterly meetings and regular review of financial information. The Company’s Board of Directors is responsible for overseeing this process.

The Company is not subject to any external capital requirements. During the year ended December 31, 2020 there were no changes in the Company’s approach to capital management.

23.    SEGMENTED INFORMATION
The Company is engaged in the growth, cultivation, and development of medicinal cannabis and medicinal cannabis derivative products through its Colombian subsidiary. The Company is also engaged in the beauty products, hemp industries, beverage and food and pharmaceuticals and nutraceuticals through its other Colombian and American subsidiaries. Management has defined the operating segments of the Company based on operational areas, identifying operations in cannabis growth and derivative production, beauty products, hemp industries, beverage and food and pharmaceuticals and nutraceuticals separate reporting segments. The Corporate segment reflects balances and expenses related to all Company operations outside of Colombia and the United States which collectively represent the corporate operations of the Company and operating segments below quantitative thresholds for individual reporting (beverage and food, and pharmaceuticals and nutraceuticals). The following tables show information regarding the Company’s segments for the years ended December 31, 2020 and 2019.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

For the year ended December 31, 2020	Cannabis growth and derivative production $	Beauty product $	Hemp industries $	Corporate $	Total $

Revenue	-	78	28	-	106

Cost of Sales	-	31	4	-	35
Gross profit	-	47	24	-	71

Expenses
Consulting and management fees (Note 14(b) and 17)	262	437	69	3,984	4,752
Professional fees	77	3	2	712	794
General and administrative	102	414	78	806	1,400
Travel expenses	14	60	-	354	428
Share based compensation (Note 15)	-	-	-	4,901	4,901
Depreciation and amortization (Notes 8 and 10)	120	1	-	-	121
Research and development	78	-	-	-	78
Foreign exchange loss	(57)	-	-	69	12
Total expenses	596	915	149	10,826	12,486

Loss before the undernoted items	(596)	(868)	(125)	(10,826)	(12,415)
Goodwill impairment (Note 10)	-	-	-	1,816	1,816
Interest expense	16	4		10	30
Transaction costs (Note 9)	-	-	-	132	132
Other income	-	(3)	-	(56)	(59)
Net loss for the year	$(612)	$(869)	$(125)	$(12,728)	$(14,334)

For the period ended December 31, 2019, the Company operated a single segment.

	Colombia $	United States $	Canada $	Total $
Non-current assets at December 31, 2020	1,818	-	-	1,818
Liabilities at December 31, 2020	1,922	12	1,268	3,202

Non-current assets at December 31, 2019	712	-	-	712
Liabilities at December 31, 2019	418	-	2,060	2,478

Year ended December 31, 2020
Net revenue	75	31	-	106
Gross profit	40	31	-	71
24. SUBSEQUENT EVENTS

REGULATION A OFFERING
Subsequent to December 31, 2020, the Company issued 78 units of the Company at a price of $0.75 per unit for gross proceeds of $58. Each Unit is comprised of one common share in the capital of the Company, with no par value per share, and one-half of one Common Share purchase warrant to purchase one additional Common Share at an exercise price of $1.00 per Warrant Share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the Warrant.  Flora is selling the Units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933.  As at April 16, 2021, the balance of funds held in the escrow account is $180.

Flora Growth Corp.
Notes to the consolidated financial statements
For the year ended December 31, 2020 and the period from incorporation on March 13, 2019 to December 31, 2019
(in thousands of United States dollars, except per share amounts)

LABORATORIOS QUIPROPHARMA SAS
On January 12, 2021, the Company acquired certain assets from Laboratorios Quipropharma SAS (“Quipropharma”), The purchase price is COP1,200,000 ($350) which has been fully paid  The Company also entered into an agreement with Quipropharma to purchase certain real estate assets for at total of COP $3,940,000 ($1,143). Subsequent to year end the Company advanced COP1,300,000 ($377) related to the real estate acquisition.

WARRANT EXERCISE
Subsequent to December 31, 2020, 1,000 warrants were exercised at $0.05 for total proceeds of $50.

REGISTRATION STATEMENT
The Company has filed a Form F-1 registration statement under the Securities Act of 1933.  The registration statement contains two prospectuses as outlined below:

A prospectus to be used for an initial public offering of 3,333 common shares of the Company as well as up to an additional 500 common shares if the underwriters exercise their over-allotment option; and a prospectus to be used for the resale of selling shareholders of 1,315 common shares of the Company and up to 658 common shares of the underlying warrants of the Company.

In connection with the registration statement, the Company made a resolution approving the consolidation of its common shares on the basis of between two and seven for 1, to be determined at a later date.

Unaudited pro-forma information relating to the anticipated share consolidation

In connection with the registration statement, the Company has contemplated executing the share consolidation at a ratio of 3:1, and the midpoint of the price range for the initial public offering has been set forth in the prospectus at $4.50 per share on a post-consolidated basis.

If the share consolidation were completed at 3:1, the Company’s weighted average shares outstanding (in thousands) and loss per share (basic and diluted) would be 29,901 common shares, and $0.48 per share respectively. (2019 – 14,892 common shares, and $0.19 per share respectively).

Item 8.  Exhibits
PART III – EXHIBITS
Exhibit No.	Description

2.1**	Certificate of Incorporation of Flora Growth Corp.

2.2**	Bylaws of Flora Growth Corp.

4.1*	Specimen Common Share Certificate

4.2**	Form of Regulation A, Tier 2, Common Share Purchase Warrant.

4.3*	Form of Regulation A, Tier 2 Founder Warrant to Purchase Common Shares

4.4**	Form of Regulation A, Tier 2 Subscription Agreement

4.5**	Regulation A, Tier 2 Warrant Indenture

4.6**	Boustead Securities, LLC Form of Underwriter Warrant

6.1**	Consulting Agreement dated March 14, 2019 between Flora Growth Corp. and Forbes & Manhattan, Inc.

6.2**	Consulting Agreement dated March 14, 2019 between Flora Growth Corp. and Stan Bharti.

6.3**	Consulting Agreement dated March 14, 2019 between Flora Growth Corp. and Damian Lopez.

6.4**	Consulting Agreement dated March 14, 2019 between Flora Growth Corp. and Jadan Consulting Corporation.

6.5**	Consulting Agreement dated September 11, 2019 between Flora Growth Corp. and Orlando Bustos.

6.6**	Form of Founder Warrant to Purchase Common Shares of Flora Growth Corp.

6.7**	Broker-Dealer Agreement dated September 6, 2019 between Flora Growth Corp. and Dalmore Group, LLC.

6.8**	Consulting Agreement dated September 6, 2019 between Flora Growth Corp. and DALV Consulting, LLC.

6.9**	Shared Costs Services Agreement dated March 14, 2019 between Flora Growth Corp. and 2227929 Ontario Inc.

6.10**	Promissory Lease With Option to Sale and Purchase Agreement dated December 27, 2018 between Cosechemos YA S.A.S. and Waldshut C.V.

6.11**	Promissory Lease With Option to Sale and Purchase Agreement dated December 27, 2018 between Cosechemos YA S.A.S. and Vicalvaro C.V.

6.12**	Lease Agreement dated May 2, 2018 between Cosechemos YA S.A.S. and C.I Gramulaz S.C.A

6.13**	Amendment to Lease Agreement dated September 1, 2019 between Cosechemos YA S.A.S. and C.I Gramulaz S.C.A.

6.14**	Loan Agreement dated August 6, 2019 between Flora Growth Corp. and Copper One Inc., as amended on September 12, 2019.

Exhibit No.	Description

6.15**	Shareholders’ Agreement dated October 2, 2019 among Flora Growth Corp., Guillermo Andres Ramirez Martinez, Guillermo Ramirez Cabrales and Oscar Mauricio Franco Ulloa.

6.16**	Flora Growth Corp. Stock Option Plan.

6.17**	Form of Stock Option Agreement.

6.18**	Amendment to Promissory Lease With Option to Sale and Purchase Agreement dated November 1, 2019 between Cosechemos YA S.A.S. and Waldshut C.V.

6.19**	Amendment to Promissory Lease With Option to Sale and Purchase Agreement dated November 1, 2019 between Cosechemos YA S.A.S. and Vicalvaro C.V.

6.20**	Loan Agreement dated February 12, 2020 between Flora Growth Corp. and Newdene Gold Inc.

6.21**	Independent Contractor Agreement dated April 5, 2020 between Flora Growth Corp. and Evan Veryard.

6.22**	Independent Contractor Agreement dated January 1, 2020 between Flora Growth Corp. and Pedra da Gavea Co. Ltd.

6.23**	Loan Agreement dated November 6, 2019 between Flora Growth Corp. and Sulliden Mining Capital Inc.

6.24**	Promissory Note No. 101 dated June 1, 2020 between Flora Growth Corp. and Kasa Wholefoods Company SAS

6.25**	Loan Agreement dated April 17, 2020 between Flora Growth Corp. and Consultances and Consultancies of Latam by GM LLC

6.26**	Loan Agreement dated June 18, 2019 between Flora Growth Corp. and Q-Gold Resources Ltd.

6.27**	Amendment to Independent Contractor Agreement dated December 16, 2020 between Flora Growth Corp. and Jadan Consulting Corporation

6.28**	Amendment to Independent Contractor Agreement dated December 16, 2020 between Flora Growth Corp. and 2051580 Ontario Inc.

6.29**	Amendment to Independent Contractor Agreement dated December 16, 2020 between Flora Growth Corp. and Forbes & Manhattan Inc.

6.30**	Amendment to Independent Contractor Agreement dated December 16, 2020 between Flora Growth Corp. and Orlando Bustos

6.31**	Amendment to Independent Contractor Agreement dated December 16, 2020 between Flora Growth Corp. and Consultancies and Consultancies of LATAM by GM LLC

6.32**	Independent Contractor Agreement dated April 1, 2021, by and between Flora Growth Corp. and 2749058 Ontario Ltd.

7.1**	Shareholders’ Agreement dated October 2, 2019 among Flora Growth Corp., Guillermo Andres Ramirez Martinez, Guillermo Ramirez Cabrales and Oscar Mauricio Franco Ulloa

7.2**	Share Purchase Agreement dated July 16, 2019 among Flora Growth Corp., Guillermo Andres Ramirez Martinez, Guillermo Ramirez Cabrales and Oscar Mauricio Franco Ulloa.

7.3**	Assignment of Membership Interest Flora Beauty LLC dated December 29, 2020 between Flora Growth Corp. and Andrés Restrepo

7.4**	Assignment of Membership Interest Flora Beauty LLC dated December 29, 2020 between Flora Growth Corp. and Luis Merchan

7.5**	Share Purchase Agreement dated December 29, 2020 between Flora Growth Corp., Santiago Mora Bahamon, Laura Londono Tapia, Pablo Silva, and Stefan Lauer

7.6**	Share Purchase Agreement dated December 29, 2020 between Flora Growth Corp., Ángel Miguel Ramírez, Roberto Barreto, and Sandra Milena Barreto Garzón

7.7**	Share Purchase Agreement dated December 18, 2020 between Flora Growth Corp. and the shareholders of Grupo Farmaceutico Cronomed S.A.S.

7.8**	Assignment of Shares of Hemp Textiles & Co LLC dated December 29, 2020 between Flora Growth Corp. and Luis Merchan

7.9**	Assignment of Shares of Hemp Textiles & Co S.A.S. dated December 29, 2020 between Flora Growth Corp. and Santiago Mora Bahamón

7.10**	Assignment of Shares of Hemp Textiles & Co S.A.S. dated December 29, 2020 between Flora Growth Corp. and Nicolás Vásquez

7.11**	Assignment of Membership Interest of Hemp Textiles & Co S.A.S. dated December 29, 2020 between Flora Growth Corp. and Luis Merchan

7.12**	Assets Purchase Agreement between Laboratorios Quipropharma, Selling Party and Flora Growth Corp Sucursal Colombia, Buying Party effective January 12, 2021

11.1	Consent of Davidson & Company LLP, independent registered public accounting firm

11.2**	Consent of Moore Assurance SAS

11.3**	Consent of Auditors of Kasa Wholefoods Company SAS Colombia

11.4**	Consent of Auditors of Breeze Laboratory S.A.S.

11.5**	Consent of Auditors of Grupo Farmaceutico Cronomed SAS

* To be filed by amendment.
** Previously filed and incorporated by reference to the exhibits filed as part of the Form F-1/A filed with the SEC on April 21, 2021.

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer had duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on April 29, 2021.
FLORA GROWTH CORP.

By:	/s/ Luis Merchan
Name: Luis Merchan
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Luis Merchan	Date: April 29, 2021
Name: Luis Merchan Title: Chief Executive Officer and President (Principal Executive Officer)

By: /s/ Deborah Battiston	Date: April 29, 2021
Name: Deborah Battiston Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/Dr. Bernard Wilson	Date: April 29, 2021
Name: Dr. Bernard Wilson Title: Executive Chairman

/s/Dr. Beverley Richardson	Date: April 29, 2021
Name: Dr. Beverley Richardson Title: Director

/s/Juan Carlos Gomez Roa	Date: April 29, 2021
Name: Juan Carlos Gomez Roa Title: Director

/s/Stan Bharti	Date: April 29, 2021
Name: Stan Bharti Title: Director